As filed with the Securities and Exchange Commission on October 2, 2009
Registration No. 333-161701

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-4

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

INTERNATIONAL MEDICAL STAFFING INC.
(Exact name of Registrant as specified in its charter)

Delaware	8082
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)

41-2233302
(I.R.S. Employee Identification Number)

340 Eisenhower Dr.
Bldg. 600, Suite 610
Savannah, Georgia 31406
(912) 961-4980
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

Delaware Corporation Organizers, Inc.
1201 North Market Street, 18th Floor
Wilmington, Delaware 19801
(302) 658-9200
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:

Daniel D. Dinur, Esq. Dinur and DeLuca, LLP One Lakeside Commons 990 Hammond Drive, Suite 760 Atlanta, Georgia 30328 (770) 395-3170	and	David Michael Conner, Esq. Bouhan Williams & Levy, LLP The Armstrong House 477 Bull Street Savannah, Georgia 31402 (912) 236-2491

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer", "accelerated filer", and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐     Accelerated filer  ☐     Non-accelerated filer

Smaller reporting company ☐
(Do not check if smaller reporting company.)

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer  ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered		Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(4)	Amount of Registration Fee(5)
Common Stock, par value $0.0001 per share	196,105,348	(1)	N/A	$76,481,085.72	$4,267.64
Warrants to purchase shares of Common Stock	45,410,471		N/A
Common Stock issuable upon exercise of warrants	45,410,471	(2)	N/A	17,710,083.69	988.22
Principal amount of convertible notes and debentures	2,048,985		N/A
Common Stock issuable upon conversion of convertible notes and debentures	12,636,592	(3)	N/A	4,928,270.88	275.00
Total	301,611,867			$99,119,440.29	$5,530.86

1.
Based upon the maximum estimated number of shares of common stock, par value $0.0001 per share, of International Medical Staffing Inc., a Delaware corporation (“IMSG”), that may be issued in connection with the transaction described herein whereby IMSG will acquire all of the assets of PureSpectrum, Inc., a Nevada corporation (“PSPM”) in exchange for IMSG’s common stock (the “C-Reorg”), in which the number of shares so issued is assumed to be equal to the number shares of PSPM common stock, $.001 par value, outstanding on September 30, 2009.

2.
Based upon the maximum estimated number of IMSG shares of common stock issuable upon the exercise of 45,410,471 warrants to purchase shares of PSPM common stock outstanding on September 30, 2009, each of which will, under the terms of the C-Reorg, be exchanged for a warrant to purchase shares of IMSG common stock having material terms identical to PSPM’s warrants.

3.
Based upon the estimated number of IMSG shares of common stock issuable upon the exercise of the convertible notes and debentures outstanding on September 30, 2009, each of which will, under the terms of the C-Reorg, be exchanged for a convertible note or debenture, as the case may be, having material terms identical to the PSPM convertible note or debenture surrendered.

4.
Pursuant to Rules 457(c) and 457(f) under the Securities Act of 1933, as amended, or the Securities Act, and solely for purposes of calculating this registration fee, the proposed maximum aggregate offering price is equal to the market value of shares of PSPM common stock (the securities to be cancelled in the C-Reorg), calculated as follows: (i) $0.39, the average of the bid and ask prices per share of PSPM common stock on August 25, 2009, as reported on http://www.pinksheets.com, multiplied by (ii) 254,142,411, the estimated maximum aggregate number of shares of PSPM common stock computed as described in footnotes (1), (2) and (3) above.

5.	Reflects the product of (a) 0.0000558 multiplied by (b) the proposed maximum aggregate offering price for shares of IMSG common stock.

The information in this joint information statement/prospectus is not complete and may be changed. IMSG may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission, of which this joint information statement/prospectus is a part, is effective. This joint information statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 2, 2009.

THIS INFORMATION STATEMENT/PROSPECTUS IS BEING PROVIDED
TO YOU BY THE BOARDS OF DIRECTORS OF
INTERNATIONAL MEDICAL STAFFING, INC. AND PURESPECTRUM, INC.

We are not asking you for a proxy and you are requested not to send us a proxy.

Dear International Medical Staffing, Inc. Stockholders and PureSpectrum, Inc. Stockholders:

On behalf of the Board of Directors and management of both International Medical Staffing, Inc. (“IMSG”) and PureSpectrum, Inc. (“PSPM”), we are pleased to deliver this joint information statement/prospectus for the proposed transaction involving IMSG and PSPM.  The transaction, which we will call the C-Reorg, will consist of the sale by PSPM and purchase by IMSG of all the assets of PSPM and an assumption by IMSG of certain liabilities of PSPM.  In exchange for acquiring the assets and assuming such liabilities, IMSG will issue to the PSPM stockholders one share of IMSG common stock for each share of PSPM common stock issued and outstanding at the closing of the C-Reorg and, to holders of PSPM convertible notes and debentures, and warrants, convertible notes and debentures, and warrants of IMSG having material terms identical to the corresponding PSPM notes, debentures and warrants.  After the closing, IMSG will change its name to “PureSpectrum, Inc.” and PSPM will commence dissolution proceedings.

PSPM owns 3,600,000 of the 5,600,000, or 64.29%, of the outstanding common stock of IMSG.  These shares, as well as the outstanding shares of common stock of PSPM and the PSPM warrants, will be cancelled in the C-Reorg.  IMSG common stock trades on the OTC Bulletin Board under the symbol “IMSG-OB.”  As a result, upon completion of the C-Reorg, there will be 198,105,348 shares of common stock of IMSG issued and outstanding and admitted for trading on the OTC Bulletin Board, as well as notes and debentures convertible into 12,636,592 shares of common stock of IMSG and warrants to purchase 45,410,471 shares of common stock of IMSG.

IMSG is a two-year-old fully reporting public company which since inception has not conducted any significant business activities in its chosen field: filling the need for nursing personnel in the United States by bringing nurses from abroad.  PSPM has recently acquired a controlling interest in IMSG with the purpose of bringing PSPM’s fluorescent lighting technology business into IMSG by means of the C-Reorg and thus enhancing the access to financing for such business through this public entity.

The boards of directors of IMSG and PSPM have each recommended and approved the C-Reorg.  Lee L. Vanatta, the sole director of IMSG is also a director of PSPM and serves as the President and Chief Executive Officer of each company.  Stockholders holding a majority of the voting stock of IMSG have already executed a written consent in lieu of a special meeting to approve and adopt an amendment to its Amended and Restated Certificate of Incorporation required as a condition to the C-Reorg.  Approval by the IMSG stockholders of the C-Reorg itself was not required under Delaware law.  Stockholders of PSPM holding a majority of the voting stock of PSPM have also already executed a written consent in lieu of a special meeting to approve the C-Reorg.  The purpose of this joint information statement/prospectus is to provide you with the information before the C-Reorg takes effect.  Neither the PSPM nor the IMSG stockholders have dissenters’ rights in connection with the C-Reorg and no action is required on the part of such persons.

You are encouraged to read this joint information statement/prospectus, which includes important information about the C-Reorg.  In addition, the section entitled "Risk Factors" beginning on page 16 of this joint information statement/prospectus contains a description of risks that you should consider in evaluating the C-Reorg.

Thank you for your support.

Sincerely,

Lee L. Vanatta President and CEO of International Medical Staffing Inc.	William R. Norton Executive Vice President of PureSpectrum, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the IMSG securities to be issued in connection with the C-Reorg or determined whether this joint information statement/prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This joint information statement/prospectus is dated _________ __, 2009, and is first being mailed to stockholders of each of IMSG and PSPM on or about ___________, 2009.

The information in this joint information statement/prospectus is not complete and may be changed.  IMSG may not sell these securities until the registration statement filed with the United States Securities and Exchange Commission is effective.  This joint information statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ADDITIONAL INFORMATION

IMSG has filed a registration statement on Form S-4 to register with the Securities and Exchange Commission up to 198,105,348 shares of its common stock and up to 58,047,063 shares of its common stock issuable upon the exercise of convertible notes and debentures, and warrants.  This document is a part of that registration statement. As permitted by Securities and Exchange Commission rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy these documents at the SEC’s public reference facilities.  Please call the SEC at 1-800-SEC-0330 for information about these facilities.  Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete.  In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement.  This information is also available at the Internet site the SEC maintains at http://www.sec.gov.

IMSG will provide you with copies of these documents, without charge, upon written or oral request to:

International Medical Staffing, Inc.
340 Eisenhower Dr.
Bldg. 600, Suite 610
Savannah, Georgia 31406
(912) 961-4980
Attention: Gregory J. McLean

In order for you to receive timely delivery of the documents in advance of the closing of the C-REORG, IMSG should receive your request no later than ___________, 2009.

The common stock of PSPM is trading on the OTC Pink Sheets under the trading symbol “PSPM” and PSPM is not subject to the reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act.  Accordingly, there are no filings of PSPM available through the SEC.  Information about PSPM is available on a website PSPM maintains at http://www.purespectrumlighting.com and may also be obtained, without charge, upon written or oral request to:

PureSpectrum, Inc.
340 Eisenhower Dr.
Bldg. 600, Suite 610
Savannah, Georgia 31406
(912) 961-4980
Attention: William R. Norton

Information on PSPM’s website is not part of this informaiton statement/prospectus.

IMSG has supplied all information contained in this joint information statement/prospectus relating to IMSG, and PSPM has supplied all information contained in this joint information statement/prospectus relating to PSPM.

v

International Medical Staffing Inc.
340 Eisenhower Dr.
Bldg. 600, Suite 610
Savannah, Georgia 31406

NOTICE OF CONSENT IN LIEU OF A SPECIAL MEETING OF STOCKHOLDERS

Actions Taken:
Holders of a majority of the outstanding shares of common stock of International Medical Staffing Inc. have approved the following action by written consent in lieu of a special meeting of the stockholders, dated August 4, 2009:

An amendment to the Amended and Restated Certificate of Incorporation of International Medical Staffing Inc. to change the company's name to "PureSpectrum, Inc." and to permit the directors to adopt, amend and repeal the company’s bylaws.

Record Date:	The record date for the consent in lieu of special meeting and for determining stockholders eligible to receive this Notice was the close of business on August 4, 2009.

Dissenters' Rights:
No dissenters' rights are available for the stockholders of International Medical Staffing Inc. under Delaware law for the name change or the amendment permitting the directors to adopt, amend and repeal the bylaws.

By Order of the Board of Directors,

_______________, 2009
Savannah, Georgia	Lee L. Vanatta, President

PureSpectrum, Inc.
340 Eisenhower Dr.
Bldg. 600, Suite 610
Savannah, Georgia 31406

NOTICE OF CONSENT IN LIEU OF A SPECIAL MEETING OF STOCKHOLDERS

Action Taken:
Holders of a majority of the outstanding shares of common stock of PureSpectrum, Inc. have approved and adopted the Purchase and Sale Agreement and Plan of Reorganization between International Medical Staffing, Inc. and PureSpectrum, Inc., dated August 4, 2009, and have approved the C-Reorg contemplated by such agreement by written consent in lieu of a special meeting of the stockholders.  The written consent was dated August 17, 2009.

Record Date:	The record date for the consent in lieu of special meeting and for determining stockholders eligible to receive this Notice was the close of business on August 4, 2009.

Dissenters' Rights	No dissenters’ rights are available for PureSpectrum, Inc. stockholders under Nevada law for the sale by PureSpectrum, Inc. of all of its assets or any other portion of the C-Reorg.

By Order of the Board of Directors,

_________, 2009
Savannah, Georgia	William R. Norton
Executive Vice President

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE C-REORG	1
General Questions and Answers	1
Questions and Answers for IMSG Stockholders	2
Questions and Answers for PSPM Stockholders	3
SUMMARY	5
The C-Reorg and the C-Reorg Agreement	5
Parties to the C-Reorg	5
Recommendation of the PSPM Board of Directors	7
Recommendation of the IMSG Board of Directors	7
Share Ownership of Directors and Executive Officers of IMSG	7
Share Ownership of Directors and Executive Officers of PSPM	7
Directors and Executive Officers of IMSG Immediately Following the C-Reorg	7
What is Needed to Complete the C-Reorg?	7
The C-Reorg is Intended to Qualify as a Reorganization for United States Federal Income Tax Purposes	7
Accounting Treatment of the C-Reorg	8
SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF IMSG	8
SUMMARY SELECTED HISTORICAL FINANCIAL DATA OF PSPM	9
PRO FORMA FINANCIAL DATA	9
Unaudited ProForma Condensed Balance Sheet	10
Unaudited Pro Forma Condensed Statements of Operations	11
Pro-Forma Unaudited Consolidated Statement of Operations	12
COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA	12
SECURITIES OWNERSHIP OF IMSG PRE- AND POST THE C-REORG	13
STOCK PRICE AND DIVIDEND INFORMATION	14
IMSG Information	14
PSPM Information	14
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	14
RISK FACTORS	16
Risk Factors Involving IMSG Stock and the C-Reorg	16
Risk Factors Involving PSPM’s Business	17
Risks Associated With the Lighting Products Industry	19
Risks Related to PSPM's Intellectual Property	20
THE C-REORG TRANSACTION	21
General Terms of the Transaction; The C-Reorg Agreement	21
Background and Reasons for the C-Reorg	22
Representations and Warranties	23
Conduct of IMSG's Business Before Completion of the C-Reorg	24
Summary of Principal Conditions to Completing the C-Reorg	24
Termination of the C-Reorg Agreement	24
Effect of Termination of the C-Reorg Agreement	25
Directors and Executive Officers of IMSG Following the C-Reorg	25
Securities and Employment Agreements to be Received in the C-Reorg	25
Federal Income Tax Considerations	26
Accounting Treatment of the C-Reorg	27
Regulatory Requirements	27
Appraisal Rights for IMSG Stockholders	27
Dissenters' Rights as to PSPM Shares	27
Issuance of IMSG Stock Certificates for PSPM Stock Certificates	27
ACTION APPROVED BY THE IMSG STOCKHOLDERS	28
Description of the Amended Certificate and Reasons for the Amendment	28
Vote Required	29
Effective Date	29
Dissenters’ Rights of Approval	29
Material Terms of Common Stock	29

Table of Contents Page 1

ACTION BY WRITTEN CONSENT IN LIEU OF SPECIAL MEETING OF THE IMSG STOCKHOLDERS	30
Item of Business	30
Recommendation of the IMSG Board of Directors	30
Method of Voting; Record Date; Stock Entitled to Receive Notice	30
Required Vote	30
Share Ownership of IMSG Directors and Executive Officers	30
Contact for Questions	30
ACTION BY WRITTEN CONSENT IN LIEU OF SPECIAL MEETING OF PSPM STOCKHOLDERS	31
Items of Business	31
Recommendation of the PSPM Board of Directors	31
Method of Voting; Record Date; Stock Entitled to Receive Notice	31
Required Vote	31
Share Ownership of PSPM Directors and Executive Officers	31
Contact for Questions	31
INFORMATION ABOUT IMSG	31
Description of Business	32
Description of Property	32
Legal Proceedings	32
Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters	32
Securities Authorized For Issuance Under Equity Compensation Plans	32
Selected Financial Information	32
Supplementary Financial Information	32
Management's Discussion and Analysis of Financial Condition and Results of Operations	33
Overview	33
Plan of Operation	34
Results of Operations - Three Month Period Ended June 30, 2009	34
Results of Operations - Six-Month Period Ended June 30, 2009	34
Results of Operations Since Inception	34
Liquidity and Capital Resources	34
Going Concern Consideration	35
Off-Balance Sheet Arrangements	35
Critical Accounting Policies	35
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure	36
Quantitative and Qualitative Disclosures About Market Risk	37
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	37
Management of IMSG	37
Employment Agreements/Executive Compensation	37
Security Ownership of Directors, Officers and Certain Beneficial Owners of IMSG	37
Transactions With Related Persons, Promoters and Certain Control Persons	38
INFORMATION ABOUT PSPM	38
Description of the Business	38
General Information	38
Background	38
Description of Technology	40
Marketing and Sales Efforts	41
Manufacturing	42
Competition	42
Government Regulation	43
Employees	44
Description of Property	44
Legal Proceedings	44
Management Discussion and Analysis of Financial Condition and Results of Operations	44
Overview	44
Consolidated Results of Operations- Three Month Period Ended June 30, 2009	45
Consolidated Results of Operations-Six Month Period Ended June 30, 2009	45

Table of Contents Page 2

Results of Operations Since Inception	45
Liquidity and Capital Resources	46
Going Concern Basis	46
Off-Balance Sheet Arrangements	46
Critical Accounting Policies	46
Changes in and Disagreements With Accountants on Accounting and Financial Disclosure	46
Management of PSPM	46
Executive Compensation	47
Employment Agreements	49
Compensation of Directors	49
Indemnification of Directors and Officers	49
Securities Ownership of Certain Beneficial Owners and Management	50
COMPARISON OF STOCKHOLDER RIGHTS	51
Authorized Capital Stock	51
Terms of IMSG Common Stock	52
Terms of PSPM Common Stock	52
Terms of IMSG Preferred Stock	53
Terms of PSPM Preferred Stock	53
Cumulative Voting	53
Voting Rights Generally	53
Amendments to the Certificate of Incorporation	54
Amendments to Bylaws	54
Vote Required for Merger and Other Transactions	54
Directors	55
Classification of Board of Directors	55
Election of Board of Directors	56
Removal of Directors	56
Newly Created Directorships and Vacancies	56
Limitation of Director’s Liability	56
Indemnification of Directors and Officers	57
Special Meeting of Stockholders; Action by Consent	58
Business Combinations Involving a Change of Control	58
Anti-takeover Provisions	58
Dissenters’ Rights	59
Dividends and Distributions	59
Transactions with Directors and Officers	59
Preemptive Rights	60
EXPERTS	60
INTEREST OF NAMED EXPERTS AND COUNSEL	60
LEGAL MATTERS	60
WHERE YOU CAN FIND MORE INFORMATION	60
Available Information	60
Incorporation of Documents by Reference	61

ANNEX A - Purchase and Sale Agreement and Plan of Reorganization, as amended

Table of Contents Page 3

QUESTIONS AND ANSWERS ABOUT THE C-REORG

General Questions and Answers

Q:           Why am I receiving this joint information statement/prospectus?

A:           IMSG and PSPM have agreed to the transfer by PSPM of its business to IMSG under the terms of the Purchase and Sale Agreement and Plan of Reorganization, dated August 4, 2009, as amended by Amendment No. 1, dated August 27, 2009 (the “C-Reorg Agreement”), that is described in this information statement/prospectus (the "information statement/prospectus").  A copy of the C-Reorg Agreement is attached to this information statement/prospectus as Annex A.  The material terms of the proposed C-Reorg are as follows:

•
PSPM is engaged in the developing, marketing, licensing and contract manufacturing of lighting technology for use in residential, commercial and industrial applications worldwide.  IMSG is a two-year-old fully reporting public company which has not conducted any significant business activities in its chosen field: filling the need for nursing personnel in the United States by bringing nurses from abroad.  See “Summary - Parties to the C-Reorg” on page 5 and “Information About PSPM” on page 38 below.

•
The former stockholders of PSPM will receive a number of shares of IMSG's common stock such that they will own approximately 99% of IMSG's common stock post-C-Reorg.  The former holders of the convertible notes and debentures and warrants of PSPM will receive convertible notes and debentures and warrants issued by IMSG to purchase 58,047,063 shares of IMSG's common stock with material terms identical to PSPM's outstanding convertible notes, debentures and warrants.  See "The C-Reorg Transaction – General Terms of the Transaction" on page 21 below.

•
The consummation of the C-Reorg is subject to:  (i) PSPM stockholder approval of the transactions contemplated by the C-Reorg Agreement (already obtained by written consent); (ii) IMSG stockholder approval of an amendment to its Amended and Restated Certificate of Incorporation to change the company's name to "PureSpectrum, Inc." and to permit the directors to adopt, amend and repeal the bylaws (the “Bylaws Amendment”) (already obtained by written consent); and (iii) the authorization by IMSG's Board of the convertible notes and debentures and warrants to purchase IMSG stock with material terms identical to the PSPM convertible notes, debentures and warrants.  See "The C-Reorg Transaction – Summary of Principal Conditions to Completing the C-Reorg" on page 24 below.

•
Before acquiring a controlling interest in IMSG on June 3, 2009, PSPM’s management conducted a thorough due diligence of IMSG’s business and legal affairs and, since June 3, 2009, IMSG has been managed by directors and officers who are directors and officers of PSPM. As a result, the C-Reorg Agreement contains only limited representations and warranties made by each party.  See "The C-Reorg Transaction – Representations and Warranties" on page 23, and " The C-Reorg Transaction – Conduct of IMSG's Business Before Completion of the C-Reorg" on page 24 below.

•
The Board of Directors and officers of IMSG following shortly after the consummation of the C-Reorg will consist of five directors and four officers who are also directors and officers of PSPM.  See "The C-Reorg Transaction – Directors and Executive Officers of IMSG Following the C-Reorg" on page 25 below.

Q:           Why are IMSG and PSPM proposing the C-Reorg? (see page 22)

A:           PSPM’s management believes that operating its fluorescent lighting technology business in a fully reporting public company will enhance the credibility of such business with purchasers, suppliers, manufacturers, distributors and other concerns in the industry.  PSPM’s management also believes that, as a fully reporting company, it can offer its employees equity-based incentives having greater liquidity and thus become better equipped to attract and retain qualified staff.  Furthermore, PSPM's management believes that the relatively greater liquidity available to shares issued by a fully reporting public company whose shares are registered under the Securities Act and admitted for trading on the OTC Bulletin Board will provide PSPM’s fluorescent lighting technology and related business with significantly greater opportunities for meeting its capital needs than its current status as a company trading on the Pink Sheets because it can then attract potential investors who are not otherwise willing to purchase shares in private placements without reasonable prospects for reselling their shares when their liquidity needs call for such reselling.

Similarly, it is believed that IMSG’s minority stockholders will benefit from the C-Reorg as their company acquires and expands an operating business thereby potentially enhancing the value of their holdings.

Q:           What benefits will PSPM’s principal stockholders, directors, officers and affiliates receive as a result of the C-Reorg?

A.           PSPM's principal stockholders, directors, officers and affiliates will generally not receive any special benefits as a result of the C-Reorg not otherwise available to PSPM’s other stockholders.  These individuals will receive IMSG shares to the extent they hold securities that are subject to substitution upon completion of the C-Reorg on the same terms as other security holders.  In fact, as regards the freely tradable IMSG shares received by them, unlike the stockholders of IMSG who are not affiliates, to the extent these individuals are considered affiliates of IMSG after the C-Reorg, any resales by them of such shares could be made only in compliance with Rule 144 under the Securities Act.  Lee L. Vanatta, PSPM’s President and CEO; William R. Norton, PSPM’s Executive Vice President; Gregory J. McLean, PSPM’s Vice President and Chief Financial Officer; and Garth W. Kullman, PSPM’s Vice President-Sales, will enter into new employment agreements with IMSG upon the closing of the C-Reorg, but these new agreements will contain material terms identical to the material terms of their respective current employment agreements with PSPM.

Q:           When do PSPM and IMSG expect to complete the C-Reorg?

A.           PSPM and IMSG expect to complete, or close, the C-Reorg immediately after the date on which this information statement/prospectus is mailed to all PSPM stockholders to notify them of the execution of the written consent to approve the C-Reorg, because no waiting period is required under Nevada law.  The name change and the Bylaws Amendment, which must occur prior to or concurrent with the C-Reorg closing, cannot take effect until at least 20 days have elapsed from the date on which this information statement/prospectus has been mailed to all IMSG stockholders.

Q.           Has the Board of Directors of PSPM recommended approval of the C-Reorg? (see page 31)

A.           The PSPM Board of Directors has unanimously recommended that PSPM stockholders vote "FOR" the proposal to approve and adopt the C-Reorg Agreement and approve the C-Reorg.

Q.           Has the Board of Directors of IMSG recommended approval of the name change and the Bylaws Amendment and approved the C-Reorg? (see page 30)

A.           The IMSG Board of Directors has unanimously approved the C-Reorg and recommended that IMSG stockholders vote "FOR" the proposals (i) to approve and adopt the C-Reorg Agreement and approve the C-Reorg and (ii) to approve the name change and the Bylaws Amendment.

Q.           What should I do now?

A.           Please review this information statement/prospectus carefully.  No further action is required on your part.

Questions and Answers for IMSG Stockholders

Q:           How was approval of the C-Reorg, name change and Bylaws Amendment obtained? (see page 31)

A:           The IMSG Board of Directors approved the C-Reorg, the name change and Bylaws Amendment on July 31, 2009.  The Board then solicited consents in lieu of a special meeting of IMSG stockholders to approve the name change and the Bylaws Amendment.  On August 4, 2009, the holders of 91.07% of the outstanding voting stock of IMSG signed a written consent to approve the name change and the Bylaws Amendment.

Q.           What was the record date for the written consent? (see page 30)

A.           The record date for the written consent was August 4, 2009, and each IMSG stockholder as of the close of business on August 4, 2009, is entitled to receive a copy of this information statement/prospectus.

Q.           What was the vote of IMSG stockholders required to approve the C-Reorg, the name change and the Bylaws Amendment? (see page 30)

A.           No approval by the IMSG stockholders was required for the C-Reorg.  Approval and adoption of the name change and the Bylaws Amendment required the affirmative vote of the holders of a majority of the shares of IMSG common stock outstanding as of the record date for the written consent.  Such approval was in fact obtained.

Q.           As an IMSG stockholder, what happens if I dissent from the transaction?

A.           Delaware law does not provide dissenters' rights to IMSG stockholders with respect to the name change or the Bylaws Amendment.

Q.           As an IMSG stockholder, who can answer my questions?

A.           If you have any questions about the C-Reorg, you should contact:
Lee L. Vanatta or Gregory J. McLean
c/o International Medical Staffing, Inc.
340 Eisenhower Dr.
Bldg. 600, Suite 610
Savannah, Georgia 31406
Telephone: (912) 961-4980

If you need additional copies of this information statement/prospectus, you should contact Gregory J. McLean as described above.

Questions and Answers for PSPM Stockholders

Q:           How was approval of the C-Reorg obtained? (see page 31)

A:           The PSPM Board of Directors approved the C-Reorg on August 4, 2009.  The Board then solicited consents in lieu of a special meeting of PSPM stockholders and, on August 17, 2009, holders of 50.74% of the outstanding shares of PSPM common stock signed a written consent to approve the C-Reorg.

Q:           What was the record date for the written consent? (see page 31)

A.           The record date for the written consent was August 4, 2009, and each PSPM stockholder as of the close of business on August 4, 2009, is entitled to receive a copy of this information statement/prospectus.

Q.           What was the vote of PSPM stockholders required to approve and adopt the C-Reorg Agreement and approve the C-Reorg? (see page 31)

A.           Approval and adoption of the C-Reorg Agreement required the affirmative vote of the holders of a majority of the shares of PSPM common stock outstanding as of the record date for the written consent.

Q.           As a PSPM stockholder, what happens if I dissent from the transaction?

A.           Nevada law does not provide dissenters’ rights with respect to approval of a transaction consisting of a sale by a corporation of substantially all of its assets such as the C-Reorg.

Q.           As a PSPM stockholder, what will I receive upon completion of the C-Reorg?

A.           Upon completion of the C-Reorg, holders of PSPM common stock will be entitled to receive one share of IMSG common stock for each share of PSPM common stock owned at the closing of the C-Reorg.  Instead of a fractional share of IMSG common stock, you will be entitled to receive an amount of cash equal to the value of the fractional share remaining after aggregating all of your shares of PSPM common stock held in a single account, based on $0.39 per share of IMSG common stock, which the Board of Directors of IMSG has determined is the fair market value of these shares.  Upon completion of the C-Reorg, holders of convertible notes and debentures and warrants to purchase PSPM common stock will receive convertible notes and debentures and warrants to purchase IMSG common stock with material terms identical to their PSPM convertible notes/warrants at the same exchange ratio as the common stockholders.

Q.           What are the material federal income tax consequences of the C-Reorg to me?

A.           The C-Reorg will qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, which is referred to in this information statement/prospectus as the Code.  For U.S. federal income tax purposes, stockholders of PSPM who receive shares of IMSG stock will not recognize gain or loss, except to the extent of the cash, if any, received in lieu of a fractional share of stock of IMSG. See the section entitled "The C-Reorg Transaction — Federal Income Tax Considerations" beginning on page 26.

Q.           As a PSPM stockholder, will I be able to trade the IMSG common stock that I receive in connection with the C-Reorg?

A.           The shares of IMSG common stock issued in connection with the C-Reorg will be freely tradable.  Generally, persons who are deemed to be affiliates of IMSG must comply with Rules 144 and 145 under the Securities Act if they wish to sell or otherwise transfer any of the shares of IMSG common stock received in the C-Reorg.  You will be notified if you will become an affiliate of IMSG.

Q.           Should I send in my share certificates at this time?

A.           Do not send in your certificates at this time.  Promptly following completion of the C-Reorg IMSG's transfer agent, acting as the exchange agent for the C-Reorg, will send you written instructions for sending in your PSPM stock certificates and receiving your IMSG stock certificates.

Q.           As a PSPM stockholder, who can answer my questions?

A.           If you have any questions about the C-Reorg, you should contact:
William R. Norton
c/o PureSpectrum, Inc.
340 Eisenhower Dr.
Bldg. 600, Suite 610
Savannah, Georgia 31406
Telephone: (912) 961-4980
Email: BNorton@PureSpectrumLighting.com

If you need additional copies of this information statement/prospectus, you should contact William R. Norton as described above.

SUMMARY

The following is a summary of the information contained in this information statement/prospectus.  This summary may not contain all of the information about the C-Reorg that is important to you.  For a more complete description of the C-Reorg, we encourage you to read carefully this entire information statement/prospectus, including the attached annexes.  See also "Where You Can Find More Information" beginning on page 60 of this information statement/prospectus.

The C-Reorg and the C-Reorg Agreement (see page 21)

Under the terms of the C-Reorg Agreement, as amended, PSPM will transfer all of the assets owned by it at closing to IMSG and IMSG will assume all of PSPM’s properly identified liabilities owed by it at closing.   A copy of the C-Reorg Agreement, as amended, is attached to this information statement/prospectus as Annex A.  Upon completion of the C-Reorg, holders of PSPM common stock on the date the registration statement of which this information statement/prospectus forms a part becomes effective (the “C-Reorg Record Date”) will be entitled to receive one share of IMSG common stock for each share of PSPM common stock they hold at that time.  Holders, as of the C-Reorg Record Date, of convertible notes, convertible debentures and warrants to purchase PSPM common stock will be issued convertible notes,convertible debentures and warrants to purchase the same number of shares of IMSG common stock as the number of shares of PSPM common stock that would be issuable under the corresponding PSPM convertible notes or warrants.  As soon as practicable after the completion of the transfer of assets, assumption of such liabilities and issuance of the IMSG securities, PSPM will liquidate.

Parties to the C-Reorg

PureSpectrum, Inc.

PureSpectrum, Inc. was incorporated in Nevada in June 1988, under the name of America’s Finest Waters, Inc.  Until 2000, it was engaged in various businesses, the last one, which ceased operations in September 2000, was an online retailer of music products.  It acquired its current name, significant intellectual property and other assets relating to the fluorescent lighting technology business as a result of the merger into it of PureSpectrum, LLC, a Georgia limited liability company, on December 28, 2006, and began operations at that time.  Its principal office is located at 340 Eisenhower Drive, Building 600, Suite 610, Savannah, Georgia 31406, and its phone number is (912) 961-4980.

PSPM is engaged in the development, marketing, licensing and contract manufacturing of advanced ballasts and dimmers for fluorescent lighting lamps, or bulbs, for use in residential, commercial and industrial applications worldwide.  The technology, based on six issued patents, ten pending patents, several other patents in preparation and more than a dozen trademarks, consists of the design for a family of electronic ballasts which purpose is to power Compact Fluorescent Lamps (or CFLs) which also incorporate a dimmer.  A ballast is the component which regulates the flow of energy into a fluorescent lamp and actually powers it, and a dimmer is the component that regulates the light that the lamp emits from total dimness to full brightness.  An electronic ballast is in itself a vast improvement over the over one hundred-year standard magnetic ballast.

PSPM’s commercialization efforts of its technology are currently focused primarily on two applications: (a) a specialized ballast that will power a dimmable CFL, and (b) a specialized ballast that will power a dimmable linear fluorescent lamp, or LFL.  These ballasts are designed to power the first CFLs and LFLs of their kind which would incorporate the following features:

•
The CFLs and LFLs will meet or exceed the most recent higher standards imposed by the US Department of Energy (“DOE”) for intensity of light emitted per energy used to do so, or lumens per watt (lm/W);

•
The CFLs and LFLs will be UL certified and will have Energy Star® certification, i.e. certified as lamps qualifying under the criteria jointly established by the US Environmental Protection Agency and DOE; and

•
The ballast will allow the lamp to become completely dimmed while maintaining the capacity for (i) high-power correction and (ii) direct linear relationship between the lamp’s ability to dim and the energy it consumes.

See “Information About PSPM - Description of the Business”, on page 38 below for a more detailed explanation of these features.

The truly dimmable CFL would be used primarily in residential and office settings.  Currently, PSPM is working towards obtaining UL certification and otherwise perfecting prototypes of its proprietary ballasts for the different wattage CFLs.  PSPM is also working to secure the rights to place its brand and to resell CFLs designed by several other manufacturers, including Litetronics Internaitonal, Inc., which would not be powered by PSPM’s truly dimable proprietary ballast.  At the same time it is also engaged in a marketing and sales campaign, targeting utilities to stimulate indirect sales to their customers, and distributors for direct sales to customers, of all CFLs carrying the PSPM brand.  PSPM expects deliveries of the truly dimmable proprietary CFLs with a collection of the above features to begin on or about March 31, 2010.

LFLs are used in large retail stores, warehouses and similar facilities.  Unlike in a CFL, the ballast for these lamps is built into the lighting device itself as opposed to the lamp.  As a result, PSPM’s proprietary ballast would be sold to both existing facilities owners as a replacement or retrofit application and to the developers of new facilities as a new application.  Currently, PSPM is working towards perfecting a prototype of this ballast, while also engaged in securing the rights to resell an LFL ballast designed by another manufacturer which would carry PSPM’s brand but will not be proprietary to PSPM.  At the same time, PSPM has been engaged in a marketing and sales campaign also targeting utilities, manufacturers and distributors to stimulate indirect sales to their customers.  PSPM expects to be ready to deliver its proprietary LFL ballast on or about March 31, 2010.

After a comprehensive program of testing the various companies’ engineering and manufacturing capabilities, PSPM has also recently entered into licensing and master contract manufacturing agreements with Litetronics International, Inc., a Chicago-based company which is already engaged in producing a line of partially dimmable CFLs, and Arcata Electronics, a China-based manufacturers of lighting devices.

Recent legislative initiatives for energy conservation both in the United States and abroad should enhance PSPM’s growth prospects in the immediate future.  In the United States, as interpreted by the American Council for Energy-Efficient Economy (the “ACEEE”), the Energy Independence and Security Act of 2007 requires that common light bulbs, which include general service fluorescent lamps, be designed to use, with phased-in limits by 2010-2014, 25% to 30% less energy than today’s most common incandescent lamps, and at least 60% less energy in 2020.  These energy savings, according to the ASEEE’s analysis, may be achieved by replacing the currently available fluorescent lamps, as well as incandescent reflective lamps, with CFLs.  PSPM’s truly dimmable CFL would be the most advanced version of the standard CFL and PSPM should benefit from this legislative action.  The European Union and several countries, among them China and Australia, have recently undertaken initiatives which either ban the sale or the production of the incandescent lamp, first invented by Thomas Edison in 1879, over the next three to ten years.  A worldwide move to fluorescent lighting should further enhance PSPM’s growth prospects.

International Medical Staffing, Inc. (see page 31)

International Medical Staffing, Inc. was organized under Delaware law in March 2007.  Since June 3, 2009, its executive offices are located at 340 Eisenhower Drive, Building 600, Suite 610, Savannah, Georgia 31406 and its phone number is (912) 961-4980.  IMSG has no operations as of the date of this information statement/prospectus.

Risk Factors

The "Risk Factors" beginning on page 16 of this information statement/prospectus should be considered carefully by PSPM and IMSG stockholders. These risk factors should be considered along with any additional risk factors contained in the periodic reports of IMSG and filed with the SEC and the other information included in this information statement/prospectus.

Recommendation of the PSPM Board of Directors (see page 30)

Consistent with its original purpose for acquiring a controlling interest in IMSG, the PSPM Board of Directors unanimously determined that the C-Reorg is advisable, and is fair to and in the best interests of PSPM and its stockholders, and unanimously approved the C-Reorg Agreement.  The PSPM Board of Directors recommended that PSPM stockholders vote "FOR" the proposal to approve and adopt the C-Reorg Agreement and approve the C-Reorg.

Recommendation of the IMSG Board of Directors (see page 30)

IMSG’s Board of Directors, whose sole member is also a director of PSPM, determined that the C-Reorg is advisable, and is fair to and in the best interests of IMSG and its minority stockholders, and approved the C-Reorg Agreement.  The IMSG Board of Directors also recommended that IMSG’s minority stockholders vote "FOR" the approval and adoption of the name change and Bylaws Amendment.

Share Ownership of Directors and Executive Officers of IMSG (see page 37)

At the close of business on the record date for the IMSG’s written consent, directors and executive officers of IMSG and their affiliates did not beneficially own any shares of IMSG common stock, but PSPM owned 64.29% of the 5,600,000 shares of IMSG common stock outstanding on that date.

Share Ownership of Directors and Executive Officers of PSPM (see page 49)

At the close of business on August 4, 2009, the record date for the PSPM’s written consent, directors and executive officers of PSPM and their affiliates beneficially owned and were entitled to vote 20,863,183 shares, or 11.01%, of the 189,364,699 shares of PSPM common stock outstanding on that date.

Directors and Executive Officers of IMSG Immediately Following the C-Reorg (see page 50)

Immediately following the C-Reorg, the directors of IMSG will be Lee L. Vanatta, Robert E. James, William R. Norton, Garth W. Kullman and David Michael Conner.  The executive officers will be Lee L. Vanatta, President and Chief Executive Officer; William R. Norton, Executive Vice President; Garth W. Kullman, Vice President-Sales; and Gregory J. McLean, Secretary, Treasurer and Chief Financial Officer.

What is Needed to Complete the C-Reorg? (see page 21)

Several conditions must be satisfied or waived before the C-Reorg is completed, including those summarized below:

•	the amendment and restatement of IMSG’s Amended and Restated Certificate of Incorporation to effect the name change and the Bylaws Amendment, as shown in Exhibit 5.3 to the C-Reorg Agreement;

•	the amendment and restatement of IMSG’s bylaws as shown in Exhibit 5.4 to the C-Reorg Agreement;

•	the authorization by IMSG of convertible notes and warrants by IMSG with material terms identical to the existing PSPM convertible notes and warrants; and

•	IMSG and its officers and directors must be current with all required filings with the SEC.

The C-Reorg is Intended to Qualify as a Reorganization for United States Federal Income Tax Purposes (see page 26)

The purchase by IMSG of PSPM’s assets, subject to and by assuming PSPM’s liabilities, solely for shares of voting stock of PSPM followed by the liquidation of PSPM will, under current law, constitute a tax-free reorganization under Section 368(a)(1)(C) of the Code.  As a tax-free reorganization under Section 368(a) of the Code, no gain or loss will be recognized by holders of PSPM shares upon their receipt for IMSG shares pursuant to the C-Reorg, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares.  Neither PSPM nor IMSG will recognize gain or loss as a result of the C-Reorg.

Accounting Treatment of the C-Reorg (see page 27)

The C-Reorg transaction is a reverse acquisition where PSPM is considered the acquirer of IMSG.

SUMMARY SELECTED HISTORICAL
FINANCIAL DATA OF IMSG

The following table sets forth selected financial data of IMSG for the years ended December 31, 2008 and 2007 and for the six months ended June 30, 2009 and 2008.  The data for the fiscal years has been derived from the financial statements of IMSG which are included in this information statement/prospectus.  The following selected financial data of IMSG should be read in conjunction with IMSG's financial statements and the notes thereto included herein.

	For the six months ended June 30, 2009	For the six months ended June 30, 2008	For the year ended December 31, 2008	For the year ended December 31, 2007
Income Statement Data:
Total revenue	$5,000	$10,000	$15,980	$0
Total expenses	31,945	21,290	54,497	40,927
Net (loss)	$(26,945)	$(11,290)	$(38,517)	$(40,927)
Per Share Data:
Basic and diluted net (loss) per share	$(0.00)	$(0.00)	$(0.01)	$(0.01)
Basic and diluted weighted average shares outstanding	5,600,000	5,600,000	5,600,000	4,474,126
Balance Sheet Data:
Current assets	1,787	11,873	1,650	18,422
Total assets	2,193	11,873	1,650	18,422
Current liabilities	23,458	13,730	30,734	8,989
Total liabilities	23,458	13,730	30,734	8,989
Stockholders’ (deficit)	$(21,265)	$(1,857)	$(29,084)	$(9,433)

SUMMARY SELECTED HISTORICAL
FINANCIAL DATA OF PSPM

The following table sets forth selected financial data of PSPM for the years ended December 31, 2008 and 2007 and for the six months ended June 30, 2009 and 2008.  The data for the six month periods does not include the consolidated results for IMSG, a controlling interest in which PSPM acquired on June 3, 2009.  The data for the December fiscal years has been derived from the financial statements of PSPM which are included in this information statement/prospectus. The following selected financial data of PSPM should be read in conjunction with PSPM's financial statements and the notes thereto included herein.

	For the six months ended June 30, 2009	For the six months ended June 30, 2008	For the year ended December 31, 2008	For the year ended December 31, 2007
Income Statement Data:
Total revenue	$—	$—	$—	$—
Cost of goods sold	—	—	—	—
Total expenses	10,694,525	851,477	4,420,730	1,790,030
Net (Loss)	$(10,694,525)	$(851,477)	$(4,420,730)	$(1,790,030)
Per Share Data:
Basic net (loss) per share	$(0.06)	$(0.01)	$(0.04)	$(0.06)
Fully diluted net (loss) per share	$(0.06)	$(0.01)	$(0.04)	$(0.06)
Basic weighted average shares outstanding	172,251,094	91,440,383	123,842,986	32,305,604
Fully diluted weighted average shares outstanding	218,142,017	110,846,656	149,242,240	47,286,121
Balance Sheet Data:
Current assets	$103,186	$61,858	$3,824	$168
Total assets	1,164,609	287,236	320,463	117,136
Current liabilities	1,545,603	117,049	544,410	295,004
Total liabilities	1,545,603	146,610	544,410	295,004
Stockholders’ (deficit)	$(380,994)	$140,626	$(223,947)	$(177,868)

PRO FORMA FINANCIAL DATA

The C-Reorg combines the balance sheets and statements of earnings of PSPM with those of IMSG after giving effect to the C-Reorg.  The C-Reorg will result in the owners and management of PSPM having operating control of the combined company after the transaction, with certain stockholders of IMSG continuing only as passive investors.   Accordingly, the business combination will be accounted for as a reverse acquisition with PSPM as the acquirer of IMSG and the surviving entity.

The unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2008 is presented as if the C-Reorg had occurred on that date.  The unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended December 31, 2008, were prepared assuming that the C-Reorg occurred on January1, 2009.  The pro forma adjustments are based upon the assumptions set forth in the notes thereto.

The following pro forma financial data was prepared from, and should be read in conjunction with, the historical financial statements and related notes of IMSG and PSPM, all of which are included elsewhere herein.  See "Index to Financial Statements."  The following information is not necessarily indicative of the financial position or operating results that would have occurred had the C-Reorg been consummated on the date, or at the beginning of the period, for which the C-Reorg is being given effect, nor is it necessarily indicative of future operating results or financial position.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

	PureSpectrum December 31, 2008	IMSG December 31, 2008	Pro forma Adjustments	Notes	December 31, 2008 Pro Forma combined
ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$312	$1,125	$(965)	(A)(B)	$472
Prepaid Expenses	3,125	525	(525)	(B)	3,125
Other Current Assets	387				387
Total Current Assets	3,824	1,650	(1,490)		3,984

PROPERTY AND EQUIPMENT
Office Equipment	5,409				5,409
Furniture and Fixtures	11,614				11,614
Computer and Equipment	8,241	-	-		8,241
Total Property and Equipment	25,264				25,264
Less: Accumulated Depreciation	4,327	-	-		4,327
Property and Equipment, Net	20,937				20,937

OTHER ASSETS
Patents, net	201,138				201,138
Trademarks	94,564				94,564
Goodwill			249,897	(A)	249,897
Total Assets	$320,463	$1,650	248,407		$570,520

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes Payable	$30,145				$30,145
Accounts Payable	409, 122	26,279	148,721	(B)	584,122
Payroll Liabilities	105,143	—	—		105,143
Due to related party - Director and stockholder	—	4,455	245,545	(B)	250,000
Total Current Liabilities	544,410	30,734	394,266		969,410

Total Liabilities	544,410	30,734	394,266		969,410

STOCKHOLDERS’ (DEFICIT)
Non-controlling Interest			57	(A)	57
Common Stock	$161,576	560	(145,778)	(C)(D)	16,358
Additional Paid-In Capital	6,509,752	49,800	(49,800)	(B)(E)	6,509,752
Accumulated (Deficit)	(6,895,275)	(79,444)	49,662	(C)(D)(E)(F)	(6,925,057)
Stockholders’(Deficit)	$(223,947)	$(29,084)	$(145,859)		$(398,890)
Total Liabilities and Stockholders’ (Deficit)	$320,463	$1,650	$248,407		$570,520

UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

	PureSpectrum 12 Months Ended December 31, 2008	IMSG 12 Months Ended December 31, 2008	Pro forma Adjustments	Notes	Pro Forma combined
REVENUE	$—	$15,980			$15,980
COST OF REVENUE	—	—			—
GROSS PROFIT	—	15,980			15,980

OPERATING EXPENSES	4,418,224	54,497	175,000	(F)	4,647,721

(LOSS) FROM OPERATIONS	(4,418,224)	(38,517)	(175,000)		(4,631,741)
OTHER INCOME (EXPENSE)
Interest Income	165	—	—		165
Interest Expense	(2,671)	—	—		(2,671)
Total Other Income (Expense)	(2,506)	—	—		(2,506)
LOSS BEFORE INCOME TAXES	(4,420,730)	(38,517)	(175,000)		(4,634,247)
BENEFIT (PROVISION) FOR INCOME TAXES	—	—	—		—
NET (LOSS)	$(4,420,730)	$(38,517)	$175,000		$(4,634,247)
BASIC NET (LOSS) PER SHARE	$(0.04)	$(0.01)	$(0.00)		$(0.04)

Notes to Pro Forma Statements:

(A)	To record purchase of 3,600,000 shares of IMSG for $250,000.

(B)	To eliminate all assets and liabilities pursuant to the C-Reorg.

(C)	To eliminate IMSG common shares that will remain outstanding after the C-Reorg.

(D)	To adjust common stock to reflect the par value of 2,000,000 shares that will remain outstanding after the C-Reorg.

(E)	To eliminate IMSG’s accumulated deficit.

(F)	To reflect the $175,000 transaction costs.

PRO-FORMA UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	PureSpectrum Six Months Ended June 30, 2009	IMSG Six Months Ended June 30, 2009	Pro-Forma Adjustments	Pro-Forma Consolidated Six Months Ended June 30, 2009

Revenues	$0	$5,000		$5,000

Expenses

Professional and Consulting Fees	$8,629,714	$28,398	$175,000 *	8,833,112
Compensation	888,338			888,338
Research and Development	324,573			324,573
Advertising Expenses	277,454			277,454
Tradeshow Expenses	112,974			112,974
SEC and Filing Fees		1,773		1,773
Depreciation and Amortization	7,521			7,521
Impairment Loss	2,854			2,854
Other General and Administrative	376,991	1,774		376,991

Total Operating Expenses	10,620,419	31,945	175,000	10,827,364

Net (Loss) from Operations	(10,620,419)	(26,945)	(175,000)	(10,822,364)

Other Income (Expenses)

Interest Income	1			1
Gain on AP Settlement	149,339			149,339
Interest Expense	(248,249)			(248,249)
Total Other (Expense) Income	(98,909)	-		(98,909)

Net (Loss)	$(10,719,328)	$(26,945)	$(175,000)	$(10,921,273)

*To reflect the $175,000 transaction costs.

COMPARATIVE HISTORICAL AND
PRO FORMA PER SHARE DATA

The following table presents selected comparative per share data for PSPM on a historical basis. Because each share of PSPM common stock will be replaced with one share of IMSG common stock, the pro forma equivalent per share amounts are identical to the historical amounts presented below for the indicated periods. The comparative per share data presented herein is based on and derived from, and should be read in conjunction with, the historical consolidated financial statements and related notes thereto of PSPM, incorporated by reference herein, and unaudited pro forma financial information included elsewhere herein. See "Unaudited Pro Forma Condensed Financial Statements." Pro forma amounts are not necessarily indicative of results of operations or the combined financial position that would have resulted had the C-Reorg been consummated at the beginning of the periods presented.

IMSG	FOR THE SIX MONTHS ENDED JUNE 30, 2009	FOR YEAR ENDED DECEMBER 31, 2008

Historical Per Common Share Data:

Basic net (loss) per share	$(0.00)	$(0.00)

Diluted net (loss) per share	$(0.00)	$(0.00)

PSPM	FOR THE SIX MONTHS ENDED JUNE 30, 2009	FOR YEAR ENDED DECEMBER 31, 2008

Historical Per Common Share Data:

Basic net (loss) per share	$(0.06)	$(0.04)

Diluted net (loss) per share	$(0.06)	$(0.04)

IMSG and PSPM (Pro Forma Combined)	FOR THE SIX MONTHS ENDED JUNE 30, 2009	FOR YEAR ENDED DECEMBER 31, 2008

Historical Per Common Share Data:

Basic net (loss) per share	$(0.06)	$(0.04)

Diluted net (loss) per share	$(0.06)	$(0.04)

SECURITIES OWNERSHIP OF IMSG PRE- AND POST THE C-REORG

Assuming that on the C-Reorg Record Date the total number of equity securities of PSPM, on a fully diluted basis, is equal to 251,571,605, which is the number of such equity securities outstanding on September 30, 2009 (consisting of 196,105,348 shares of common stock 12,636,592 shares of common stock underlying the convertible notes and debentures and 45,410,471 shares underlying the warrants), the security ownership of IMSG immediately prior to the C-Reorg and immediately following the C-Reorg will be as follows:

	Pre C-Reorg	Post-C-Reorg

By former PSPM security holders	-0-	254,152,411	(99.22)%(1)

By IMSG stockholders	5,600,000	2,000,000	(0.78)%(1)

(1)           Assumes that the 3,600,000 shares of common stock of IMSG owned by PSPM will be cancelled in the C-Reorg.

STOCK PRICE AND DIVIDEND INFORMATION

IMSG Information

IMSG shares began to be eligible for trading on the OTC Bulletin Board operated by the Financial Industry Regulatory Authority under the symbol "IMSG" on January 4, 2008.  Of the 5,600,000 total shares issued and outstanding, 3,600,000 were held by affiliates and the remaining 2,000,000 were held by 40 stockholders.  During May 2009, the 2,000,000 shares were sold in privately negotiated transactions, and on June 3, 2009, the 3,600,000 shares held by affiliates were purchased for $250,000, or $0.069 per share, by PSPM.  As of August 4, 2009, the 2,000,000 shares were held by 8 stockholders of record.  No other trades of IMSG common stock have taken place since its inception.

IMSG has never paid cash dividends with respect to its capital stock.  After the consummation of the C-Reorg, IMSG intends to retain all earnings to finance the growth and development of the fluorescent lighting business and does not anticipate paying any cash dividends for the foreseeable future.

PSPM Information

The following table sets forth, for the calendar periods indicated, the range of the high and low last reported bid prices of PSPM common stock, as reported on http://www.pinksheets.com.  The quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.  The quotations may be rounded for presentation. The trading market for PSPM's common stock is highly volatile, which may affect the prices listed below.

	High Bid	Low Bid
2009
Third Quarter 7-1-09 to 9-30-09	$.54	$.21
Second Quarter 4-1-09 to 6-30-09	$.78	$.44
First Quarter 1-1-09 to 3-31-09	$.78	$.14

2008
Fourth Quarter 10-1-08 to 12-31-08	$.17	$.11
Third Quarter 7-1-08 to 9-30-08	$.22	$.08
Second Quarter 4-1-08 to 6-30-08	$.14	$.01
First Quarter 1-1-08 to 3-31-08	$.05	$.02

2007
Fourth Quarter 10-1-07 to 12-31-07	$.13	$.03
Third Quarter 7-1-07 to 9-30-07	$.15	$.09
Second Quarter 4-1-07 to 6-30-07	$.30	$.10
First Quarter 1-1-07 to 3-31-07	$.40	$.15

There can be no assurance that a regular trading market for PSPM common stock will be sustained after the C-Reorg.

The last trading day before the C-Reorg was announced was August 3, 2009.  On that date the closing price for PSPM shares on the Pink Sheets was $0.30.  PSPM has never paid cash dividends on its capital stock. As of August 25, 2009, PSPM had approximately 307 stockholders of record, exclusive of shares held in street name.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING INFORMATION

All statements contained in this information statement/prospectus and the documents annexed to or incorporated by reference into this information statement/prospectus, other than statements of historical facts, that address future activities, events or developments are forward-looking statements, including, but not limited to, statements containing the words "believe," "expect," "anticipate," "intend," "estimate," "forecast," "project," and similar expressions. All statements other than statements of historical fact are statements are deemed forward-looking statements, including any statements of the plans, strategies and objectives of management for future operations; any statements concerning proposed new products, services, developments or industry rankings; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on certain assumptions and analyses made by PSPM and IMSG in light of their experience and their assessment of historical trends, current conditions and expected future developments as well as other factors they believe are appropriate under the circumstances. However, whether actual results will conform to the expectations and predictions of management is subject to a number of risks and uncertainties described under "Risk Factors" beginning on the next page and in the "Risk Factors" sections of IMSG's Form 10-K and Form 10-Q filings with the SEC that may cause actual results to differ materially.

The principal risks and uncertainties include the fact that PSPM has limited operating history and that, after the consummation of the C-Reorg and absorption of PSPM’s business, IMSG may need to raise capital to stay in business or expand its scope of operations and other risks that are described in the section entitled "Risk Factors," which follows on the next page.

Consequently, all of the forward-looking statements made in this information statement/prospectus are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations. Readers are cautioned not to place undue reliance on such forward-looking statements as they speak only of PSPM or IMSG's beliefs as of the date the statement was made. PSPM and IMSG undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RISK FACTORS

IMSG will operate PSPM’s business in a highly competitive market environment dominated by many other established and well financed competitors that cannot be predicted and that involves significant risks, most of which will be beyond IMSG's control.  In addition to the other information contained in this information statement/prospectus, you should carefully consider the risks described below.

Risk Factors Involving IMSG Stock and the C-Reorg

IMSG Shares Are "Penny Stock".

In general, "penny stock" includes securities of companies which are not listed on the principal stock exchanges and have a bid price in the market of less than $5.00; and companies with net tangible assets of less than $2 million ($5 million if the issuer has been in continuous operation for less than three years), or which has recorded revenues of less than $6 million in the last three years.  As "penny stock," IMSG's common stock, therefore, is subject to Rule 15g-9, which imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1 million or annual incomes exceeding $200,000, or $300,000 together with their spouses, or individuals who are the officers or directors of the issuer of the securities).  For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale.  Consequently, this rule may adversely affect the ability of broker-dealers to sell IMSG's stock, and therefore may adversely affect IMSG stockholders', including former PSPM stockholders, ability to sell the stock in the public markets following the C-Reorg.

PSPM Stockholders Will Experience Some Dilution As Result of The C-Reorg.

As part of the C-Reorg, PSPM's stockholders will experience some dilution (estimated at less than 1%) as the existing stockholders of IMSG (except PSPM) will continue to own their shares after the C-Reorg.  IMSG has no significant assets and no ongoing business.

There Will Be Limited Liquidity For IMSG Common Stock Following The C-Reorg.

Except in the hands of stockholders who qualify as affiliates of IMSG after the C-Reorg, the shares of IMSG common stock will be, upon the consummation of the C-Reorg, freely trading without limitations on the OTC Bulletin Board.  Liquidity for the IMSG stockholders will, however, depend on how active is the trading market for such shares after the consummation of the C-Reorg.  For the four-week period preceding August 3, 2009, an average of 359,843 shares of PSPM’s common stock traded on the Pink Sheets.  There is, however, no assurance that the trading market for IMSG's stock, which heretofore has not actively traded, will be at the same level.  There is, therefore, no assurance that IMSG's shares will have the same or any greater liquidity than PSPM’s shares which do not currently trade on the OTC Bulletin Board.

Post-C-Reorg Reporting Obligations as a Public Company Will Be Costly.

Operating a fully reporting public company involves substantial costs to comply with reporting obligations under federal securities laws, including legal, accounting, consulting and filing fees.  These reporting obligations will significantly increase the operating costs of PSPM’s business conducted by IMSG.  The post-C-Reorg IMSG may not reach sufficient size to justify its public reporting status.  If IMSG were forced to become a private company, then its stockholders may lose their ability to sell their shares, and there would be substantial costs associated with becoming a private company.

Risk Factors Involving PSPM’s Business

The Audit Report On PSPM's Financial Statements Contains A Going Concern Opinion.

PSPM's financial statements for the years ended December 31, 2008 and 2007 were prepared on a "going concern basis" and the audit report contains a "going concern qualification" (see PSPM's audit report on the financial statements in this information statement/prospectus).  PSPM's financial statements assume PSPM will continue as a going concern, but its ability to do so will require additional capital to fund operations until positive operating cash flow is achieved.

PSPM Is An Emerging Growth Company.

PSPM began operations in its present form in late December 2006.  PSPM has yet to realize any revenues and there is limited historical, operating or financial information about PSPM to evaluate its performance.  PSPM has recently closed an offering of convertible debentures, the proceeds from which yielded $1,585,000 in additional capital.  As of the date of filing of the registration statement of which this information statement/prospectus forms a part, PSPM had approximately $1,366,000 cash on hand.  Nevertheless, given PSPM's current estimated burn rate of approximately $350,000 per month, IMSG will, after the consummation of the C-Reorg, need to continue to raise capital.  IMSG intends to seek additional capital following the C-Reorg predominantly to continue its development and engineering activities, to increase its sales and marketing activities to obtain orders for its products, and to pay for the manufacturing of such products to the contract manufacturers to fill such orders.  If IMSG does not raise sufficient capital, of which there can be no assurance, it will have a significant impact on its ability to continue to expand operations.  There can be no assurance that PSPM’s business can be operated by IMSG profitably or, if profitability is achieved, that it can be sustained.

PSPM and IMSG May Not be Able Ultimately to Perfect the Ballasts to Contain all of the Desired Features

PSPM has invested very significant resources in developing and engineering the specialized proprietary CFL and LFL ballasts.  Based on its experience, PSPM believes that (i) the requisite science and engineering exists to build these ballasts as described on page 5 above, (ii) PSPM has access to such science and engineeering and (iii) it has made significant progress on these prototypes.  Nevertheless, even if IMSG obtains the capital necessary to bring this project to fruition, there is no complete assurance that ultimately the ballasts can be built containing all such features.  The success of PSPM’s business acquired by IMSG will depend on IMSG being able to offer these proprietary ballasts as advanced and innovative products.  In case one or both of these ballasts ultimately do not contain all such features, it could have a significant negative impact on IMSG’s business, results of operations and financial condition.

IMSG's Ability to Grow is Dependent Upon the Success Of PSPM’s Current and Future Operations and IMSG's Ability to Obtain Additional Financing.

PSPM is not currently generating sufficient revenue to fund its ongoing operations, and needs additional funding to implement its growth plan.  PSPM anticipates that, based on its currently proposed intentions and assumptions relating to its operations, revenue from sales may not be sufficient and substantial additional capital will be needed to satisfy the cash required to implement its business plan. While IMSG expects to continue raising capital, it has no committed sources of additional financing and both PSPM’s and IMSG’s officers, directors and stockholders are not required to provide any portion of IMSG's future financing requirements.  IMSG cannot assure investors that additional financing will be available on commercially reasonable terms, or at all.  Any inability to obtain additional financing when needed could require IMSG to significantly curtail its growth plans.  Similarly, if additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of IMSG’s stockholders, including PSPM's existing stockholders, will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders.

PSPM’s Business Depends On Certain Key Personnel.

IMSG's future success will be dependent on the efforts of key management personnel, particularly Lee L. Vanatta, President and CEO; William R. Norton, Executive Vice President; Garth W. Kullman, Vice President-Sales; Gregory J. McLean, Secretary, Treasurer and Chief Financial Officer; and Ray J. King, Director of Engineering.  Messrs. Vanatta, Norton, Kullman and McLean do have employment agreements with PSPM and will have materially similar employment agreements with IMSG, while Mr. King has a consulting agreement with PSPM and will have a materially similar consulting agreement with IMSG.  In addition, PSPM is the beneficiary with respect to key man life insurance policies on the lives of Messrs. Vanatta, Norton, Kullman and King, and will assign these policies to IMSG in the C-Reorg.  Nevertheless, the loss of one or more of these and other key employees could have a material adverse effect on IMSG's business, results of operations and financial condition.  IMSG also believes that its future success will be largely dependent on its ability to attract and retain highly qualified management, sales and marketing personnel.  IMSG cannot assure investors that it will be able to attract and retain such personnel.  IMSG's inability to retain such personnel or to train them rapidly enough to meet its current and expanding needs could cause a decrease in the overall quality and efficiency of IMSG's staff, which could have a material adverse effect on IMSG's business, results of operations and financial condition.

Rapid Growth May Strain IMSG's Resources.

As IMSG continues the commercialization of PSPM's fluorescent lighting technology, it expects to experience significant and rapid growth in the scope and complexity of its business, which may place a significant strain on IMSG's senior management and financial and other resources. Such growth will expose IMSG to greater administrative, other overhead, marketing and support costs and other risks associated with growth and expansion.  IMSG will be required to increase staff to manage operations, handle sales and marketing efforts and perform finance and accounting functions.  The failure to develop and implement effective systems, or to hire and retain sufficient personnel for the performance of all of the functions necessary to effectively service and manage IMSG’s business, or the failure to manage growth effectively, could have a materially adverse effect on IMSG's business and financial condition.  In addition, difficulties in effectively managing the budgeting, forecasting and other process control issues presented by such a rapid expansion could harm IMSG's business, prospects, results of operations and financial condition.

Demand For PSPM's Ballasts May be Lower than IMSG Anticipates.

PSPM has engaged in an active marketing and sales campaign among utilities, distributors, manufacturers and other potential direct purchasers or distributors of CFLs  and LFLs.  PSPM has had limited resources to undertake extensive marketing activities and cannot predict with certainty the potential demand for PSPM’s products or the degree to which IMSG will meet that demand.  If demand for those products does not develop to the extent of or as quickly as expected, IMSG might not be able to generate revenue to become profitable.  Moreover, even if markets for PSPM’s products develop, IMSG could achieve a smaller share of these markets than IMSG currently anticipated.  Achieving market share will require substantial marketing efforts and expenditure of significant funds to inform customers of the distinctive characteristics and benefits of using PSPM's products.  IMSG cannot assure investors that its marketing efforts will result in the attainment of sufficient market share to become profitable or ultimately to sustain operations.

Future Loan Agreements With Lenders May Hinder IMSGs Ability To Operate The Business By Imposing Restrictive Loan Covenants.

To date, PSPM satisfied its financing needs primarily through sales of equity interests and convertible debt instruments.  In the future, IMSG is likely to need to incur purchase order financing or other debt to implement its business plan.  Any debt necessary to implement IMSG's business plan could result in substantial debt service requirements.  These future debt load and service requirements could have important consequences which could hinder IMSG's ability to:

•	make capital expenditures in excess of prescribed thresholds;

•	make distributions to stockholders, or redeem or repurchase IMSG's shares;

•	make certain types of investments;

•	create liens on IMSG's assets;

•	utilize the proceeds of asset sales; and

•	merge or consolidate or dispose of all, or substantially all, of IMSG's assets.

In the event that IMSG is unable to pay its debt service obligations, IMSG's creditors could force it to (1) reduce or eliminate distributions to stockholders; (2) reduce or eliminate needed capital expenditures, or (3) lose assets pledged as collateral.  It is possible that IMSG could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of IMSG's debt. In the event that IMSG is unable to refinance its indebtedness or raise funds through asset sales, sales of equity or otherwise, its ability to continue operations would be significantly adversely affected.

Risks Associated With the Lighting Products Industry

PSPM and IMSG Will Depend On Third Party Manufacturers And Engineering Consultants For The Products Sold.

PSPM currently has relationships with two third party manufacturers, Litetronics International, Inc., a Chicago-based company, and Arcata Electronics, a Chinese company, and with Enersave Data Systems, a New York-based engineering consulting company.  Risks associated with PSPM's dependence upon these third party relationships include:

•	reduced control over delivery schedules;

•	lack of control over quality assurance;

•	exposure to poor manufacturing yields and high costs of manufacturing, production, shipping and distribution;

•	potential lack of adequate capacity during periods of high demand;

•	potential misappropriation of PSPM's intellectual property;

•	inadequate levels of engineering support or product development services;

•	impediments in shipping, logistics and other distribution activities; and

•	the imposition of import or customs duties, tariffs or taxes.

As it takes over PSPM’s business, IMSG does not know if it will be able to maintain these third party manufacturing and engineering contracts on favorable terms, if at all, or that its current or future third party manufacturers and consultants will meet its requirements for quality, quantity or timeliness.  IMSG's success will depend in part on whether its manufacturers are able to fill the orders it places with them in a timely manner. If IMSG's manufacturers fail to satisfactorily perform their contractual obligations or fill purchase orders IMSG places with them, IMSG may be required to pursue replacement manufacturer relationships. If IMSG is unable to find replacements on a timely basis, or at all, IMSG may be forced to either temporarily or permanently discontinue the sale of certain products, which could expose it to legal liability, loss of reputation and risk of loss or reduced profit.  IMSG's business, results of operation and reputation would be adversely impacted if IMSG is unable to provide quality products to its customers in a timely manner.

IMSG could also be adversely affected by an increase in its manufacturers' prices or a significant decline in the manufacturers' financial condition. If IMSG's relationship with any one of its manufacturers is terminated and IMSG is not successful in establishing a relationship with an alternative manufacturer who offers similar services at similar prices, IMSG's costs could increase, adversely affecting its operations.

PSPM Operates In A Highly-Competitive Industry And its Failure To Compete Effectively May Adversely Affect Its Ability To Generate Revenue.

Although management believes that there is, at this time, no competitor that offers a ballast for a truly dimmable CFL or a diming ballast for LFLs having all of the attributes described on page 5 above, management is aware of products which compete with PSPM's, even though their products may not have all of the attributes provided by PSPM’s ballasts.  In management's opinion, companies that could be considered such competitors include Siemens, AG, Royal Phillips Electronics, BV, General Electric Co., Litetronics International, Inc., Feit Electric Company, Inc. and Technical Consumer Products Co.  All of these companies have significantly greater financial, technical and marketing resources, larger distribution networks, generate significant revenues and have greater name recognition than PSPM.  In the future, these companies may develop lighting technology products that are superior to those offered by PSPM.  Such competition may affect IMSG's chances of achieving profitability.

Some of PSPM's current and future competitors may conduct more extensive promotional activities and may offer lower prices to customers than PSPM does, which could allow them to gain greater market share or prevent IMSG from attaining or increasing its market share.  In the future, IMSG may need to decrease its prices if its competitors lower their prices.  IMSG's competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements.  To be successful, IMSG must carry out its business plan, establish and strengthen its brand awareness through marketing and effectively differentiate its products from those of its competitors, while maintaining superior levels of delivery and service, which management believes is what will ultimately differentiate IMSG's products from any similar products its competitors may develop in the future.  To achieve this, IMSG may have to substantially increase marketing and development activities in order to compete effectively.  Such additional costs and competition will potentially affect IMSG's chances of achieving profitability.

Future Legislation Or Governmental Regulations Or Policies Could Have A Significant Impact On PSPM's Business.

Several legislative and regulatory measures, including the Energy Independence and Security Act of 2007 and the final rule promulgated by the DOE on June 29, 2009, have recently been enacted to set higher standards for lm/W of all kinds of incandescent and fluorescent lamps.  Increasing the lm/W standards for fluorescent lamps should have the effect of increasing the demand for the truly dimmable CFLs and LFLs powered by PSPM’s ballasts which are being designed to  meet the higher standards.  As IMSG continues PSPM’s operations, it may be subject to additional regulation in the future.  Future changes in laws or regulations could require IMSG to change the way it operates, which could increase costs or otherwise disrupt operations.  Future changes in laws and regulations also have the potential of giving a competitor of IMSG an opportunity to take market share away from IMSG if the competitor’s product would comply in a more timely fashion than IMSG’s with the standards set by the changed law or regulation.  If laws and regulations change, IMSG's financial condition, results of operations and cash flows could be materially and adversely affected.

Risks Related to PSPM's Intellectual Property

PSPM’s Business Depends On its Intellectual Property.

IMSG's success and ability to compete depends in large part on PSPM's current portfolio of intellectual property, most importantly the six issued patents and ten pending patents relating to electronic ballast technology.  If any of IMSG's competitors copy or otherwise gain access to this proprietary technology or develop similar technologies independently, IMSG may not be able to compete as effectively.  Moreover, if IMSG is unable to protect its intellectual property, its competitors could use IMSG's intellectual property to market products, services and technologies similar to IMSG's, which could reduce demand for IMSG's products and technologies.  Policing unauthorized use of intellectual property is difficult, particularly in foreign countries where the laws may not protect PSPM’s intellectual property as fully as those in the United States.

IMSG Could Incur Substantial Costs Defending its Intellectual Property From Infringement By Others.

Unauthorized parties may attempt to copy aspects of IMSG's intellectual property or to obtain and use its other proprietary information.  Litigation may be necessary to enforce IMSG's intellectual property rights, to protect its trade secrets and to determine the validity and scope of the proprietary rights of others. IMSG may not have the financial resources to prosecute any infringement claims that it may have.  Any litigation could result in substantial costs and diversion of resources with no assurance of success.

Some Intellectual Property Rights Are Not Recognized or Protected In Other Parts of the World.

IMSG intends to market and sell PSPM’s proprietary technology and products throughout many differend parts of the world.  Certain products may be introduced, sold or distributed in parts of the world that do not recognize or protect fully intellectual property rights.  Even in the event that IMSG seeks to prevent the introduction, sale or distribution of products in such countries, its distributors, wholesalers, resellers or retailers could nontheless introduce, sell or distribute IMSG’s products in such countries.  Accordingly, IMSG could lose the protections afforded its intellectual property.

Substantial Additional Intellectual Property Development Costs Will Be Necessary.

In view of the intention to market and sell PSPM’s proprietary technology and products throughout many different parts of the world, substantial additional costs related to intellectual property filings will be incurred by IMSG.  These additional costs could adversely affect IMSG’s financial condition, results of operations and profitability.

THE C-REORG TRANSACTION

The following is a description of the material aspects of the C-Reorg, including the C-Reorg Agreement.  While we believe that the following description covers the material terms of the C-Reorg, the description may not contain all of the information that is important to you.  We encourage you to read carefully this entire information statement/prospectus, including the C-Reorg Agreement attached to this information statement/prospectus as Annex A and incorporated herein by this reference, for a more complete understanding of the C-Reorg.  The C-Reorg Agreement is not in any way intended as a document for investors to obtain factual information about the current state of affairs of IMSG.  Such information can be found in IMSG's reports filed with the SEC pursuant to the Exchange Act.  The C-Reorg Agreement contains representations and warranties made by IMSG and PSPM which are utilized to allocate risks between the parties where the parties may not have completed knowledge of all facts.  Furthermore, the representations, warranties and covenants contained in the C-Reorg Agreement were made only for the purposes of the C-Reorg Agreement and as of specific dates, were made solely for the benefit of the parties to such agreement, and are subject to limitations agreed upon by the contracting parties, including being qualified, modified or limited by confidential disclosures exchanged between the parties in connection with the execution of the C-Reorg Agreement.  Investors are not third-party beneficiaries under the C-Reorg Agreement.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the C-Reorg Agreement, which subsequent information may or may not be fully reflected in IMSG's or PSPM’s public disclosures.

General Terms of the Transaction; The C-Reorg Agreement

On August 4, 2009, PSPM and IMSG signed, and on August 27, 2009, amended the C-Reorg Agreement.   In general, the C-Reorg Agreement will result in IMSG owning all of the assets and becoming the obligee with respect to all of the properly identifable liabilities of PSPM, and PSPM stockholders becoming stockholders of IMSG holding approximately 98.99% of the total of approximately 198,105,348 shares of common stock of IMSG outstanding after completion of the C-Reorg.  The C-Reorg Agreement will also result in the holders of convertible notes, convertible debentures and warrants to purchase PSPM common stock becoming holders of convertible notes and debentures and warrants to purchase IMSG common stock.  Following the C-Reorg, holders of all PSPM securities combined, on a fully diluted basis, will own approximately 99.22% of the outstanding securities of IMSG.  All of the share numbers in this paragraph may change if IMSG sells or issues securities after the date of the C-Reorg Agreement, which may occur subsequent to the filing of this information statement/prospectus.  After the C-Reorg is completed, IMSG will continue PSPM’s operations and will change its name to “PureSpectrum, Inc.” and PSPM will commence dissolution proceedings.

Background and Reasons for the C-Reorg

IMSG has been looking for a company to combine with IMSG as a way to provide its stockholders with a possible way to recover their equity investment in IMSG.  At the same time, the PSPM Board of Directors has been investigating ways to obtain additional financing for PSPM's operations and liquidity for the holders of PSPM’s restricted stock which PSPM, as a former shell, could not provide under the current provisions of Rule 144 under the Securities Act.  The two companies were introduced in April 2009, by their respective outside legal counsel, Anslow & Jaclin, LLP, for IMSG, and Dinur and DeLuca, LLP, for PSPM.

After initial discussions, it became clear that the Board of Directors of IMSG considered it in the best interest of IMSG’s stockholders to recover their equity investment by selling their shares.

For its part, the PSPM Board of Directors identified several potential benefits to PSPM and its stockholders of the acquiring control of IMSG for cash and then effect a combination of the two companies with IMSG the surviving company, including, among others:

•
retention of control of PSPM by its current management and stockholders, who have developed a strategy they believe is vital to PSPM's development, marketinging, manufacture and sales of its existing ballast products and services and development of future lighting technology products and services;

•
PSPM becoming a fully-reporting, publicly traded corporation with its stock trading on the OTC Bulletin Board, which should make it easier for PSPM to raise needed capital as investors are more likely to invest in companies with more liquid securities and, secondarily, allow holders of PSPM restricted stock to re-sell such stock in the public markets;

•	greater credibility in the marketplace with manufacturing partners, distributors, retailers and consumers of PSPM's products and services; and

•	potential for more favorable long term debt financing.

The negotiations culminated in the purchase by PSPM, on June 3, 2009, of 3,600,000 shares of common stock of IMSG, or 64.29% (the “Control Block”) held by its two executive officers for $250,000 cash.  The purchase price was determined by the PSPM Board of Directors to be in accord with the market price for companies which, like IMSG, were current on their filings and had filed a Form SB-2 registration statement soon after its formation.  In the meantime, during April and May, 2009, the forty minority stockholders of IMSG sold their shares, in privately negotiated transactions, to eight investors.

In reaching their decision to acquire the Control Block and effect the subsequent combination, the PSPM Board of Directors considered the following:

•
information concerning PSPM's and IMSG's respective businesses, prospects, financial performance and condition, operations, technology, management and competitive position, including, with respect to IMSG, public reports filed with the SEC which disclosed that IMSG was current on its filings and had a registration statement still in effect;

•
management's view of the financial condition, results of operations and businesses of PSPM and IMSG before and after giving effect to the combination which showed nominal outstanding liabilities or contingent liabilities;

•
current financial market conditions and historical market prices, volatility and trading information with respect to the common stock of IMSG, which evidenced no trading or volatility and, with respect to the common stock of PSPM, which evidenced relatively active trading and significant volatility;

•
an assessment of market demands and future customer requirements, and the associated development resources needed to satisfy these requirements, with management concluding that its fluorescent lighting technology business should evolve on a national and international scope and that such evolution is more likely be better facilitated by a fully reporting public company whose financial condition is transparent and internal controls are subject to the rigorous standards applicable to public companies, particularly if such evolution might involve the entry into joint ventures or other licensing and distribution arrangements with large national and international public companies;

•
the positive effect of a combination with a fully reporting public company on PSPM's customers and suppliers which management believes will increase its credibility in the eyes of the customers and better credit terms from suppliers;

•
the positive effect of a combination with a fully reporting public company in terms of stock options and other equity-based employee benefits where ultimate liquidity for the underlying stock would be important in attracting and retaining qualified employers;

•	the direct and indirect expenses associated with operating a public reporting company, which are likely to be at least $250,000 per year; and

•	the limited experience of PSPM’s management with a fully reporting public company.

The primary negative factor considered by PSPM’s Board of Directors was the possibility that IMSG will fail to meet PSPM’s current and future sales objectives.  If, as a result, the post-C-Reorg IMSG is valued at a price per share less than that of PSPM in its current position, the expense of acquiring the Control Block and consummating the C-Reorg might be considered to have been for naught.

Representations and Warranties

The C-Reorg Agreement contains a limited number of representations and warranties made by PSPM, and IMSG regarding aspects of their respective businesses, financial condition, structure and other facts pertinent to the C-Reorg. These representations and warranties relate to the following subject matters with respect to PSPM:

•	organization, qualification and corporate power;

•	capitalization;

•	authorization of the transactions;

•	non-contravention of the C-Reorg Agreement with other obligations;

•	financial statements;

•	corporate books and records;

•	title to properties and encumbrances;

•	taxes;

•	legal proceedings;

•	contracts;

•	environmental matters;

•	employees and labor relations;

•	intellectual property and

•	dissenters’ rights.

IMSG made representations and warranties regarding:

•	organization, qualification and corporate power;

•	securities and capitalization;

•	limited business conducted;

•	no undisclosed liabilities;

•	authorization of the transactions;

•	filings with the SEC;

•	corporate books and records;

•	reporting company status;

•	antitakeover statutes and dissenters’ rights;

•	compliance with laws and court orders;

•	litigation; and

•	agreements, contracts and commitments.

Conduct of IMSG's Business Before Completion of the C-Reorg

Under the C-Reorg Agreement, IMSG agreed that, until the earlier of the completion of the C-Reorg or termination of the C-Reorg Agreement, it will conduct its business in the ordinary course consistent with past practice.

Summary of Principal Conditions to Completing the C-Reorg

Under the C-Reorg Agreement, completion of the C-Reorg is subject to the satisfaction of the following principal conditions:

•	Approval by the PSPM stockholders of the C-Reorg Agreement and the C-Reorg (already obtained);

•
Approval and adoption by the IMSG stockholders of an amendment and restatement of its Amended and Restated Certificate of Incorporation to effect the name change and the Bylaws Amendment (already obtained), and an amendment and restatement of IMSG’s Bylaws to be in the form attached as Exhibit 5.4 to the C-Reorg Agreement (which will automatically become effective once the Bylaws Amendment becomes effective);

•	IMSG and its officers and directors being current on all required filings with the SEC;

•	Effectiveness of the registration statement of which this information statement/prospectus forms a part; and

•	Satisfaction by PSPM and IMSG of customary representations and warranties regarding accuracy of information delivered, absence of litigation, and similar matters.

Termination of the C-Reorg Agreement

The C-Reorg Agreement may be terminated and the C-Reorg may be abandoned at any time prior to the Closing by mutual written agreement of PSPM and IMSG notwithstanding any approval of the C-Reorg Agreement by the stockholders of PSPM.

In addition, either party may terminate the C-Reorg Agreement and abandon the C-Reorg at any time prior to the closing notwithstanding any approval of the C-Reorg Agreement by the stockholders of PSPM, if:

•	the other party becomes involved, voluntarily or involuntarily, in a bankruptcy or similar proceeding; or

•
a breach occurs of any material term, representation or warranty, or failure occurs to perform any material covenant or agreement, on the part of the other party, and such breach is not cured within 10 days after notice of such breach or failure occurred.

Effect of Termination of the C-Reorg Agreement

If the C-Reorg Agreement is terminated pursuant to the requirements summarized above, the C-Reorg Agreement will become void and of no effect without liability of any party to the other party thereto, except for any liability of a party then in breach.

Directors and Executive Officers of IMSG Following the C-Reorg

Immediately following the consummation of the C-Reorg, the existing director and officers of IMSG, i.e. Lee L. Vanatta, sole director, President and CEO, and Gregory J. McLean, Secretary, Treasurer and Chief Financial Officer, will remain in office.  Shortly after the consummation of the C-Reorg, Mr. Vanatta intends to cause the election of the other current directors of PSPM and officers of PSPM to positions with IMSG.  As a result, shortly after the consummation of the C-Reorg, the executive officers and directors of IMSG will be:

Lee L. Vanatta: President, CEO and Director.  Information about Mr. Vanatta may be found on page 37.

David Michael Conner: Director.  Information about Mr. Conner may be found on page 47.

Robert E. James, II: Director. Information about Mr. James may be found on page 47.

Garth W. Kullman: Vice President - Sales and Director.  Information about Mr. Kullman may be found on page 46.

Gregory J. McLean: Secretary, Treasurer and Chief Financial Officer.  Information about Mr. McLean may be found on page 37.

William R. Norton: Executive Vice President and Director.  Information about Mr. Norton may be found on page 46.

Securities and Employment Agreements to be Received in the C-Reorg

The above directors and executive officers will receive shares of common stock and warrants in IMSG at the same ratio as other PSPM securityholders, and Messrs. Vanatta, Norton, Kullman and McLean will receive new employment agreements with IMSG with substantially similar terms as their existing employment agreements with PSPM.  Following the closing of the C-Reorg, the new directors and officers of IMSG will own the following IMSG securities –

Lee L. Vanatta - 9,399,062 shares of common stock, with current value of $2,819,719(1) and warrants to purchase 10,750,000 shares of common stock, with current value of $662,348(2);

David Michael Conner - 492,736 shares of common stock, with current value of $147,821(1) and warrants to purchase 1,200,000 shares of common stock, with current value of $90,419(2);

Robert E. James - warrants to purchase 28,571 shares of common stock, with current value of $8,571(2);

Garth W. Kullman - warrants to purchase 3,275,000 shares of common stock, with current value of $201,785(2);

Gregory J. McLean - 121,142 shares of common stock, with current value of $36,343(1) and warrants to purchase 500,000 shares of common stock, with current value of $47,289(2);

William R. Norton - 8,136,050 shares of common stock, with current value of $2,440,815(1) and warrants to purchase 10,750,000 shares of common stock, with current value of $662,348(2).

 (1)Assuming PSPM stock price of $0.30 as of the last trade on August 3, 2009
(2)Using SFAS 123R current valuation methodology using the relevant exercise price of the warrants

The current annual salaries of $217,000 for Mr. Vanatta, $125,000 for Mr. Kullman and $125,000 for Mr. McLean, and current consulting fee at $100 per hour payable to Mr. Norton, are expected to continue to be paid to the executive officers following the C-Reorg.

Federal Income Tax Considerations

The following discussion summarizes the material Federal income tax consequences of the C-Reorg.  The discussion does not address all aspects of Federal income taxation that may be relevant to particular stockholders and may not be applicable to stockholders who are not citizens or residents of the United States, or who will acquire their IMSG shares pursuant to the exercise of convertible notes or debentures, warrants or otherwise as compensation, nor does the discussion address the effect of any applicable foreign, state, local or other tax laws.  Except as otherwise noted, this discussion assumes that stockholders hold their PSPM shares as capital assets within the meaning of Section 1221 of the Code. EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE C-REORG, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

In the opinion of Dinur and DeLuca, LLP, the transaction consisting of the transfer by PSPM to IMSG of all of its assets coupled with the assumption by IMSG of certain liabilities of PSPM solely in exchange for shares of voting stock of IMSG, followed by a liquidation of PSPM, will, under current law, constitute a tax-free reorganization under Section 368(a)(1)(C) of the Code, with IMSG and PSPM each being a party to the reorganization within the meaning of Section 368(b) of the Code.  In rendering such opinion, Dinur and DeLuca, LLP relied upon certain written representations and covenants of IMSG and PSPM.  No ruling has been sought from the Internal Revenue Service as to the Federal income tax consequences of the C-Reorg.

As a tax-free reorganization, the C-Reorg will have the following Federal income tax consequences for IMSG, PSPM, and the stockholders of PSPM:

1.           No gain or loss will be recognized by holders of PSPM shares as a result of the receipt of IMSG shares pursuant to the C-Reorg, except that gain or loss will be recognized on the receipt of cash, if any, received in lieu of fractional shares.  Any cash received by a stockholder of PSPM in lieu of a fractional share will be treated as received in exchange for such fractional share, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss, equal to the difference between the cash received and the portion of the stockholder's basis in the PSPM shares allocable to such fractional share interest, assuming that the fractional share has been held by the stockholder for the requisite holding period to qualify for capital gain taxation.

2.           The tax basis of the IMSG shares received by each stockholder of PSPM will equal the tax basis of such stockholder's PSPM shares (reduced by any amount allocable to fractional share interests for which cash is received) exchanged in the C-Reorg.

3.           The holding period for the IMSG shares received by each stockholder of PSPM will include the holding period for the PSPM shares of such stockholder exchanged in the C-Reorg, provided that such PSPM shares were held as a capital asset on the date of the exchange.

4.           Neither PSPM nor IMSG will recognize gain or loss as a result of the C-Reorg.

Accounting Treatment of the C-Reorg

The C-Reorg transaction is a reverse acquisition where PSPM is considered the acquirer of IMSG.

Regulatory Requirements

There are no material federal or state regulatory requirements related to the C-Reorg.

Appraisal Rights for IMSG Stockholders

No appraisal or dissenters rights will be available for IMSG stockholders as a result of the C-Reorg.

Dissenters' Rights as to PSPM Shares

No appraisal or dissenters’ rights will be available to PSPM stockholders as a result of the C-Reorg.

Issuance of IMSG Stock Certificates for PSPM Stock Certificates

The right of PSPM stockholders to receive shares of common stock of IMSG will become effective as of the C-Reorg Record Date, which is the effective date of the registration statement of which this informaiton statement/prospectus is a part.  As soon as practicable after such date, the exchange agent will exchange certificates evidencing shares of PSPM common stock for certificates representing the shares of IMSG common stock to be received pursuant to the terms of the C-Reorg Agreement.  Transfer Online, Inc. will be the exchange agent.

As soon as practicable after the C-Reorg Record Date, the exchange agent will mail a letter of transmittal to each record holder of PSPM common stock on such date.  This mailing will contain instructions on how to surrender PSPM common stock in exchange for direct registration shares of book-entry ownership of IMSG common stock (unless a physical certificate is requested by such holder) and a check in the amount of cash to be paid instead of fractional shares.  When you deliver your PSPM stock certificates or direct registration statement indicating book-entry ownership to the exchange agent along with a properly executed letter of transmittal and any other required documents, your PSPM stock will be cancelled and you will receive a direct registration statement indicating book-entry ownership of IMSG common stock representing the number of full shares of IMSG common stock to which you are entitled.  You also will receive a cash payment for any fractional shares of IMSG common stock that would have been otherwise issuable to you as a result of the C-Reorg.

Holders of PSPM common stock should not submit their PSPM stock certificates or direct registration statements for exchange until they receive the transmittal instructions and a letter of transmittal form from the exchange agent. IMSG stockholders do not need to surrender their existing stock certificates.

If a certificate for shares of PSPM common stock has been lost, stolen or destroyed, the exchange agent will issue the IMSG shares properly issuable under the C-Reorg Agreement upon receipt of appropriate evidence as to that loss, theft or destruction and may require the posting of a bond indemnifying IMSG and the exchange agent for any claim that may be made against IMSG as a result of the lost, stolen or destroyed certificates. After C-Reorg Record Date, there will be no further transfers on the stock transfer books of PSPM, except as required to settle trades executed prior to the C-Reorg Record Date.

No fractional shares of IMSG common stock will be issued in the C-Reorg.  Instead, the exchange agent will pay each of those PSPM stockholders who would have otherwise been entitled to a fractional share of IMSG common stock an amount in cash determined by multiplying the fractional share interest by $0.39.

ACTION APPROVED BY THE IMSG STOCKHOLDERS

This information statement/prospectus is being mailed or furnished to the stockholders of IMSG in part in connection with the authorization of the corporate actions described below by IMSG's Board of Directors on July 31, 2009, and stockholders by written consent in lieu of special meeting as of August 4, 2009.  Stockholders holding in the aggregate 5,100,000 shares of common stock or 91.07% of the voting stock outstanding as of August 4, 2009 (the "Consenting Stockholders") approved the corporate action described below.  Accordingly, this information statement/prospectus is being furnished in part for the purpose of informing the stockholders of IMSG, in the manner required under the Exchange Act, of this corporate action before it takes effect.

The IMSG Board has approved the C-Reorg Agreement and the C-Reorg, and the IMSG Board and the Consenting Stockholders have approved the amendment and restatement of IMSG’s Amended and Restated Certificate of Incorporation, a copy of which is attached as Exhibit 5.3 to the C-Reorg Agreement (the "Amended Certificate")(1) to change IMSG's name to "PureSpectrum, Inc." and (2) to permit, in accordance with Section 109(a) of the General Corporation Law of the State of Delaware (“DGCL”), the directors to adopt, amend and repeal the company’s Bylaws, i.e. the Bylaws Amendment.

Following the expiration of the twenty day (20) period mandated by Rule 14c-2(b) under the Exchange Act, IMSG will file the Amended Certificate with the Delaware Secretary of State and the change of the name and the Bylaws Amendment will take effect.  IMSG will not file the Amended Certificate until at least twenty (20) days after the filing and mailing of this information statement/prospectus to its stockholders.  The Amended Certificate will become effective when it is filed with the Delaware Secretary of State.  The Amended and Restated Bylaws in the form already approved by the IMSG Board of Directors on July 10, 2009, and attached to the C-Reorg Agreement as Exhibit 5.4, will automatically become effective upon the effectiveness of the Amended Certificate.

IMSG will bear the entire cost of furnishing this information statement/prospectus to its and PSPM’s stockholders. It will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information statement/prospectus to the beneficial owners of IMSG's and PSPM’s common stock held of record by them.

The IMSG Board has fixed the close of business on August 4, 2009 as the record date for the determination of IMSG stockholders who are entitled to receive this information statement/prospectus.  There were 5,600,000 shares of common stock issued and outstanding on the record date.

Description of the Amended Certificate and Reasons for the Amendment

The Amended Certificate makes two changes to IMSG's Amended and Restated Certificate of Incorporation: the change of IMSG's name to "PureSpectrum, Inc." and the Bylaws Amendment.

As part of the C-Reorg, IMSG has agreed to change its name to "PureSpectrum, Inc." and the Amended Certificate will accomplish this.  IMSG intends to wait until the closing of the C-Reorg to file the Amended Certificate, and in the event the C-Reorg does not close, IMSG will keep its existing name.  After the filing of the Amended Certificate with the Secretary of State of the State of Delaware, IMSG will cease use of the name International Medical Staffing Inc. and will begin to use the name PureSpectrum, Inc.

As part of the C-Reorg, IMSG has also agreed to confer on the directors of the corporation the power to adopt, amend and repeal the bylaws of the corporation.  Under Section 109(a) of the DGCL, such power must be conferred on the directors in the corporation’s Certificate of Incorporation.  By way of background, PSPM’s current bylaws explicitly allow the directors to adopt, amend and repeal its bylaws.  After the consummation of the C-Reorg, over 99% of the equity interest in IMSG will be owned by the former equityholders of PSPM.  In order to minimize the differences between the corporate regime the PSPM stockholders are subject to at PSPM and will be subject to as stockholders of IMSG, it was determined to be desirable to amend IMSG’s Amended and Restated Certificate of Incorporation to confer the power to adopt, amend and repeal IMSG’s bylaws upon the directors. Under Delaware law, the fact that power was so conferred does not divest the stockholders of the power to adopt, amend and repeal bylaws.  The Bylaws Amendment will also become effective upon the filing of the Amended Certificate with the Secretary of State of the State of Delaware.

Vote Required

Under Section 241 of the DGCL, an amendment to IMSG's Certificate of Incorporation must first be adopted by the resolution of the Board of Directors and then be subject to the approval of stockholders entitled to vote on any such amendment.  Under IMSG's Amended and Restated Certificate of Incorporation and Bylaws now in effect, an affirmative vote by stockholders holding shares entitling them to exercise at least a majority of the voting power is sufficient to amend IMSG's Amended and Restated Certificate of Incorporation.  Section 228(a) of the DGCL provides that, unless otherwise provided in IMSG's Certificate of Incorporation or the Bylaws, any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent thereto is signed by stockholders holding the voting power required to take such action at a meeting.  IMSG's Amended and Restated Certificate of Incorporation and Bylaws permit the taking of action by written consent.  In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the amendments described herein as early as possible in order to accomplish the purposes described above, IMSG's Board of Directors voted to utilize the written consent of the holders of a majority of IMSG's voting stock.

Pursuant to Section 216(a) of the DGCL and IMSG's current Amended and Restated Certificate of Incorporation and Bylaws, the affirmative vote of the holders of a majority of IMSG's outstanding voting stock is sufficient to amend IMSG's Certificate of Incorporation as described above, which vote has been obtained by written consent of the Consenting Stockholders.

Effective Date

Under applicable federal securities laws, the Amended Certificate cannot be effective until at least 20 calendar days after this information statement/prospectus is distributed to IMSG's stockholders. The Amended Certificate will become effective upon filing with the Secretary of State of Delaware.  It is anticipated that the foregoing will take place 20 calendar days after this information statement/prospectus is mailed to IMSG's stockholders, subject to change to a later date based on when the C-Reorg closes.

Dissenters' Rights of Appraisal

The DGCL does not provide for appraisal rights in connection with the above-described Amended Certificate.

Material Terms of the Common Stock

The authorized Common Stock of IMSG consists of 900,000,000 shares, par value $0.0001.  The holders of shares of Common Stock are entitled to one vote for each share held of record on each matter submitted to stockholders.  Shares of Common Stock do not have cumulative voting rights for the election of directors.  The holders of shares of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for the payment of dividends, although IMSG does not intend to declare any dividends for the foreseeable future.  The holders of shares of Common Stock do not have any preemptive rights to subscribe for or purchase any stock or other securities of IMSG and have no rights to convert their Common Stock into any other securities.  On liquidation, holders of shares of Common Stock are entitled to receive pro rata all of the assets of IMSG available for distribution to such stockholders.

ACTION BY WRITTEN CONSENT IN LIEU OF SPECIAL MEETING OF THE IMSG STOCKHOLDERS

We are not asking you for a proxy and you are requested not to send us a proxy.

Item of Business

In lieu of a special meeting, IMSG stockholders holding a majority of IMSG's common stock considered and voted, using a written consent, upon the proposal to adopt the Amended Certificate to change IMSG's name to "PureSpectrum, Inc." and to include the Bylaws Amendment.

Recommendation of the IMSG Board of Directors

After careful consideration, the IMSG Board of Directors determined that the name change and Bylaws Amendment are each advisable, and are fair to and in the best interests of IMSG and its stockholders and approved the name change and Bylaws Amendment, as well as the C-Reorg Agreement and the C-Reorg.  The IMSG Board of Directors recommended that IMSG stockholders vote "FOR" the proposal to effect the name change and adopt the Bylaws Amendment.  No approval of the IMSG stockholders was needed to approve the C-Reorg.

Method of Voting; Record Date; Stock Entitled to Receive Notice

No vote of the IMSG stockholders is being sought at a meeting.  Approval of the name change and the Bylaws Amendment was obtained by written consent in lieu of holding a special meeting, which was executed as a written consent.  Only stockholders of record of IMSG at the close of business on August 4, 2009, the record date for the IMSG consent in lieu of special meeting, are entitled to receive notice of the consent in lieu of special meeting.  On the record date, 5,600,000 shares of IMSG common stock were issued and outstanding.

Required Vote

See page 30 above for the vote required to approve the name change and Bylaws Amendment.

Share Ownership of IMSG Directors and Executive Officers

At the close of business on the record date for the IMSG written consent in lieu of special meeting, directors and executive officers of IMSG and their affiliates beneficially owned no shares of IMSG common stock outstanding.

Contact for Questions

Any IMSG stockholder who has a question about the C-Reorg should contact:

International Medical Staffing, Inc.
340 Eisenhower Dr.
Bldg. 600, Suite 610
Savannah, Georgia 31406
(912) 961-4980
Attention: Gregory J. McLean

Any IMSG stockholder who needs additional copies of this information statement/prospectus should contact Mr. McLean as described above.

ACTION BY WRITTEN CONSENT IN LIEU OF SPECIAL MEETING OF PSPM STOCKHOLDERS

We are not asking you for a proxy and you are requested not to send us a proxy.

Items of Business

In lieu of a special meeting, PSPM stockholders holding a majority of PSPM's common stock, using a written consent, considered and voted upon the proposal to approve and adopt the C-Reorg Agreement and approve the C-Reorg.

Recommendation of the PSPM Board of Directors

After careful consideration, the PSPM Board of Directors unanimously determined that the C-Reorg is advisable, and is fair to and in the best interests of PSPM and its stockholders and unanimously approved the C-Reorg Agreement.  The PSPM Board of Directors recommended that PSPM stockholders vote "FOR" the proposals to approve and adopt the C-Reorg Agreement and approve the C-Reorg.

Method of Voting; Record Date; Stock Entitled to Receive Notice

No vote of the PSPM stockholders at a meeting is being sought.  Approval of the C-Reorg Agreement and the C-Reorg was obtained by written consent in lieu of holding a special meeting, dated August 17, 2009.

Only stockholders of record of PSPM at the close of business on August 4, 2009, the record date for the PSPM consent in lieu of special meeting, are entitled to receive notice of the consent in lieu of special meeting.  On the record date, 189,364,699 shares of PSPM common stock were issued and outstanding.

Required Vote

Approval and adoption of the C-Reorg Agreement and approval of the C-Reorg required the execution of a written consent by the holders of a majority of the shares of PSPM common stock outstanding on the record date.

Share Ownership of PSPM Directors and Executive Officers

At the close of business on the record date for the PSPM written consent in lieu of special meeting, directors and executive officers of PSPM and their affiliates beneficially owned and were entitled to vote 11.01% of the 189,364,699 shares of PSPM common stock outstanding on that date.

Contact for Questions

Any PSPM stockholder who has a question about the C-Reorg should contact:

PureSpectrum, Inc.
340 Eisenhower Dr.
Bldg. 600, Suite 610
Savannah, Georgia 31406
(912) 961-4980
Attention: William R. Norton

Any PSPM stockholder who needs additional copies of this information statement/prospectus should contact Mr. Norton at (912) 961-4980 or send an e-mail to BNorton@PureSpectrumLighting.com.

INFORMATION ABOUT IMSG

All references in this "Information About IMSG" section of this information statement/prospectus to the terms "we", "our", "us", "IMSG" and the "Company" refer to International Medical Staffing Inc.

Description of Business

IMSG was organized as a Delaware corporation on March 21, 2007.  Until June 3, 2009, its executive offices were located at 542 East 3rd Street, Brooklyn, New York 11218 and its telephone number was (940) 991-8377.  Since June 3, 2009, its executive offices have been located at 340 Eisenhower Drive, Building 600, Suite 610, Savannah, Georgia 31406, and its telephone number is (912) 961-4980.

The proposed business plan of the Company was to provide services to the healthcare industry, primarily hospitals and nursing homes, by providing reliable recruitment, screening, and placement services in order to address the rising international shortage of qualified nurses and other medical staff.

In April 2007, the Company commenced a capital formation activity through a private placement offering (the “PPO”), exempt from registration under the Securities Act, to raise up to $50,000 through the issuance of 2,000,000 shares of its common stock at an offering price of $0.025 per share.  As of November 1, 2007, the Company had closed the PPO and received proceeds of $50,000.  On December 19, 2007, the Company filed with the SEC a Registration Statement on Form SB-2 to register 2,000,000 of its outstanding shares of common stock on behalf of selling stockholders.  The Registration Statement was declared effective on January 4, 2008.  On January 16, 2008, IMSG filed with the SEC Form 8-A to register its common stock under the Exchange Act.  On February 8, 2008, IMSG’s common stock was cleared by FINRA for quotation on the OTC Bulletin Board.

From inception to June 3, 2009, the Company earned $20,980 in consulting income.  On June 3, 2009, PSPM acquired for $250,000 in cash from Aron Fishl Paluch and Deborah Leah Bisk Katan, 3,600,000 shares of common stock, constituting 64.29% of the 5,600,000 shares issued and outstanding.  Mr. Paluch, the former President of IMSG, and Ms. Katan, the former Secretary of IMSG, acquired 3,000,000 and 600,000 of these shares, respectively, as compensation for services rendered.

Description of Property

Our office is located at 340 Eisenhower Drive, Building 600, Suite 610, Savannah, Georgia 31406, where we sublease space leased by PSPM, under an informal oral agreement.  Our phone number is (912) 961-4980.

Legal Proceedings

We are not presently a party to any litigation.

Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

See page 14 for this information.

Securities Authorized For Issuance Under Equity Compensation Plans

We do not have any equity compensation plans and accordingly we have no securities authorized for issuance thereunder.

Selected Financial Information

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information under this item.

Supplementary Financial Information

We are a smaller reporting company as defined by Rule 12b-2 of the Exchange Act and are not required to provide the information under this item.

Management's Discussion and Analysis of Financial Condition and Results of Operations

This section, which is based on the Management's Discussion and Analysis section contained in our most recent annual report on Form 10-K for the fiscal year ended December 31, 2008, and our most recent quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2009, includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place certainty on these forward-looking statements, which apply only as of the date of the quarterly and annual report, as applicable. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Overview

Since the Company’s inception in March 2007, it has been a development stage company with very limited revenues from its originally intended business: recruiting nurses and other medical staff from abroad and placing them in United States hospitals and clinics.  As of the end of 2008, the Company’s auditors have issued a going concern opinion, which meant that its auditors believed there is substantial doubt that the Company can continue as an on-going business for the next 12 months.  Because management of the Company at that time did not anticipate that the Company would generate significant revenues until it had recruited and placed nurses or other medical staff, it was clear that the Company would have to raise cash from sources other than operations in order to implement its business plan.  There was no assurance that such efforts would be successful and the Company had no specific plans for raising additional capital.

As previously described in this Information Statement/Prospectus, on June 3, 2009, the Company’s sole director and President and another officer sold 3,600,000 shares of the Company’s common stock, or 64.29% of the total shares outstanding, to PSPM, which thus became the Company’s controlling stockholder.  Also, throughout April and May 2009, all of the other stockholders of the Company sold their Company stock to several purchasers in privately negotiated transactions.

PSPM acquired control of the Company with the purpose of discontinuing the Company’s medical staffing business, migrating PSPM’s assets and business into the Company and the Company, after changing its name to “PureSpectrum, Inc.,” continuing its conduct of PSPM’s business as a fully reporting public company.  It was intended that the migration of the assets would be accompanied by the issuance to the stockholders of PSPM shares of the Company’s common stock in a registered offering on SEC Form S-4.

Subsequently, on August 4, 2009, the Company and PSPM entered into the C-Reorg Agreement.  As described elsewhere in this Information Statement/Prospectus, pursuant to the C-Reorg Agreement:

•	The Company will acquire all of the assets of PSPM and will assume all of the PSPM known liabilities;

•
The Company will issue to each stockholder of PS one share of its common stock for each share of PSPM common stock held by such stockholder at closing, and will issue to each holder of PSPM convertible notes and warrants Company convertible notes and warrants having material terms identical to the corresponding PS convertible notes and warrants; and

•
The Company will amend its Amended and Restated Certificate of Incorporation to change its name to “PureSpectrum, Inc.” and to confer upon the Board of Directors the power to adopt, amend and repeal bylaws.

Plan of Operation

Until the closing of the C-Reorg and the migration of PSPM’s assets and business into the Company, we intend to conduct only the activities necessary or appropriate to implement the C-Reorg.  After the closing of the C-Reorg, we intend to continue PSPM’s current business of developing, marketing, licensing and contract manufacturing of ballasts for fluorescent lamps for use in residential, commercial and industrial application worldwide by commercializing its proprietary technology consisting of six issued and ten pending patents and more than a dozen trademarks.  At this time, PSPM has not yet realized revenue from its business and there is no assurance that it will realize such revenue in the near future.  Based on PSPM’s management’s current proposed intentions and assumptions relating to its operations, substantial capital will be needed to satisfy the cash required to implement its business plan.  There is no assurance that such capital can be obtained on commercially reasonable terms, or at all.

Results of Operations - Three Month Period Ended June 30, 2009

Revenues

We had no revenues for the three-month period ended June 30, 2009, compared to $10,000 for the same period in 2008.

Expenses

Our expenses for the three month period ended June 30, 2009 were $24,803, compared with $10,941 for the same period in 2008.  These expenses were comprised primarily of professional fees, filing fees and office rent.

Net Income (Loss)

Our net loss for the three-month period ended June 30, 2009 was $24,803, compared with $941 for the same period in 2008.

Results of Operations - Six-Month Period Ended June 30, 2009

Revenues

We received $5,000 in revenues for the six-month period ended June 30, 2009, compared to $10,000 for the same period in 2008.

Expenses

Our expenses for the six-month period ended June 30, 2009 were $31,945, compared with $21,290 for the same period in 2008.  These expenses were comprised primarily of professional fees, filing fees and office rent.

Net Income (Loss)

Our net loss for the six-month period ended June 30, 2009 was $26,945 compared with $11,290 for the same period in 2008.

Results of Operations Since Inception

Since March 2, 2007 (date of inception) through June 30, 2009, we realized revenues of $20,980 and expenses of $127,369, for a net loss of $106,389.

Liquidity and Capital Resources

Our balance sheet as of June 30, 2009, reflects assets of $2,193.  Cash resources from inception through June 30, 2009 have been insufficient to provide the working capital necessary to operate our business.  As of June 30, 2009, our current assets were $2,193 and our current liabilities were $23,458, resulting in negative working capital of $21,265.

For the period from inception (March 31, 2007) through June 30, 2009, we have received proceeds from the issuance of common stock in the amount of $50,000 and $34,764 from a former director and shareholder.

If the C-Reorg is not consummated, we will be unable to continue independent operations in the future. If the C-Reorg is consummated, in order to conduct PSPM’s business, we will require additional capital and, for that purpose, we would have to issue debt or equity or enter into strategic arrangements with a third parties. There can be no assurance that additional capital will be available to us. We currently have no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other source.

Going Concern Consideration

The financial statements contained herein for the fiscal quarter ended June 30, 2009, have been prepared on a “going concern” basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. For the reasons discussed herein and in the footnotes to our financial statements included herein, there is significant risk that we will be unable to continue as a going concern. Our audited financial statements included in our Annual Report on Form 10-K for the period ended December 31, 2008, contain additional note disclosures describing the circumstances that lead to this disclosure by our registered independent auditors.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

Our financial statements have been prepared in accordance with the accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods.  We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances.  Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our financial statements.

Recent Accounting Pronouncements

In June 2009, the FASB issued SFAS Statement No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles - a replacement of FASB Statement No. 162" ("SFAS No.168").  SFAS No.168 establishes the FASB Accounting Standards Codification (the "Codification") to become the single official source of authoritative, nongovernmental U.S. generally accepted accounting principles (“GAAP”).  The Codification did not change GAAP but reorganizes the literature.  SFAS No.168 is effective for interim and annual periods ending after September 15, 2009.  Management of the Company does not expect the adoption of this pronouncement to have a material impact on its financial statements.

In June 2009, the FASB issued SFAS Statement No. 167, "Amendments to FASB Interpretation No. 46(R)" (“SFAS No. 167”).  SFAS No.167 amends certain requirements of FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities” and changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated.  The determination of whether a company is required to consolidate an entity is based on, among other things, an entity’s purpose and design and a company’s ability to direct the activities of the entity that most significantly impact the entity’s economic performance.  This statement is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009.  Management of the Company does not expect the adoption of this pronouncement to have a material impact on its financial statements. In June 2009, the FASB issued FASB Statement No. 166, “Accounting for Transfers of Financial Assets- an amendment of FASB Statement No, 140” (“SFAS No.166”).  SFAS No.166 is a revision to SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” and will require more information about transfers of financial assets, including securitization transactions, and where companies have continuing exposure to the risks related to transferred financial assets.  It eliminates the concept of a “qualifying special-purpose entity,” changes the requirements for derecognizing financial assets, and requires additional disclosures.  This statement is effective for financial asset transfers occurring after the beginning of an entity's first fiscal year that begins after November 15, 2009.  Management of the Company does not expect the adoption of this pronouncement to have a material impact on its financial statements.

In May 2009, the FASB issued SFAS No. 165 “Subsequent Events”. SFAS No. 165 provides general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued or available to be issued. The statement sets forth the period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements. The statement also sets forth the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements.  Furthermore, this statement identifies the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. It is effective for interim or annual financial periods ending after June 15, 2009. Management is currently evaluating the impact of this statement.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of non-governmental entities that are presented in conformity with generally accepted accounting principles in the United States. It is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133”. SFAS No. 161 is intended to improve financial standards for derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity's financial position, financial performance, and cash flows. Entities are required to provide enhanced disclosures about: (a) how and why an entity uses derivative instruments; (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations; and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Management is currently evaluating the impact of this statement.

In December 2007, the FASB issued No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No.51”. SFAS No. 160 requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest. It also requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest. SFAS No. 160 also requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. SFAS No. 160 also requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s owners and the interests of the noncontrolling owners of a subsidiary. Effective January 1, 2009, the Company adopted SFAS No. 160. The adoption of SFAS No. 160 did not have a material effect on the Company’s financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations”. This statement replaces SFAS No. 141 and defines the acquirer in a business combination as the entity that obtains control of one or more businesses in a business combination and establishes the acquisition date as the date that the acquirer achieves control. SFAS No. 141 (revised 2007) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date. SFAS No. 141 (revised 2007) also requires the acquirer to recognize contingent consideration at the acquisition date, measured at its fair value at that date. Effective January 1, 2009, the Company adopted SFAS No. 141. The adoption of SFAS No. 141 did not have a material effect on the Company’s financial statements.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

There have been no disagreements on accounting and financial disclosures from our inception through the date of this information statement/prospectus.

Quantitative and Qualitative Disclosures About Market Risk

We are a smaller reporting company as defined by Rule 12b-2 of the Securities Exchange Act of 1934 and are not required to provide the information under this item.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Under our Amended and Restated Certificate of Incorporation and Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Delaware.

Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Delaware law, we are informed that, in the opinion of the SEC, such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

Management of IMSG

Lee L. Vanatta, age 51, President and CEO and Director.  Mr. Vanatta was elected President and CEO and a director of the company on June 3, 2009.  He served as the Managing Director and member of PureSpectrum, LLC, PSPM’s predecessor in interest, from its inception in February 2006 through December 2006 and as the President and CEO and a director of PSPM since June 2006.  During 2003 - 2005, Mr. Vanatta served as a co-founder and President of PanaSteel, LLC, a Savannah-based company manufacturing of pre-engineered, cold-formed panelized steel framing systems for the commercial and residential building industry.  During 2001 - 2002, he served as President of Trans World Lighting, Inc., a Savannah, Georgia-based developer of fluorescent lighting technology.

Gregory J. McLean, Age 61, Secretary, Treasurer and Chief Financial Officer.  Mr. McLean was elected Secretary, Treasurer and Chief Financial Officer of the Company on July 7, 2009.  He has served as Vice President-Operations from March 1 to July 1, 2009, and as Vice President and Chief Financial Officer of PSPM since July 1, 2009.  During 2003 - 2009, Mr. McLean has done volunteer work, serving as the parish administrator of St. Peter’s Episcopal Church in Savannah, Georgia.  During 1982 - 2003, he held a variety of executive positions with Johnson and Johnson, NYNEX Corporation, now known as Verizon Corporation, and Scottish Telecom Plc.  Among such executive positions, Mr. McLean served as the Chief Financial Officer and a director of each of NYNEX (UK) and Scottish Telecom.  He began his professional career in 1969 in Philadelphia as a certified public accountant with Stockton Bates and Company, CPAs, and served (during 1975 - 1982) as Special Agent with the Federal Bureau of Investigation assigned to the Philadelphia Field Office.

Employment Agreements/Executive Compensation

Since inception, IMSG has had no employment agreements and has not paid any compensation to its officers or directors.  After the completion of the C-Reorg, IMSG will enter into employment agreements with the four executive officers of PSPM having material terms identical to the material terms of their current agreements with PSPM.  For a description of the material terms of such agreements and the executive compensation payable thereunder, see “Information About PSPM — Employment Agreements” on page 48.

Security Ownership of Directors, Officers and Certain Beneficial Owners of IMSG

As of August 4, 2009, there were 5,600,000 common shares outstanding.  As of such date, the only person who holds of record or is known by management to beneficially own more than 5.0% of the shares of common stock is PSPM, which holds 3,600,000 shares, or 64.29%, of the total shares issued and outstanding.  No director or officer holds any shares of IMSG common stock.

Transactions With Related Persons, Promoters and Certain Control Persons

On March 28, 2007 and April 20, 2007, respectively, the Company issued 3,000,000 and 600,000 shares of restricted common stock to the Company’s then Director and President and then Director and Secretary, respectively, for services rendered, valued at $300 and $60, respectively.  Aaron Paluch, the Company’s former Director and President, loaned the Company $34,784 to pay for working capital purposes.  The loan has been forgiven.

INFORMATION ABOUT PSPM

Description of the Business

All references in this “Information About PSPM” section of this information statement/prospectus to the terms “we,” “our,” “us,” “PSPM,” and “the Company” refer to Purespectrum, Inc.

General Information

We were invorporated as a Nevada corporation on June 1, 1988, under the name of America’s Finest Waters, Inc., and operated under this name until May 5, 1999, when we changed our name to Jumpmusic.com, Inc. During May 5, 1999 - September 30, 2000, we operated as an online retailer selling music products to amateur musicians and our stock traded on the NASDAQ Small Cap Market.  After being delisted from NASDAQ, we conducted no operations until July 2006.

On July 24, 2006, we acquired all of the membership interests of Purespectrum, LLC, a Georgia limited liability company (“PSLLC”) and changed our name to Purespectrum, Inc.  On December 28, 2006, PSLLC merged into us.

PSLLC was formed in 2002 as the corporate vehicle to acquire the patents, trademarks and other proprietary information relating to flourescent lighting previously developed and owned by TransWorld Lighting, Inc., a Savannah, Georgia-based company, founded in 2000 and of which Lee L. Vanatta, our President and CEO, and William R. Norton, our Executive Vice President, served as President and Vice President/Secretary, respectively.

Since December 2006, using the intellectual property acquired from TransWorld, Inc., we have been directly engaged in the business of developing, engineering and manufacturing, with the view of distributing and selling, of proprietary fluorescent lighting products.

Background

The incandescent lamp invented by Thomas Edison in 1879 is a light source where the majority of the energy input into the lamp is being converted to heat and only a small percentage to light, i.e. incandescent lamps give off light because they are hot.  The typical lamp is comprised of a glass dome with a very thin piece of wire, called the filament, inside.  As electricity is passed through the filament it becomes very hot - up to 4500 degrees Fahrenheit depending upon the lamp’s design.  As the metal filament heats up, the electrons inside the atoms constituting the filament are pushed out from the nucleus to soak up the heat energy.  This process makes the atoms very unstable, forcing the atoms to return to their original or “ground” state.  When this occurs, the atoms get rid of some of their energy and by doing so give off a tiny packet of light called a photon.  Depending on how much electricity is pumped into the lamp and how much heat is created, the photons appear as light of a particular color.  This process of heating a metal filament to force its atoms to produce photons produces significant amounts of wasted energy in the form of heat.  In fact, over 90% of the electricity that goes into an incandescent lamp is wasted in the form of heat, with less than 10% of the energy going toward actual light production.

In order to solve the problem of the majority of electric current being converted into heat, cool light sources, based on the process called fluorescence, were developed.  Fluorescent light sources are able to operate with much less electricity because light is produced without using heat through a process called fluorescence. In the process of fluorescence, light is also produced by exciting the atoms to release light photons.  The main difference is that while in the incandescent lamp the atoms are excited by heat, in a fluorescent lamp the atoms are excited by a chemical reaction using mercury and an additional gas, typically argon.  The light that is produced by the colliding atoms and photons is actually in the ultraviolet wavelength range, which is invisible to the human eye.  As this ultraviolet light is produced it hits the phosphor power that coats the tube portion of the lamp, which causes an additional set of reactions resulting in the white light that is visible to the human eye.

Fluorescent lamps require an additional element, called ballast, in order to function.  When a flourescent lamp is first turned on, the gas inside the tube gets warm.  As warming continues, the electrical resistance within the tube is reduced, causing gas to glow even hotter, which allows even more current into the tube through a process called negative resistance.  If allowed to go unchecked, this negative resistance would allow an excessive amount of energy into the tube destroying it very quickly.  A ballast controls the flow of energy into the lamp so that each lamp can draw only a certain amount of electricity no matter how hot it gets.

The first generation of ballasts, the magnetic ballasts, were based on an inductor, i.e. a coil of wire which is wound around a piece of metal.  As electric current passed through the coil of wire, it created a magnetic field which regulated the flow of current into the fluorescent lamp.  Because magnetic ballasts were a rather simplistic device, it regulated the flow of electricity at a slow rate, which was responsible for the noticable flicker and the humming noise often associated with fluorescent lamps.

Electronic ballasts, developed approximately forty years ago, are a vast improvement over the magnetic ballasts.  These devices use advanced electronics to more accurately regulate the current flowing through the fluorescent lamp.  Because these devices are able to accurately control the flow of electricity into the lamp, flickering and humming noises are virtually eliminated.  Electronic ballasts also consume less power than magnetic ballasts because the electronics are more efficient — often using up to 25% less electricity.  Additionally, because an electronic ballast operates at high frequency, the operation of the fluorescent lamp is improved because of more efficient excitement of the phosphor coating the lamp.  This can account for an additional 10% decrease in power consumption.  Moreover, modern electronic ballasts ensure a reliable starting sequence for the lamp that typically prolongs the life of the lamp, and through a more efficient excitement of the gases within the tube, ovten creates 10% more light for the same power input.

Since fluorescent lamps were first patented in the very early part of the 20th century, this lighting technology has mainly been relegated to commercial buildings, warehouses and retail stores and has seen only limited usage in a residential settiung.  Very recently this has changed significantly due to development og the new version of fluorescent lamp technology: the Compact Fluorescent Lamp, or the CFL.   CFLs are lamps that combine the energy efficiency of fluorescent lighting with the convenience of the modern light fixture, traditionally designed for the incandescent lamp.  Compared to incandescent lamps, CFLs with electronic ballasts usually last up to 10 times longer, consume approximately one fourth of the energy and produce 90% less heat, while producindg more lumens per watt of input.

The cost savings associated with CFLs are well documented.  While CFLs cost considerably more than incandescent lamps - approximately $3.00 for a CFL versus less than $0.50 for an incandescent lamp - its initial cost is usually made up for over the life of the CFL.  Most CFLs consume approximately 20 W of energy, compared to 75 W of energy for the most popular incandescent lamps.  CFLs also last significantly longer than incandescent lamps, often up to 10,000 hours, versus only approximately 2,000 hours for an incandescent lamp.  The energy costs over the life of one CFL at 10.5 cents per kilowatt hour would only be approximately $23.00, compared to nearly $79.00 for the 75 W incandescent lamp, even though the CFL lasts 10 times longer.

One of the most significant impediments to the absorption of the modern CFL in the residential market is that they are not dimmable.  Typical dimmers were designed for incandescent lamps, not CFLs, and , when combined with a CFL, often make the CFL go out altogether, and significantly shorten the life of the CFL.

Our Technology

We are developing electrical circuit topology and ballast technologies for use in CFLs and with linear fluorescent tubes, or LFLs.  Contemporaneously, we are developing related dimming devices (or “dimmers”) for use with the CFLs and LFLs, which would allow both types of these lamps to be progressively dimmed all the way to total dimmunition.  Combining the two technologies would create lighting systems that incorporate both our proprietary ballast and dimmers.  We ultimately seek to distribute and sell (1) CFLs identified by our brand which are powered by our proprietary ballasts and dimmers, (2) our proprietary ballasts with dimmers for LFLs, and, separately (3) dimming devices and other lighting systems based on our ballast technology.  We believe that our market is potentially world wide and that our potential products would be appropriate for use in retail, commercial and industrial and residential settings.  In addition, we believe that our electrical circuit topology and ballast technologies can be adapted for, among other applications, light emitting diodes (commonly abbreviated as “LEDs”), and automobile-lighting applications (such as headlamps, and computerized displays).  Currently, we are concentrating on the development of our own brand of CFLs and our ballasts for use with LFLs.

In addition, as a means of achieving sales revenue while the prototypes of these first two products are perfected and refined into mass manufactured products capable of filling orders, we have been engaged in efforts to secure agreements under which we would resell CFLs and LFL ballasts carrying our brand but not powered by or a direct product of our proprietary ballasts/dimming technology.  In this connection, as of the filing date of the registration statement of which this information statement/prospectus forms a part, we are negotiating a distribution arrangement with several manufacturers of CFLs, including Litetronics International, Inc., and, with respect to LFL ballasts, with Arcata Electronics.

Tests involving early prototypes have shown that our electrical circuit topology and ballasts significantly enhance the attributes and performance of typical CFLs.  Specifically, in testing, the early prototypes:

•
Were capable of “instant on,” meaning that there was no delay between powering the CFL, generally by switching a light switch, and full lumens output from the CFL.  Most existing CFLs experience a delay between the time that the CFL is powered and full lumens output;

•
Were capable of a dimming range that most other potential competitior’s similar CFL products could not achieve.  By way of background, in many settings, a light bulb is placed on or works in conjunction with a dimmer, allowing the user to increase or decrease the light output (or brightness) of the bulb.  CFLs traditionally have not performed as well as incandescent light bulbs in dimming.  In testing, our prototypes achieved a dimming range substantially similar to the dimming range achievable with incandescent light bulbs, thus saving energy;

•
Demonstrated a direct linear relationship between the dimming of the CFLs and their energy consumption.  When our prototypes were dimmed, they generally consumed progressively less energy, in almost direct linear proportion to the level (or amount of) dimming.  In fact, when these CFLs were turned down or dimmed, they used less energy in proportion to the degree to which they were turned down or dimmed.  By comparison, few existing CFL products achieve an almost direct linear relationship between the degree of dimming and energy consumption.  As a result, unlike in case of our prototypes, in many existing CFLs, there is little or no energy savings achieved by dimming the CFL;

•
Generally achieved a high power factor correction factor.  By way of background, the power factor of an alternating circuit electric power system is defined as the ratio of the real power flowing to the load divided by the apparent or useful power transferred (or corrected) by the system into its output — lumens in case of CFLs — and is a number between 0 and 1 (frequently expressed as a percentage, e.g. 0.5 pf = 50% pf).  In an electric power system, a load with a low power factor correction factor draws more current from the source of current supply than a load with a high power factor, for the same amount of useful power transferred.  These higher currents increase the energy lost in the distribution system, and require larger wires and other equipment.  Because of the increased costs attributable to larger equipment and wasted energy, electrical utilities usually charge a higher fee per killowat to industrial and commercial customers whose lighting systems have a low power factor.  In testing, our prototypes generally achieved a power factor correction factor as high as 0.90.  As a result, a customer using our proprietary CFLs should be able to save utility costs;

•
Generally produced less heat than many other potential competitors’ similar CFLs.  The absence of heat is generally desirable as it reflects a reduction of energy consumption and is less corrosive to the CFL itself; and

•
Generally involved fewer parts than the number of parts used in most other potential competitors’ similar CFLs.  We believe that, once the prototypes are perfected, the incorporation or utilization of fewer parts will enable us and our manufacturing partners to manufacture our proprietary CFLs at a cheaper price than potential competitors’ similar CFLs and will result in fewer manufacturing impediments, product failures, returns or rejects than is characteristic of potential competitors’ similar CFLs.

Similarly, in testing of the early prototypes, our electrical circuit topology significantly enhances the attributes and performances of electrical ballasts that are used in connection with LFLs.  Specifically, in testing, the early prototypes:

•	Were capable of a dimming range that most other potential competitors’ similar ballasts could not achieve;

•	Demonstrated a direct linear relationship between the dimming of the ballasts and energy consumption;

•	Generally achieved a high power factor correction factor; and

•	Generally involved fewer parts that the number of parts used in most other potential competitors’ similar ballasts.

Our proprietary electrical circuit topology and ballast technologies are based on six issued patents, ten pending patents, several other patents in preparation, as well as over a dozen trademarks.

As the prototypes for our products achieve the desired performance, the next significant milestone in our business, as it is continued by IMSG, will be additional research, development and refinement needed to achieve complete performance of the prototypes, followed by actual production and mass manufacture of our branded CFLs and LFL ballasts.

Marketing and Sales Efforts

We have concentrated our initial CFL marketing, sales and distribution efforts on public utilities, utility-company consortiums, manufacturers’ representatives and distributors.  Public utilities and utility-company consortiums maintain CFL giveaway, incentive, or discount purchase programs for their customers and by adding our branded CFLs to their recommended product offerings could help to greatly expand consumer awareness for our CFLs.  In addition, we have attempted to develop initial purchases of our branded CFLs by large distributors and manufacturers’ representatives.  In this connection, we have recently entered into manufacturers’ representative agreements with Fox Rowden McBrayer, Inc. and Service Concepts, to promote and sell our branded CFLs, and into a consulting agreement with Global Initiatives, a worldwide services company, to assist us generally in developing manufacturing and distributorship partnerships throughout the world.

In addition to concentrating our branded CFL sales and distribution efforts on public utilities, utility-company consortiums, manufacturers’ representatives and distributors, we have made some products available through an online retail “store,” where retail consumers may place orders directly for these CFLs.  We have already commenced initial efforts to develop the web site necessary for operation of the on-line store.

With respect to our branded LFL ballasts, we have similarly concentrated our initial ballast sales efforts on manufacturers’ representatives, distributors and large wholesalers.  We are currently negotiating with several such entities for direct purchases of our ballasts.

We believe that the potential market for our proprietary CFLs and LFL ballasts is worldwide.  Accordingly, we have attempted to file patents or undertake similar protective measures related to our technology in a variety of countries throughout Europe and in China.  In addition, along with other global lighting product manufacturers, such as General Electric, Philips and OSRAM/Sylvania, we have recently signed a memorandum of understanding, referred to as the Manila Compact, which was sponsored by the United States Agency for International Development (USAID) and the Asian Development Bank, to establish common performance standards and specifications to ensure high overall quality for CFLs sold to Asian consumers.

As discussed below under “Government Regulation,” the high rate of electrical energy consumption generally, and attributable to lighting particularly, have caused several countries to ban the sale or production of incandescent lamps during the next 5-10 years.  We believe that these measures will enhance the market for CFLs, including potentially for our branded CFLs.

Manufacturing

We do not own any manufacturing facilities and have, instead, entered into manufacturing contracts related to production of our proprietary CFLs and ballasts, once they are fully developed and prepared for mass manufacture.  We have entered into such a contract with Litetronics International, Inc., a United States company with a headquarters in Chicago, Illinois (“Litetronics”).  We anticipate that Litetronics will manufacture our proprietary CFLs, but, together with our consultant, Global Initiatives, we are continuing to evaluate alternative CFL manufacturers.

Similarly, we have entered into a manufacturing contract with Arcata International, a Chinese company, for the refinement and subsequent manufacture of our proprietary LFL ballast, once the ballast is fully developed and prepared for mass manufacture.  We anticipate that Arcata will manufacture our proprietary LFL ballast, but together with our consultants, Global Initiatives, we are continuing to evaluate alternative ballast manufacturers.

Competition

The lighting industry, and in particular, the segments involved in by us — CFL’s and linear ballasts — are extremely competitive.  The industry is generally dominated by three concerns, General Electric Corporation, Phillips and Osram/Sylvania, which is a subsidiary of Siemens.  There are, however, at least 1,200 other lighting manufacturers in North America alone that are known to us and could be considered our competitors.  In terms of worldwide market share, General Electric holds approximately a 28% market share, Phillips holds approximately a 26% market share, and Osram/Sylvania holds approximately a 21% market share.  The remaining approximately 25% of the market is diffused among the over 1,200 other manufacturers.  These same three companies also dominate the U.S. market.

These three companies and many of the other established lighting manufacturers are well capitalized and, as stated above, have extremely strong market penetration.  In addition, they have well developed product lines offered through strong distribution networks that include direct retail sales outlets to consumers.  These and other more established competitors would be able to dictate terms to distribution outlets pursued by us, e.g. by denying us shelf space within retailers, distributors and wholesalers.  Many of these competitors have existing arrangements with governmental officials in other parts of the world which could give them an advantage over us in bringing products into these markets.

In addition to these advantages, many of the other established lighting manufacturers have well-trained, experienced and specialized management teams particularly adept in and at the lighting industry.  In most instances, they are equipped with in-house engineering and research staff and other resources.  Many of these competitors have substantially more capital with which to conduct product research, engineering and development.

Certain smaller lighting companies have, over the years, achieved some success in niche lighting markets.  For instance Feit Electric Company, a Los Angeles-based company, has achieved success with innovations such as mini twists, ultra mini covered lamps, ICAT (Insulated Ceiling Airtight) approved recessed reflectors and weatherproof floodlights.  Similarly, LEDtronics, Inc., a Torrance, California-based company, has successfully developed and sold a series of long life LED bulbs and LED lamps.  Also, National Cold Cathode, Inc., a medium size New York-based company, has become dominant in the design/manufacture of cold cathode lighting systems, and Lutron Electronics, Inc., a much larger Coopersburg, Pennsylvania-based company, is the industry leader in dimming devices and electrical switches.  In is our aim to follow the example of some of these companies and develop a profitable niche in producing and selling only a few high performance branded products whose price to the consumer is more than offest in energy savings.

Government Regulation

Global Initiatives Affecting Incandescent Lamps

The signatories to the well-known Kyoto Treaty, consisting as of May 2008 of 182 countries, have become committed to reducing their greenhouse gas emissions by an average of 5.2% below 1990 levels by the year 2012.  As part of achieving this goal, quite a few nations have undertaken to ban the use of older lighting technologies, including the use of incandescent lamps, in favor of more environmentally friendly CFLs, in order to limit CO2 emissions from wasted heat energy.

Following are some of the concrete national initiatives that are currently in place:

•	In Italy, which banned the sale of incandescent lamps after 2009;

•	In Great Britain, where the government announced plans to phase out the sale of incandescent lamps by 2011;

•	In Ireland, where the government proposed to ban the sale of incandescent lamps in January 2009;

•	In Australia, where importation of incandescent lamps will be banned after 2009 and their retail sales has been banned since the beginning of 2009;

•	In New Zealand, where the importation and sale of incandescent lamps will be banned in October 2009;

•	In Cuba, where all incandescent lamps were mandatorily replaced with CFLs in 2007; and

•	In China, which manufactures nearly 75% of the world’s light bulbs, where the government has recently agreed to cause a phaseout in the production of incandescent lamps over the next 10 years.

On August 31, 2009, the European Union announced a mandatory ban on the production and sale of incandescent lamps, to be replaced by CFLs and LED lamps across all of its member countries.  The ban will be phased in over three years, beginning with 100W lamps (banned effective September 1, 2009) and ending with all lamps of over 10W (on September 1, 2012).  This initiative follows a voluntary initiative by the European Union announced in 2007.

Initiatives in the United States

Federal Guidelines

Beginning in 2007, under the Energy Independence and Security Act of 2007 (“EISA”), the federal government for the first time enacted energy efficiency standards for both incandescent lamps (defined in the legislation as incandescent reflector lamps or IRLs) and CFLs.  The standards essentially required that, phased in during 2012 - 2014, all lamps produced in the United States use 25% - 30% less energy than the most common IRL was using in 2007, and use at least 60% less energy by 2020.

On June 29, 2009, illustrating the far greater emphasis on energy efficiency and prevention of global warming by the new administration, the DOE promulgated a new set of energy efficiency standards.  The standards applicable to CFLs will become effective on or about July 20, 2012.  The following table shows the new applicable energy conservation standards, stated in lumens/Watt, compared to those in effect under the EISA and to the results obtained in testing of the initial prototypes of PSPM’s proprietary CFLs:

Lamp Type	2009 Energy Conservation Standard Effective in 2012	EISA Minimum Average Efficiency Standard to be phased in by 2014	Performance by PSPM’s Proprietary CFLs
4-Foot Medium Bipin	88 - 89(1)	75.0	95.0
2-Foot U-Shaped	81 - 84(1)	64.0 - 68.0 (2)	85.0
8-Foot Slimline	93 - 97(1)	80.0	85.0
8-Foot High Output	88 - 92(1)	80.0	95.0

(1)  Depending on the level of correlated color temperature.
(2)  Depending on whether nominal lamp wattage is less than (or equal to) 35W or greateer than 35 W.

Energy Star® Program

ENERGY STAR®, first created in 1992, is a program jointly sponsored by the Environmental Protection Agency and DOE, designed to help businesses and individual consumers protect the environment and save money through superior energy efficient products and practices.  With respect to CFLs used in the United States and Canada, the program attaches a certification label to lamps that meet a set of standards for starting time, life expectancy, color, and consistency of performance.  Specifically, CFLs with a recent ENERGY STAR® certification start in less than one second.  In addition, ENERGY STAR® certified CFLs must use 75% less energy and last up to ten times longer than incandescent lamps.  Sales of ENERGY STAR® certification CFls are promoted through retail partners, which include Wal-Mart, Lowes, Home Depot, Costco, Menards, Ace Hardware and Sam’s Club.

As stated above, we clearly intend for our proprietary CFLs to attain ENERGY STAR® certification and believe that they will, once UL certification is obtained.

Employees

We currently have fourteen employees of which thirteen are full time.

Description of Property

We do not own any real property. We lease our principal executive offices located at 340 Eisenhower Drive Building 600 Suite 610, Savannah, GA 31406. The term of the lease is two years, commencing September 2008. Our base payment is equal to $3,350 per month.  We lease additional office space, with a two year term and a base lease payment of $2,396 per month, commencing March 15, 2009.

Legal Proceedings

We are not presently a party to any litigation.

Management Discussion and Analysis of Financial Condition and Results of Operations

This section includes a number of forward looking statements that reflect our current views with respect to future events and financial performance.  Forward looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to events.  These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical events or our predictions.

Overview

We have been in the development stage since inception while engaging in the development and engineering of proprietary fluorescent lighting products.  Both of our products which are most advanced in terms of performance and readiness for sale to customers, our proprietary (branded) dimmable CFLs and proprietary dimmable linear ballasts, are in the midst of development and engineering.  Our purpose is to conduct such development and engineering until the products consistently perform in a way which contains the attributes described on page 5 and elsewhere herein.

The primary challenge facing the Company is to continue to raise the necessary capital to (1) complete the development and engineering of the proprietary products, (2) refine the manufacturing process for mass production of these products, (3) obtain a sufficient volume of orders for these products which allows the Company to achieve a break-even cash flow posture and, subsequently, profitability and , in the interim, (4) finance the purchase and resale of CFLs and LFL ballasts carrying our brand but not powered by our proprietary ballasts.  As a general strategy, the Company intends to identify and participate in growth areas in the lighting industry where it has an opportunity to attain a leadership position through the development of innovative new lighting products.

Consolidated Results of Operations- Three Month Period Ended June 30, 2009

Revenues

We had no revenues for the three month period ended June 30, 2009, and have not realized any revenues since inception.

Expenses

Our expenses for the three months ended June 30, 2009 were $4,113,269, compared with $425,666 for the same period in 2008.  These expenses were comprised of professional and consulting fees, research and development costs, compensation and administrative expenses.

Income (Loss)

Our net loss for the three month period ended June 30, 2009 was $4,113,269, compared with $425,666 for the same period in 2008.

Consolidated Results of Operations-Six Month Period Ended June 30, 2009

Revenues

We had no revenues for the six month period ended June 30, 2009, and have not realized any revenues since inception.

Expenses

Our expenses for the six months ended June 30, 2009 were $10,719,271, compared with $851,477 for the same period in 2008.  These expenses were comprised of professional and consulting fees, research and development costs, compensation and administrative expenses.

Income (Loss)

Our net loss for the six month period ended June 30, 2009, was $10,719,271, compared with $851,477 for the same period in 2008.

Results of Operations Since Inception

Since July 24, 2006 (date of inception) through June 30, 2009, we have not realized any revenues and expenses through this date are $17,614,547.

Liquidity and Capital Resources

Our balance sheet as of June 30, 2009, reflects cash of $4,822.  As of June 30, 2009, our current assets were $104,719 and our current liabilities were $1,569,061, resulting in negative working capital of $1,442,416.

Since June 30, 2009, we have raised $2,067,179 through sales in private placements of common stock and convertible debentures.

In order to conduct our business, we will require additional capital and for that purpose, we would have to issue debt or additional equity.  There can be no assurance that additional capital will be available to us.

Going Concern Basis

The audited financial statements contained herein for the fiscal years ended December 31, 2008 and 2007 have been prepared on a “going concern basis”, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  For the reasons discussed herein and in the report of the independent registered public accounting firm included herein, there is significant doubt that we will be able to continue as a going concern.

Off-Balance Sheet Arrangements

There are no off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Critical Accounting Policies

Our financial statements have been prepared in accordance with the accounting principles generally accepted in the United States.  The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods.  We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances.  Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our financial statements.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

There have been no disagreements on accounting and financial disclosures from the inception of the Company through the date of this information statement/prospectus.

Management of PSPM

Set forth below is certain information regarding PSPM’s directors and executive officers.  PSPM’s Board of Directors is comprised of five directors.  There are no family relationships between any of PSPM’s directors or executive officers.  Each of PSPM’s directors is elected to serve until the next annual meeting of PSPM’s stockholders and until his or her successor is elected and qualified or until such director’s earlier death, resignation or removal.  PSPM’s Board of Directors appoints its officers, and their terms of office are at the discretion of the Board of Directors.

Lee L. Vanatta, age 51, President and CEO and Director.  Information about Mr. Vanatta may be found on page 37.

William R. Norton, age 66, has served as PSPM’s Executive Vice President since July 2009, as its Vice President during June 2006 - July 1, 2009, and as its Secretary and Director since June 2006. During 2004 - 2006, he was an independent consultant, advising companies on corporate organizational matters.  During 2003 - 2004, Mr. Norton served as Vice President and Secretary of Trans World Lighting, Inc., a Savannah-based developer of fluorescent lighting technology.  During 1977 - 1999, he was a member of the corporate acquisition department of Brown, gibbons and Lang, a Cleveland, Ohio-based investment banking firm.  Mr. Norton received his BA degree from Hiram Collage and a JD degree from Case-Western Reserve University.

Garth W. Kullman, age 56, has served as PSPM’s Vice President-Sales and a Director since January 1, 2007.  During 2004 - 2006, he served as Director of Sales & Marketing for KISCO Savannah Commons, an assisted living facility.  During 1997 - 2004, Mr. Kullman served as President of SeaCoast Homes & Villas, a Hilton Head, South Carolina-based real estate rentals business which he owned and operated.  He serves as a member of the Board of Directors of Harvesters International, a non-profit mission organization.

Gregory J. McLean, age 61, Vice President and Chief Financial Officer.  Information about Mr. McLean may be found on page 37.

David Michael “Mike” Conner, age 39, has served as a Director of PSPM since July, 2008.  He is a partner at the Savannah law firm of Bouhan Williams & Levy L.L.P.  Mr. Conner has a broad-ranging litigation and business development legal practice, with a concentration on complex commercial matters, torts, business organization and formation, corporate law and governance and securities regulation and litigation.  He serves as general counsel to and ex officio member of the Boards of Directors of several companies, including Reliance Sleep Centers of America, Inc., which owns and operates sleep disorder diagnostic centers throughout the southeastern United States; Health Care Principals Group, Inc., which provides home health services with significant operations in both Georgia and South Carolina; Southern Media Associates, Inc., which owns and operates a variety of different media outlets in the southeastern United States, including multiple television stations; and Thakur Hospitality Inc., which owns or manages hotel and motel properties in the United States.  Mr. Conner received his BBA degree in accounting in 1997 and his JD degree in 1999, both from the University of Georgia.

Robert E. James, II, age 39, has served as a Director of PSPM since April, 2009.  He has served as President of Coastal Legacy Group, LLC, a Savannah, Georgia-based real estate development firm since 2004.  During 2000 - 2004, Mr. James served as general counsel of Diversiplex, Inc., an Atlanta-based management consulting firm and, during 1995 - 2000 he was an attorney with Troutman Sanders, LLP in Atlanta.  He received his BA degree (magna cum laude) from Howard University and a JD degree from Harvard Law School.

Executive Compensation

The following table sets forth, for the years ended December 31, 2008 and 2007, certain information regarding the compensation earned by PSPM’s named executive officers.  No other executive officer received an annual salary and bonus for fiscal year 2008 and 2007 in excess of $100,000 with respect to services rendered by any of such persons to PSPM.

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary (c)	Bonus (d)	Stock Awards (e)	Option Awards (f)		Non- Equity Incentive Plan Compen- sation (g)	Nonqualified Deferred Compensation Earnings (h)	All Other Compen- sation (i)		Total (j)

Lee L. Vanatta	2008	$284,452	$-0-	$-0-	$495,694	(1)	$-0-	$-0-	$-0-		$780,146
President and Chief Executive Officer	2007	$-0-	$-0-	$-0-	$241,829		$-0-	$-0-	$88,375	(2)	$330,204

William R. Norton	2008	$139,925	$-0-	$-0-	$401,138	(1)	$-0-	$-0-	$-0-		$541,063
Executive Vice President and Secretary	2007	$68,750	$-0-	$-0-	$209,453		$-0-	$-0-	$5,000	(3)	$283,203

Garth W. Kullman	2008	$95,624	$-0-	$-0-	$84,472	(1)	$-0-	$-0-	$-0-		$180,096
Vice President-Sales	2007	$84,000	$-0-	$-0-	$102,194		$-0-	$-0-	$-0-		$186,000

(1) Amounts listed in this column represent the compensation expense of warrant awards recognized by PSPM with respect to the executive officer under FAS 123R for the corresponding fiscal year using the Black-Scholes option pricing model.

(2) The amount listed for Mr. Vanatta in this column consists of consulting fees for 2007.

(3) The amount listed for Mr. Norton in this column consists of consulting fees for 2007.

The following table sets forth the outstanding equity awards at fiscal year end held by the named executive officers:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options(#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)

Lee L.	500,000	-0-	-0-	$0.25	2/1/2010	-0-	-0-	-0-	-0-
Vanatta	250,000			$0.015	9/1/2012
	2,500,000			$0.015	3/31/2013
	7,500,000			$0.13	12/31/2012

William	300,000	-0-	-0-	$0.25	2/1/2010	-0-	-0-	-0-	-0-
R. Norton	1,500,000			$0.015	9/1/2012
	450,000			$0.015	1/15/2013
	2,500,000			$0.015	3/3/2013
	6,000,000			$0.13	12/31/2012

Garth W.	300,000	-0-	-0-	$0.25	2/1/2010	-0-	-0-	-0-	-0-
Kullman	500,000			$0.015	9/1/2012
	225,000			$0.015	1/15/2013
	1,250,000			$0.015	3/31/2013
	1,000,000			$0.13	12/31/2012

Employment Agreements

Lee L. Vanatta.  On October 1, 2008, PSPM entered into a five-year employment agreement with Mr. Vanatta to serve as its President and CEO.  Under the agreement, he is entitled to an annual base salary of $275,000, four weeks paid vacation and participation in all employee pension and welfare benefit plans offered by PSPM.  Mr. Vanatta’s employment may be terminated by PSPM for cause, i.e. (a) in the event of willful misconduct in the performance of his duties or conviction of a crime involving moral turpitude, (b) upon ninety days notice if he is prevented from discharging his duties due to illness, accident or other disability for one or more periods totaling three months during any consecutive twelve month period or (c) upon not less than thirty days notice in the event of his material breach of the  terms of the agreement.  The agreement prohibits Mr. Vanatta from competing with PSPM for two years after termination of the agreement.  The agreement was amended, effective August 1, 2009, whereby Mr. Vanatta’s base salary was reduced to $217,000 per year.

William R. Norton.  On October 1, 2008, the Company entered into a five-year employment agreement with Mr. Norton to serve as its Executive Vice President and Secretary.  Under the agreement, he is entitled to an annual base salary of $225,000, four weeks paid vacation and participation in all employee pension and welfare benefit plans offered by PSPM.  Effective August 1, 2009, the agreement was amended whereby Mr. Norton became a part-time employee compensated at the rate of $100 per hour, but not less than for 1,000 hours annually.  In all other respects, Mr. Norton’s employment agreement is identical to Mr. Vanatta’s.

Garth R. Kullman.  On October 1, 2008, the Company entered into a five-year employment agreement with Mr. Kullman to serve as its Vice President-Sales.  Under the agreement, he is entitled to an annual base salary of $150,000, four weeks paid vacation and participation in all employee pension and welfare benefit plans offered by PSPM.  The agreement was amended, effective August 1, 2009, whereby Mr. Kullman’s base salary was reduced to $125,000 per year.  In all other respects, Mr. Kullman’s employment agreement is identical to Mr. Vanatta’s.

Gregory J. McLean.  On July 1, 2009, the Company entered into a five-year employment agreement with Mr. McLean to serve as its Vice President and Chief Financial Officer.  Under the agreement, he is entitled to an annual base salary of $150,000, four weeks paid vacation and participation in all employee pension and welfare benefit plans offered by PSPM.  The agreement was amended, effective August 1, 2009, whereby Mr. McLean’s base salary was reduced to $125,000 per year.  In all other respects, Mr. McLean’s employment agreement is identical to Mr. Vanatta’s.

Compensation of Directors

Except for Mr. Conner, who received a warrant to purchase 1,000,000 shares of common stock with a maturity date of December 31, 2012, and a strike price of $0.13 per share, none of the directors received any compensation in their capacity as such in the last fiscal year.

Indemnification of Directors and Officers

Our bylaws provide to directors, officers, employees and agents indemnification substantially to the same extent as provided by the Nevada Business Corporation Act (“Nevada Law”).  Under Nevada Law, such indemnification is only allowed if the director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with regard to any criminal action or proceeding, had no reasonable cause to believe his conduct is unlawful.  Furthermore, Nevada Law provides that, subject to certain exceptions, a director or officer is not individually liable to the corporation or its shareholder or creditors for any act or failure in his capacity as a director or officer unless his act or failure constituted a breach of his fiduciary duties in such capacity or intentional misconduct, fraud or knowing violation of law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Securities Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of PSPM’s common stock as of August 28, 2009, for each person known by PSPM to be a beneficial owner of five percent (5%) or more of the outstanding common stock of PSPM:

Name and Address of Beneficial Owner	Number of Shares(1)		Percent of Class(2)

William R. Norton 20 Enclave Circle Savannah, GA 31419	21,978,259	(3)	10.847%

Lee L. Vanatta 1128 Wilmington Island Road Savannah, GA 31410	20,149,062		10.019%

Tony Golden 135 Kendemere Point Roswell, GA 30075	15,067,131	(4)	7.915%

Thomas Donino 7 Lakeside Drive Rye, NY 10580	12,978,508	(5)	6.733%

(1) Information relating to beneficial ownership of the common stock is based upon "beneficial ownership" concepts set forth in rules of the SEC under Section 13(d) of the Exchange Act.  Under such rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any security of which that person has the right to acquire beneficial ownership within 60 days.  Under the rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he has no beneficial interest.  For instance, beneficial ownership includes spouses, minor children and other relatives residing in the same household, and trusts, partnerships, corporations or deferred compensation plans which are affiliated with the principal.

(2) The percentages are based on 190,361,412 shares of common stock outstanding, plus shares of common stock that may be acquired by the beneficial owner within 60 days of August 28, 2009, by exercise of warrants and convertible notes and debentures.

(3)  Includes 1,592,200 shares and 1,500,000 warrants owned by Mr. Norton’s wife, with respect to which he disclaims beneficial ownership.

(4) Includes 13,029,631 shares owned by Shareholders Development, LLC, and 450,000 shares owned by MITYGR Management, LLC, with respect to each of which Mr. Golden exercises voting and dispositive power, and 218,750 shares owned by Mr. Golden’s wife and 300,000 shares owned by Mr. Golden’s children, with respect to which he disclaims beneficial interest.

(5) Includes 6,188,500 shares held by Mr. Donino with his wife as joint tenants and 168,000 shares owned by Mr. Donino’s children.

The following table sets forth certain information regarding the beneficial ownership of PSPM’s common stock as of August 25, 2009 for each executive officer, director and nominee for director of PSPM, and all directors and executive officers of PSPM as a group.

Name	Shares of Common Stock	Warrants to Purchase Common Stock	Percentage Prior to the C-Reorg(1)	Percentage After the C-Reorg(2)
Lee L. Vanatta(3)	9,399,062	10,750,000	10.019%	9.920%
William R. Norton(3)(4)	9,728,259	12,250,000	10.847%	10.741%
Garth W. Kullman(3)	0	3,275,000	1.691%	1.674%
Gregory J. McLean(3)	121,142	500,000	0.326%	0.322%
David Michael Conner(3)(5)	1,711,486	1,200,000	1.520%	1.504%
Robert E. James, II(3)	0	28,571	0.015%	0.015%
All directors and officers as a group	20,959,949	28,003,571	24.418%	24.176%

(1)  Assumes all of the outstanding warrants to purchase shares of common stock are exercised.

(2)  Based on ownership of IMSG common stock following the C-Reorg and that all of the outstanding warrants to purchase shares of common stock are exercised, no additional PSPM securities are issued after August 28, 2009, and all shares of IMSG common stock held by PSPM prior to the C-Reorg are cancelled.

(3)  The address for each of these individuals is c/o PureSpectrum, Inc., 340 Eisenhower Dr., Bldg. 600, Suite 610, Savannah, Georgia 31406.

(4)  Includes 1,592,200 shares and 1,500,000 warrants owned by Mr. Norton’s wife, with respect to which he disclaims beneficial ownership.

(5)  Includes 1,218,750 shares owned by a limited liability company of which Mr. Conner’s wife is one of the members, with respect to which he disclaims beneficial ownership.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of PSPM stockholders are governed by the Nevada Business Corporation Act (“Nevada Law”), the current PSPM Certificate of Incorporation, and the current PSPM Bylaws.  Upon completion of the C-Reorg, on the C-Reorg Record Date, PSPM will be liquidated, the common stock of PSPM will be deemed cancelled and PSPM stockholders will receive shares of IMSG common stock equal to the number of shares of common stock they held in PSPM.

The rights of IMSG stockholders, which will include the current PSPM stockholders after the consummation of the C-Reorg, will be governed by The General Corporation Law of the State of Delaware, or the DGCL, the current IMSG Amended and Restated Certificate of Incorporation, and the IMSG Amended and Restated Bylaws, both after giving effect to the Bylaws Amendment.  As discussed on page 30 above, the Bylaws Amendment will confer on IMSG’s directors the power to adopt, amend and repeal bylaws.  The following discussion summarizes the material differences between the current rights of holders of PSPM common stock and holders of IMSG common stock.  Additionally, the following discussion summarizes relevant provisions of DGCL, Nevada Law, the PSPM Certificate of Incorporation and Bylaws, and the IMSG Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

The following is not intended to be a complete statement of such rights or a complete description of the specific provisions of the governing instruments referred to in this information statement/prospectus.  Copies of the governing corporate instruments of PSPM and IMSG will be sent to stockholders of PSPM upon request.

Authorized Capital Stock

IMSG.  DGCL requires that a corporation’s certificate of incorporation set forth the total number of shares of all classes of capital stock that the corporation has authority to issue and a statement of the designations and the powers, preferences and rights and qualifications, limitations and restrictions of those shares.  The IMSG certificate of incorporation provides that IMSG has the authority to issue 900 million shares of capital stock, all of which are currently divided into two classes as follows:

•	900 million shares of common stock, par value of $0.0001 per share; and

•	50 million shares of preferred stock, par value of $0.0001 per share.

DGCL permits a corporation’s certificate of incorporation to allow its Board of Directors to issue, without stockholder approval, series of preferred or preference stock and to designate their voting powers, preferences, rights and qualifications, limitations or restrictions.  The IMSG Amended and Restated Certificate of Incorporation grants this power to the IMSG Board of Directors with respect to the IMSG undesignated preferred stock.

The rights, preferences, privileges and restrictions of IMSG common stock are summarized below in "Terms of IMSG Common Stock" and the rights, preferences, privileges and restrictions of IMSG preferred stock are summarized in "Terms of IMSG Preferred Stock."

PSPM.  Nevada Law similarly requires that a corporation’s certificate of incorporation set forth the classes of shares and the number of shares of each class that the corporation is authorized to issue.  The PSPM Certificate of Incorporation provides that PSPM has authority to issue 950 million of capital stock, divided into two classes as follows:

•	900 million shares of common stock, par value $0.001 per share.

•	50 million shares of preferred stock, par value $0.001 per share.

Nevada Law permits a corporation’s certificate of incorporation to allow its Board of Directors to issue, without shareholder approval, series of preferred or preference stock and to designate their voting powers, preferences, rights, limitations and restrictions.  The PSPM Certificate of Incorporation grants this power to the PSPM Board of Directors with respect to the PSPM undesignated preferred stock.

The rights, preferences, privileges and restrictions of PSPM common stock are summarized below in "Terms of PSPM Common Stock" and the rights, preferences, privileges and restrictions of PSPM preferred stock are summarized in "Terms of PSPM Preferred Stock."

Terms of IMSG Common Stock

Dividends.  Subject to the preferences applicable to IMSG preferred stock outstanding at any time, the IMSG Board of Directors, in its sole discretion, may declare and pay dividends on the common stock out of assets and funds legally available.

IMSG has not paid any cash dividends on its common stock and does not plan to pay any cash dividends on its common stock for the foreseeable future.

Liquidation, Subdivision, or Combination.  In the event of any liquidation, dissolution or winding up of IMSG or upon the distribution of its assets, all assets and funds remaining after payment in full of IMSG, debts and liabilities, and after the payment to holders of any then outstanding preferred stock of the full preferential amounts to which they were entitled, would be divided and distributed among holders of the common stock.

Terms of PSPM Common Stock

Dividends.  Subject to the preferences applicable to any PSPM preferred stock outstanding at the time, the PSPM Board of Directors, in its sole discretion, may declare and pay dividends on the common stock, payable in cash or other consideration, out of assets or funds legally available.

PSPM has not paid any cash dividends on its common stock and does not plan to pay any cash dividends on its common stock for the foreseeable future.

Liquidation, Subdivision, or Combination.  In the event of any liquidation, dissolution or winding up of PSPM or upon the distribution of its assets, all assets and funds remaining after payment in full of PSPM’s debts and liabilities, and after the payment to holders of any then outstanding preferred stock of the full preferential amounts to which they were entitled, would be divided and distributed among holders of the common stock.

Terms of IMSG Preferred Stock

While IMSG has authorized shares of preferred stock, no shares of preferred stock have ever been issued.

Terms of PSPM Preferred Stock

While PSPM has authorized shares of preferred stock, no shares of preferred stock have ever been issued.

Cumulative Voting

IMSG.  Under DGCL, in an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected.  A stockholder may then cast all of these votes for a single candidate or may allocate them among as many candidates as the stockholder may choose.  Under DGCL, cumulative voting in the election of directors is not mandatory but is a permitted option if provided for in the certificate of incorporation.  The IMSG Amended and Restated Certificate of Incorporation expressly provides that there shall be no cumulative voting.

PSPM.  Nevada Law also allows for cumulative voting in substantially the same matter as described above with respect to DGCL.  The Certificate of Incorporation of PSPM expressly provides that there shall be no cumulative voting.

Voting Rights Generally

IMSG.  DGCL states that, unless a corporation’s certificate of incorporation or bylaws specify otherwise:

•	each share of its capital stock is entitled to one vote;

•	a majority of voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a stockholders meeting; and

•
in all matters other than the election of directors, the affirmative vote of the majority of the voting power of shares, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, shall be the act of the stockholders.

Under DGCL, directors are elected by plurality vote.

Holders of the common stock are entitled to one vote per share on all matters to be voted on by IMSG’s stockholders.  IMSG’s Amended and Restated Bylaws provide that a majority of the outstanding shares of the corporation entitled to vote constitute a quorum at a meeting of the stockholders.

PSPM.  The voting rights of PSPM’s stockholders under Nevada Law and PSPM’s Bylaws are substantially similar to those described above as to IMSG’s stockholders.

Amendments to the Certificate of Incorporation

IMSG.  DGCL allows amendment of a corporation’s certificate of incorporation if its Board of Directors adopts a resolution setting forth the amendment proposed, declaring its advisability, and the stockholders thereafter approve the proposed amendment.  The proposed amendment generally must be approved by a majority of the outstanding shares entitled to vote.  Holders of the outstanding shares of a class are entitled to vote as a separate class upon a proposed amendment if the amendment would increase or decrease the aggregate number of authorized shares of that class, increase or decrease the par value of the shares of that class or alter or change the powers, preferences or special rights of the shares of that class so as to affect them adversely.  If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of any class so as to affect them adversely, but not affect the entire class, then only the shares of the series so affected by the amendment will be considered a separate class for the purposes of a vote on the amendment.

The IMSG Amended and Restated Certificate of Incorporation reserves the corporation’s right to amend or repeal any provision contained in the certificate of incorporation as permitted by law.

PSPM.  Under Nevada Law, an amendment to the PSPM certificate of incorporation must be proposed by the PSPM Board of Directors and must then be approved by the vote of holders of a majority of shares of stock entitled to vote on the amendment.  If any proposed amendment to the certificate of incorporation would adversely alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof. The amendment does not have to be approved by the vote of the holders of shares representing a majority of the voting power of each class or series whose preference or rights are adversely affected by the amendment if the certificate of incorporation specifically denies the right to vote on such an amendment; however, no such provision exists in the Certificate of Incorporation of PSPM.  Under Nevada Law, different series of the same class of shares do not constitute different classes of shares for the purpose of voting by classes except when the series is adversely affected by an amendment in a different manner than other series of the same class.

Although, under Nevada Law, provision may be made in the certificate of incorporation requiring, in the case of any specified amendments, more than a majority of the voting power of stockholders, the certificate of incorporation of PSPM contains no such provision.

The PSPM Certificate of Incorporation reserves the corporation’s right to amend or repeal any provision contained in the Certificate of Incorporation as permitted by law.

Amendments to Bylaws

IMSG.  Under DGCL, the bylaws may be amended or repealed by the stockholders and, if provided in the certificate of incorporation, by the Board of Directors.  Upon the effectiveness of the Bylaws Amendment, the IMSG Amended and Restated Certificate of Incorporation will authorize the IMSG Board of Directors to alter, amend or repeal the IMSG Bylaws without any action on the part of the stockholders, by an affirmative vote of a majority of the whole board.  DGCL and the IMSG Amended and Restated Bylaws also authorize the stockholders to alter, amend or repeal the IMSG bylaws by an affirmative vote of holders of a majority of the voting stock.

PSPM.  Under Nevada Law, unless otherwise prohibited by any bylaw adopted by the stockholders, the directors may adopt, amend or repeal any bylaw, including any bylaw adopted by the stockholders. The certificate of incorporation may grant the authority to adopt, amend or repeal bylaws exclusively to the directors.  According to the Certificate of Incorporation and Bylaws of PSPM, the bylaws may be amended by either the directors or stockholders.

Vote Required for Merger and Other Transactions

IMSG.  Under DGCL, except for some specific situations (including those described below), a plan of merger, share exchange or a transaction involving the sale, lease, exchange or other disposition of all or substantially all of a corporation’s property, other than in the usual and regular course of business, must be adopted by the Board of Directors and then approved by holders of a majority of all the shares of stock entitled to vote on the plan, consolidation, share exchange or transaction.  Under DGCL, stockholder approval for a merger is not necessary with respect to:

(i)	the surviving corporation under certain circumstances, unless its certificate of incorporation provides otherwise; or

(ii)
either constituent corporation, under certain circumstances, if the merger is that of a wholly-owned or ninety percent (90%) owned subsidiary with or into its parent, unless the constituent corporation’s certificate of incorporation provides otherwise.

The IMSG Amended and Restated Certificate of Incorporation does not require stockholder approval for either situation described in clause (i) or (ii) above.

PSPM.  Under Nevada Law, an agreement of merger or a sale, lease or exchange of all or substantially all of the corporation’s assets must be approved by the Board of Directors and then adopted by holders of a majority of the voting power of the outstanding shares of stock entitled to vote thereon.  The certificate of incorporation of a Nevada corporation may provide for a greater vote; however, the PSPM Certificate of Incorporation does not contain any such provision.

Directors

IMSG.  Under DGCL, the number of directors shall be fixed by, or terminated in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate of incorporation.  The Amended and Restated Certificate of Incorporation of IMSG provides that the number of directors shall be between one and fifteen as determined by the bylaws.  The bylaws set the number of directors between three and fifteen as determined by resolution of the Board of Directors from time to time, but subject to any change in the range of the number of directors effected by amendment to the certificate of incorporation.

PSPM.  Under Nevada Law, the number of directors may be fixed or a variable number determined by the corporation’s bylaws or certificate of incorporation.  If the certificate of incorporation specifies the number of directors, the number of directors can only be changed by amending the certificate of incorporation.

PSPM’s Certificate of Incorporation provides for a number of directors between one and five.  The PSPM bylaws state that the number of directors shall be between one and seven.

It is most likely that the number of directors of PSPM is controlled by its Certificate of Incorporation.

Classification of Board of Directors

IMSG.  Under DGCL, the Board  of Directors may, by the certificate of incorporation or by an initial bylaw, or by a bylaw adopted by a vote of the stockholders, be divided into 1, 2 or 3 classes with staggered terms; the term of office of those of the first class to expire at the first annual meeting held after such classification becomes effective; of the second class 1 year thereafter; of the third class 2 years thereafter; and at each annual election held after such classification becomes effective, directors shall be chosen for a full term, as the case may be, to succeed those whose terms expire. The certificate of incorporation or bylaw provision dividing the directors into classes may authorize the Board of Directors to assign members of the board already in office to such classes at the time such classification becomes effective. The certificate of incorporation may confer upon holders of any class or series of stock the right to elect 1 or more directors who shall serve for such term, and have such voting powers as shall be stated in the certificate of incorporation.  Upon consummation of the C-Reorg, IMSG will not have a staggered Board of Directors.

PSPM.  Nevada Law allows directors to be classified by duration of term of office or as to their election by one or more classes or series of classes, but requires at least one fourth (1/4) of the board to be elected annually.  Under Nevada Law, classification of a Board of Directors is permitted but not required; therefore, the directors may be divided into staggered terms of office, with only one class of directors standing for election each year.  PSPM does not have a classified Board of Directors.

Election of Board of Directors

IMSG.  DGCL requires that a corporation’s directors be elected by a plurality of the votes of the shares present in person or represented by proxy at a meeting and entitled to vote on the election of directors.  Under DGCL, stockholders of a corporation cannot elect directors by cumulative voting unless the corporation’s certificate of incorporation so provide.  The IMSG Amended and Restated Certificate of Incorporation expressly provides that the stockholders are not entitled to cumulative voting.

PSPM.  Nevada Law has similar provisions regarding the election of directors, including cumulative voting.  PSPM’s Certificate of Incorporation explicitly provides that the stockholders are not entitled to cumulative voting.

Removal of Directors

IMSG.  Under DGCL, the stockholders may generally remove one or more directors with or without cause by the holders of a majority of the voting stock of the corporation.  In the event the Board of Directors is classified, or there is cumulative voting, then removal may only be for cause under certain circumstances.  Since, as described above, IMSG has neither a classified Board nor cumulative voting, the stockholders may, under its Amended and Restated Certificate of Incorporation, remove one or more directors by majority vote, with or without cause.

PSPM.  Nevada Law authorizes removal of a director by a vote of at least two-thirds of the voting stock, unless the certificate of incorporation provides for a greater percentage.  PSPM’s Certificate of Incorporation does not provide for a greater percentage.

Newly Created Directorships and Vacancies

IMSG.  Under DGCL, vacancies in the Board of Directors are to be filled as the bylaws provide.  The IMSG Amended and Restated Bylaws provide that vacancies on the Board of Directors may be filled by the Board of Directors.

PSPM.  Under Nevada Law and the PSPM Bylaws, vacancies for any reason and newly created directorships resulting from any increase in the number of directors, may be filled by a majority of the directors then in office, although less than a quorum.

Limitation of Director’s Liability

IMSG.  The IMSG Amended and Restated Certificate of Incorporation eliminates the liability of IMSG directors to IMSG or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted under DGCL presently in effect.

According to DGCL, a director’s liability cannot be eliminated or limited for:

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	acts of the directors in violation of DGCL which relates to unlawful distributions to stockholders; or

•	any transaction from which the director derived an improper personal benefit.

PSPM.  Nevada Law provides that a director is generally not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in such director’s capacity as a director unless it is proven that:

•	the director’s act or failure to act constituted a breach of the director’s fiduciary duty as a director; and

•	the director’s breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Nevada Law also provides that, in exercising their powers with a view to the interests of the corporation, directors may consider:

•	the interests of the corporation’s employees, suppliers, creditors and customers;

•	the economy of the State of Nevada and the United States of America; and

•
the long-term as well as short-term interests of the corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Indemnification of Directors and Officers

IMSG.  Under DGCL, a corporation may indemnify an individual made a party to threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative because the individual is or was a director, officer, employee or agent against liability incurred in the proceeding if the individual acted in good faith and reasonably believed the conduct was in the corporation’s best interests or not opposed to its best interests and, with respect to any criminal proceeding, had no reason to believe the person’s conduct was unlawful.  This includes service with respect to an employee benefit plan.  A corporation may not indemnify such a person in connection with a proceeding by or in the right of the corporation in which he or she was adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other court where the action, suit or proceeding was brought determines, upon application, that such person is fairly and reasonably entitled to indemnification in view of all the circumstances.  Furthermore, under DGCL, a corporation shall indemnify a director or officer to the extent he or she has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding to which the director or officer was a party because of being a director or officer of the corporation against the reasonable expenses incurred by the director as a result.

DGCL permits an advancement of expenses to a director or officer indemnitee if the director or officer undertakes to repay the advance if it is ultimately determined that the director or officer is not entitled to indemnity

The IMSG Amended and Restated Certificate of Incorporation sets forth mandatory indemnification provisions for officers and directors that are substantially the same as presently provided under the DGCL and further provides for mandatory indemnification of directors and officers to the fullest extent of such law as presently in effect and as it may be amended in the future.

PSPM.  Under Nevada Law, directors and officers as well as other individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with threatened actions, suits or proceedings, whether civil, criminal, administrative or investigative if they acted in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  In addition, Nevada Law permits the corporation to advance expenses upon a written undertaking for their repayment if the person receiving the advance is not ultimately entitled to indemnification.  However, if such suit or proceeding is brought by or in the right of the corporation, then indemnification is not permitted under Nevada Law if the director is adjudged, after all appeals are exhausted, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and to the extent the court determines the director is properly entitled to indemnity in view of all the circumstances of the case.  Nevada Law specifies that the statutory provisions are not exclusive of other rights to indemnification or advancement of expenses that may be provided by bylaws, agreements, votes of stockholders or disinterested directors, or otherwise.

The PSPM Bylaws provide to directors, officers, employees and agents indemnification to the full extent presently provided by Nevada Law; therefore, PSPM directors and officers have all the protections available to directors and officers of Nevada corporations.  The PSPM Bylaws also provide that PSPM may enter into agreements for indemnification.

Special Meeting of Stockholders; Action by Consent

IMSG.  Under DGCL, special meetings of stockholders may be called by the Board of Directors of the corporation, or by such person or persons as may be authorized by the certificate of incorporation or bylaws.  Under IMSG’s Amended and Restated Bylaws, a special meeting of the stockholders may be called by the Board of Directors, the Chairman of the Board, the President, or stockholders holding more than thirty percent (30%) of the voting stock, upon ten to sixty days written notice to the stockholders.

Under DGCL, any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting if at least the minimum number of stockholders necessary to authorize or take such action, at any meeting at which all voting stockholders were present and voted, take such action by a written consent.   Actions by written consent, however, may not be taken if otherwise provided in the certificate of incorporation.  The IMSG Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws do not preclude actions by written consent and no IMSG stockholders may take action without having to have a meeting, by written consent as described above.

PSPM.  Under Nevada Law, special meetings of stockholders may be called by its Board of Directors and by any person authorized to do so by its bylaws.  Under the PSPM bylaws, special meetings of the stockholders, for any purpose, may be called by the President, the Board of Directors, or stockholders holding fifty-one percent (51%) of the PSPM voting shares upon ten to sixty days notice.

Under Nevada Law, any action by a corporation’s stockholders must be taken at a meeting of the stockholders, unless a consent in writing setting forth the action so taken is signed by the stockholders having not less than the minimum number of votes necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.  Actions by written consent, however, may not be taken if otherwise provided in the certificate of incorporation.  The PSPM Certificate of Incorporation and Bylaws permit actions by written consent and PSPM stockholders may take action without having to have a meeting, by written consent as described above.

Business Combinations Involving a Change of Control

IMSG.  Under DGCL, except for certain specific situations, a plan of merger or share exchange or a transaction involving the sale, lease, exchange or other disposition of all or substantially all of a corporation’s property, must be approved by a majority of all outstanding shares entitled to vote on the transaction.

PSPM.  Nevada Law generally requires approval of any merger, reorganization, consolidation or sale of substantially all the assets of a corporation by a vote of holders of a majority of all outstanding shares entitled to vote on the transaction; however, the certificate of incorporation may provide for a greater vote.  The PSPM Certificate of Incorporation does not contain any provisions to alter the effect of Nevada Law in this regard.

Anti-takeover Provisions

IMSG.  DGCL prohibits a corporation from engaging in certain business combinations with an “interested stockholder” for a period of three (3) years following the time such stockholder became an interested stockholder unless such transaction is approved by the board of directors prior to the transaction that resulted in the stockholder becoming an interested stockholder.  The restriction does not apply if the corporation does not have a class of voting stock that is listed on a national exchange or held of record by more than 2,000 stockholders or if the corporation’s original certificate of incorporation contains a provision electing not to be governed by such restriction. The IMSG Amended and Restated Certificate of Incorporation contains a provision electing not to be governed by this prohibition.

PSPM.  Nevada Law has a similar provision and exceptions regarding certain business combinations with interested stockholders.  Furthermore, Nevada Law also requires that the acquisition of a controlling interest in the corporation be approved by a majority of the stockholders of the corporation.  Nevada Law allows the corporation to opt out of the provisions in the corporation’s certificate of incorporation, and PSPM’s Certificate of Incorporation provides that such provision does not apply to PSPM.

Dissenters’ Rights

IMSG.  Generally, under DGCL, stockholders may demand appraisal rights by complying with certain demand and notice provisions.  If such demand and notice provisions are fulfilled, then such stockholders making demand are entitled to receive cash for the fair value of their shares as determined by an appraisal proceeding before the Court of Chancery.  Appraisal rights apply to merger and consolidation transactions.  However, appraisal rights are not applicable, among other things, to:

•	stock of the surviving constituent entity;

•	stock that, as of the date of the merger or consolidation, will be listed on a national securities exchange or held of record by more than 2,000 stockholders; and

•	stock of either constituent corporation with respect to a merger of a corporation with or into a wholly-owned subsidiary.

PSPM.  Generally, stockholders of a Nevada corporation who object to a conversion, merger or a plan of exchange pursuant to which the shares of the Nevada corporation shareholder are to be acquired are entitled to dissenters’ rights, requiring the surviving corporation to pay the "fair value" of the dissenting shares.  No dissenters’ rights are afforded stockholders with respect to a sale of substantially all of the assets of a Nevada corporation.  Furthermore, there are no statutory rights of appraisal with respect to stockholders of a Nevada corporation whose shares of stock are either:

•	quoted on a national securities exchange or The Nasdaq Stock Market; or

•	held of record by more than 2,000 stockholders.

In addition, no dissenters’ rights shall be available for any shares of stock of a surviving corporation in a merger if the merger did not require the approval of the stockholders of the corporation.

Dividends and Distributions

IMSG.  Under DGCL, the IMSG Board of Directors may authorize distributions to IMSG stockholders only out of surplus or net profits and may not purchase or redeem shares if its capital is impaired or if such purchase or redemption would cause impairment.

PSPM.  Under Nevada Law, a dividend may be paid on the shares of PSPM preferred or common stock so long as the corporation will, after making the distribution, still be able to pay its debts as they become due in the usual course of business and the corporation’s total assets would be in excess of the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any stockholders whose preferential rights are superior to those receiving the distribution.

Transactions with Directors and Officers

IMSG.  DGCL contains a provision regarding transactions with directors and officers that are substantially similar to those of Nevada Law described below.

PSPM.  Nevada Law imposes certain restrictions or transactions between corporations and interested directors or officers.  Under Nevada Law, no conflicting interest transaction will be enjoined, set aside or give rise to an award of damages or other sanctions in a proceeding by a stockholder or by or in the right of the corporation solely because the transaction involves a director or officer or an entity in which a director or officer or any corporation, firm or association in which the director or officer is financially interested if:

•
the fact of that relationship or interest is known to the PSPM Board of Directors or the committee, which authorizes, approves or ratifies the contract or transaction by a majority vote, without counting the votes or consents of the interested directors;

•
the fact of the director’s relationship or interest is known to the stockholders entitled to vote, and the conflicting interest transaction is approved or ratified in good faith by a majority vote of the disinterested stockholders; or

•	the conflicting interest transaction is fair to the corporation at the time it is authorized or approved.

Preemptive Rights

IMSG.  Under DGCL, the stockholders of IMSG do not have preemptive rights unless specifically granted in the certificate of incorporation.  The IMSG Amended and Restated Certificate of Incorporation expressly provides that preemptive rights do not apply.

PSPM.  Under Nevada Law, the stockholders of PSPM do not have preemptive rights unless specifically granted in the certificate of incorporation.  The PSPM Certificate of Incorporation expressly provides that preemptive rights do not apply.

EXPERTS

The financial statements of IMSG for the year ended December 31, 2008, included in this information statement/prospectus and elsewhere in the registration statement of which this information statement/prospectus forms a part have been audited by Davis Accounting Group P.C., registered independent auditors, as indicated in their reports with respect to those financial statements, and are included in this information statement/prospectus and elsewhere in the registration statement in reliance upon the authority of such firm as experts in giving those reports.  Reference is made to those reports.

The financial statements of PSPM for the year ended December 31, 2008, included in this information statement/prospectus and elsewhere in the registration statement of which this information statement/prospectus forms a part have been audited by Hancock Askew & Co., LLP, independent registered public accounting firm, as indicated in their reports with respect to those financial statements, and are included in this information statement/prospectus and elsewhere in the registration statement in reliance upon the authority of such firm as experts in giving those reports.  Reference is made to those reports.

INTEREST OF NAMED EXPERTS AND COUNSEL

None.

LEGAL MATTERS

Certain legal matters relating to the validity of the securities of IMSG issuable in connection with the C-Reorg will be passed upon for IMSG by Dinur and DeLuca, LLP of Atlanta, Georgia.

WHERE YOU CAN FIND MORE INFORMATION

Available Information

IMSG (SEC File No. 333-148158)  is subject to the information requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-K and Form 10-Q with the SEC.  Reports and other information filed by IMSG can be inspected and copied at the public reference facilities maintained at the SEC at 100 F Street, N.E., Delaware, D.C. 20549. Copies of such material can be obtained upon written request addressed to the SEC, Public Reference Section, 100 F Street, N.E., Delaware, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains a web site on the Internet (http://www.sec.gov) where reports, proxy and information statements and other information regarding issuers that file electronically with the SEC may be obtained free of charge.

Statements in this information statement/prospectus concerning the contents of any contract, agreement or other document, while summarizing the material provisions of such documents, are not necessarily complete.  If IMSG filed as an exhibit to any of its public filings any of the contracts, agreements or other documents referred to in this information statement/prospectus, you should read the exhibit for a more complete understanding of the document or matter involved.

IMSG has filed with the SEC a registration statement on Form S-4 with respect to the shares of IMSG common stock that may be issued to PSPM’s stockholders pursuant to the C-Reorg.  This information statement/prospectus constitutes the prospectus of IMSG that is filed as part of that registration statement.  Other parts of the registration statement are omitted from this information statement/prospectus in accordance with the rules and regulations of the SEC.  Copies of the registration statement, including exhibits, may be inspected, without charge, at the offices of the SEC at 100 F Street, N.E., Delaware, D.C.  20549, and copies may be obtained from the SEC at prescribed rates.

Incorporation of Documents by Reference

Incorporation by reference means IMSG has disclosed information to you in this information statement/prospectus by referring you to another document it filed with the SEC.  IMSG will make those documents available to you without charge upon your oral or written request.  Requests for these documents should be directed to International Medical Staffing, Inc., 340 Eisenhower Dr., Bldg. 600, Suite 610, Savannah, Georgia 31406; Attention: William R. Norton, telephone (912) 961-4980.

INDEX TO FINANCIAL STATEMENTS

Financial Statements of International Medical Staffing, Inc.

Financial Statements
Report of Registered Independent Auditors	F-1
Balance Sheets as of December 31, 2008 and 2007	F-2
Statements of Operations for the Year Ended December 31, 2008, the Period Ended December 31, 2007 and Cumulative from Inception (March 21, 2007) through December 31, 2008	F-3
Statements of Stockholders’ Equity (Deficit) for the Period from Inception (March 21, 2007) through December 31, 2008	F-4
Statements of Cash Flows for the Year Ended December 31, 2008, the Period Ended December 31, 2007 and Cumulative from Inception (March 21, 2007) through December 31, 2008	F-5
Notes to Financial Statements	F-6

Unaudited Financial Statements
Balance Sheets as of June 30, 2009 and December 31, 2008	F-14
Statement of Operations for the Three and Six Months Ended June 30, 2009 and 2008	F-15
Statement of Cash Flow for the Three and Six Months Ended June 30, 2009 and 2008	F-16
Notes to Interim Financial Statements June 30, 2009 and 2008	F-17

Financial Statements of PureSpectrum, Inc.

Financial Statements
Report of Independent Registered Public Accounting Firm	F-28
Balance Sheets as of December 31, 2008 and 2007	F-29
Statements of Operations for the Years Ended December 31, 2008 and 2007 and Periods from Inception (July 24, 2006) through December 31, 2006 and Inception (July 24, 2006) to December 31, 2008	F-30
Statement of Changes in Stockholders’ Equity for Years Ended December 31, 2008 and 2007 and Period from Inception (July 24, 2006) through December 31, 2006	F-31
Statements of Cash Flow for the Years Ended December 31, 2008 and 2007	F-32
Notes to Financial Statements	F-33

Unaudited Financial Statements
Consolidated Balance Sheets as of June 30, 2009 and December 31, 2008	F-45
Consolidated Statements of Changes in Stockholders’ Deficit For the Six Months Ended June 30, 2009	F-46
Consolidated Statements of Operations for the Six Months Ended June 30, 2009 and 2008	F-47
Consolidated Statements of Cash Flow for the Six Months Ended June 30, 2009 and 2008	F-48
Notes to 2nd Quarter Financial Statements	F-49

REPORT OF REGISTERED INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
of International Medical Staffing, Inc.:

We have audited the accompanying balance sheets of International Medical Staffing, Inc. (a Delaware corporation in the development stage) as of December 31, 2008, and 2007, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2008, the period ended December 31, 2007, and cumulative from inception (March 21, 2007) through December 31, 2008.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of International Medical Staffing, Inc. as of December 31, 2008, and 2007, and the results of its operations and its cash flows for the year ended December 31, 2008, the period ended December 31, 2007, and cumulative from inception (March 21, 2007) through December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company is in the development stage, and has not established any source of revenues to cover its operating costs.  As such, it has incurred an operating loss since inception.  In addition, the cash resources of the Company are insufficient to meet its planned business objectives.  These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plan regarding these matters is also described in Note 2 to the financial statements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

/s/ Davis Accounting Group P.C.

Cedar City, Utah,
March 3, 2009.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS (NOTE 2)
AS OF DECEMBER 31, 2008, AND 2007

	2008	2007
ASSETS

Current Assets:
Cash in bank	$1,125	$18,422
Prepaid expenses	525	-

Total current assets	1,650	18,422

Total Assets	$1,650	$18,422

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable - Other	$14,579	$1,000
Accrued liabilities	11,700	7,989
Due to related party - Director and stockholder	4,455	-

Total current liabilities	30,734	8,989

Total liabilities	30,734	8,989

Commitments and Contingencies

Stockholders' Equity (Deficit):
Common stock, par value $0.0001 per share, 100,000,000 shares
authorized; 5,600,000 shares issued and outstanding	560	560
Additional paid-in capital	49,800	49,800
(Deficit) accumulated during the development stage	(79,444)	(40,927)

Total stockholders' equity (deficit)	(29,084)	9,433

Total Liabilities and Stockholders' Equity (Deficit)	$1,650	$18,422

The accompanying notes to financial statements
are an integral part of these balance sheets.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS (NOTE 2)
FOR THE YEAR ENDED DECEMBER 31, 2008, THE PERIOD ENDED
DECEMBER 31, 2007, AND CUMULATIVE FROM INCEPTION (MARCH 21, 2007)
THROUGH DECEMBER 31, 2008

	Year Ended	Period Ended	Cumulative
	December 31,	December 31,	From
	2008	2007	Inception

Revenues	$15,980	$-	$15,980

Expenses:
General and administrative-
Professional fees	48,532	37,500	86,032
SEC and filing fees	4,366	50	4,416
Office rent	1,200	900	2,100
Bank charges	175	1,028	1,203
Consulting	-	1,000	1,000
Officers compensation	-	360	360
Others	224	89	313

Total general and administrative expenses	54,497	40,927	95,424

(Loss) from Operations	(38,517)	(40,927)	(79,444)

Other Income (Expense)	-	-	-

Provision for income taxes	-	-	-

Net (Loss)	$(38,517)	$(40,927)	$(79,444)

(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	$(0.01)	$(0.01)

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	5,600,000	4,474,126

The accompanying notes to financial statements are
an integral part of these statements.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT) (NOTE 2)
FOR THE PERIOD FROM INCEPTION (MARCH 21, 2007)
THROUGH DECEMBER 31, 2008

				(Deficit)
				Accumulated
			Additional	During the
	Common stock		Paid-in	Development
Description	Shares	Amount	Capital	Stage	Totals

Balance - March 21, 2007	-	$-	$-	$-	$-

Common stock issued for officers compensation	3,600,000	360	-	-	360

Common stock issued for cash	2,000,000	200	49,800	-	50,000

Net (loss) for the period	-	-	-	(40,927)	(40,927)

Balance - December 31, 2007	5,600,000	$560	$49,800	$(40,927)	$9,433

Net income (loss) for the period	-	-	-	(38,517)	(38,517)

Balance - December 31, 2008	5,600,000	$560	$49,800	$(79,444)	$(29,084)

The accompanying notes to financial statements are
an integral part of this statement.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS (NOTE 2)
FOR THE YEAR ENDED DECEMBER 31, 2008, THE PERIOD ENDED DECEMBER 31, 2007,
AND CUMULATIVE FROM INCEPTION (MARCH 21, 2007)
THROUGH DECEMBER 31, 2008

	Year Ended	Period Ended	Cumulative
	December 31,	December 31,	From
	2008	2007	Inception

Operating Activities:
Net (loss)	$(38,517)	$(40,927)	$(79,444)
Adjustments to reconcile net (loss) to net cash
(used in) operating activities:
Officers compensation	-	360	360
Prepaid expenses	(525)	-	(525)
Changes in net liabilities-
Accounts payable - Other	13,579	1,000	14,579
Accrued liabilities	8,166	7,989	16,155
	-
Net Cash (Used in) Operating Activities	(17,297)	(31,578)	(48,875)

Investing Activities:
Cash provided by investing activities	-	-	-

Net Cash Provided by Investing Activities	-	-	-

Financing Activities:
Issuance of common stock for cash	-	50,000	50,000

Net Cash Provided by Financing Activities	-	50,000	50,000

Net Increase in Cash	(17,297)	18,422	1,125

Cash - Beginning of Period	18,422	-	-

Cash - End of Period	$1,125	$18,422	$1,125

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

On March 28, 2007, the Company issued 3,000,000 shares of common stock, valued at $300, to an officer of the Company for services rendered.

On April 20, 2007, the Company issued 600,000 shares of common stock, valued at $60, to an officer of the Company for services rendered.

The accompanying notes to financial statements are
an integral part of these statements.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008, AND 2007

(1) Summary of Significant Accounting Policies

   Basis of Presentation and Organization

International Medical Staffing, Inc. (“IMS” or the “Company”) is a Delaware corporation in the development stage, and has not commenced operations.  The Company was incorporated under the laws of the State of Delaware on March 21, 2007.  The proposed business plan of the Company is to provide services to the healthcare industry, primarily hospitals and nursing homes, by providing reliable recruitment, screening, and placement services in order to address the rising international shortage of qualified nurses and other medical staff.  The accompanying financial statements of IMS were prepared from the accounts of the Company under the accrual basis of accounting.

In addition, in April 2007, the Company commenced a capital formation activity through a Private Placement Offering (the “PPO”), exempt from registration under the Securities Act of 1933, to raise up to $50,000 through the issuance 2,000,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.025 per share.  As of November 1, 2007, the Company had closed the PPO and received proceeds of $50,000.

The Company also commenced an activity to submit a Registration Statement on Form SB-2 to the Securities and Exchange Commission (“SEC”) to register 2,000,000 of its outstanding shares of common stock on behalf of selling stockholders.  The Registration Statement on Form SB-2 was filed with the SEC on December 19, 2007, and declared effective on January 4, 2008.  The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.

   Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

   Revenue Recognition

The Company is in the development stage and has yet to realize revenues from operations.  Once the Company has commenced operations, it will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008, AND 2007

   Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period.  Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  There were no dilutive financial instruments issued or outstanding for the year ended December 31, 2008 and the period ended December 31, 2007.

   Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”).  Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the financial statements classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets.  The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period.  Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset.  Any change in the valuation allowance will be included in income in the year of the change in estimate.

   Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods.  Considerable judgment is required in estimating fair value.  Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange.  As of December 31, 2008, the carrying value of the Company’s financial instruments approximated fair value due to their short-term nature and maturity.

   Lease Obligations

All noncancellable leases with an initial term greater than one year are categorized as either capital or operating leases.  Assets recorded under capital leases are amortized according to the same methods employed for property and equipment or over the term of the related lease, if shorter.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008, AND 2007

   Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed.  At the time of the completion of the offering, the costs are charged against the capital raised.  Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

   Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions.  As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

   Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of December 31, 2008, and expenses for the year ended December 31, 2008, the period ended December 31, 2007, and cumulative from inception.  Actual results could differ from those estimates made by management.

(2) Development Stage Activities and Going Concern

The Company is currently in the development stage and has not commenced operations.  The business plan of the company is to provide services to the healthcare industry, primarily hospitals and nursing homes, by providing reliable recruitment, screening, and placement services in order to address the rising international shortage of qualified nurses and other medical staff.

For the period from inception through December 31, 2008, the Company was organized and incorporated, and completed a capital formation activity to raise up to $50,000 from the sale of 2,000,000 shares of common stock through a PPO to various stockholders.  The Company prepared a Registration Statement on Form SB-2 in order to register 2,000,000 shares of its common stock, for selling stockholders, with the SEC.  The Registration Statement on Form SB-2 was filed with the SEC on December 19, 2007, and declared effective on January 4, 2008.  The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.  The Company also intends to conduct additional capital formation activities through the issuance of its common stock and to commence operations.

While the management of the Company believes that the Company will be successful in its planned operating activities, there can be no assurance that the Company will be successful in providing services to the healthcare industry, primarily hospitals and nursing homes, by providing reliable recruitment, screening, and placement services that will generate sufficient revenues to sustain the operations of the Company.  The Company also intends to conduct additional capital formation activities through the issuance of its common stock and to commence operations.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008, AND 2007

The accompanying financial statements have been prepared in conformity with accounting principals generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  The Company has incurred an operating loss since inception and the cash resources of the Company are insufficient to meet its planned business objectives.  These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

(3) Common Stock

On March 28, 2007, the Company issued 3,000,000 shares of common stock to its Director and Corporate President, Secretary, and Treasurer for services rendered, valued at $300.

On April 20, 2007, the Company issued 600,000 shares of common stock to its Director and Corporate Secretary for services rendered, valued at $60.

On April 30, 2007, the Board of Directors of the Company approved a PPO, exempt from registration under the Securities Act of 1933, to raise up to $50,000 through the issuance of 2,000,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.025 per share.  The PPO had an offering period of 180 days.  As of December 31, 2008, the Company fully subscribed the PPO and raised a total of $50,000 in proceeds.

In addition, in 2007, the Company commenced an activity to submit a Registration Statement on Form SB-2 to the SEC to register 2,000,000 shares of its outstanding common stock on behalf of selling shareholders.  The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.  The Registration Statement on Form SB-2 was filed with the SEC on December 19, 2007, and declared effective on January 4, 2008.

(4) Income Taxes

The provision (benefit) for income taxes for the year ended December 31, 2008, the period ended December 31, 2007,  was as follows (assuming a 23.7 percent effective federal and state income tax rate):

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008, AND 2007

	2008	2007

Current Tax Provision:
Federal and state-
Taxable income	$-	$-

Total current tax provision	$-	$-

Deferred Tax Provision:
Federal and state-
Loss carryforwards	$9,128	$9,700
Change in valuation allowance	(9,128)	(9,700)

Total deferred tax provision	$-	$-

The Company had deferred income tax assets as of December 31, 2008, and 2007, as follows:

	2008	2007

Loss carryforwards	$18,828	$9,700
Less - Valuation allowance	(18,828)	(9,700)

Total net deferred tax assets	$-	$-

The Company provided a valuation allowance equal to the deferred income tax assets for the year ended December 31, 2008, period ended December 31, 2007, because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of December 31, 2008, the Company had approximately $79,444 in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and expire in the year 2028.

(5) Related Party Transactions

As described in Note 3, during the period from March 21, 2007, through December 31, 2008, the Company issued 3,600,000 shares of its common stock to its Directors and Corporate President, Secretary, and Treasurer, for services rendered with a value of $360.

In April 2007, the Company entered into a verbal agreement with an individual who is a relative of the Director of the Company and is also a former Director, officer, and stockholder of the Company to lease office space.  The monthly lease rental amount is $100, and the term of the lease arrangement is month to month.  As of December 31, 2008, the Company had accrued $2,100 in office rent expense related to the lease.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008, AND 2007

As of December 31, 2008, the Company owed to a Director and stockholder $4,455 that he loaned to the Company.  The loan was provided for working capital purposes, is unsecured, non-interest bearing, and has no terms for repayment.

(6) Commitments and Contingencies

As discussed in Note 5, the Company entered into a verbal agreement for the lease of office space on a month-to-month basis with an individual who is a relative of the Director of the Company and is also a former Director, officer, and stockholder of the Company.  The monthly lease amount is $100.

On January 9, 2008, the Company entered into a Transfer Agent Agreement with Island Capital Management, LLC dba Island Stock Transfer (“Island Stock Transfer”).  Under the Agreement, the Company agreed to pay to Island Stock Transfer fees amounting to $15,000, of which $6,000 were payable upon execution and the remaining $9,000 payable within 120 days.  The agreement is for a one-year period during which Island Stock Transfer will act as the Company’s transfer agent and provide Edgarization services for the Company.  As of December 31, 2008, the Company had paid the balance due of $12,000 to Island Stock Transfer.

(7) Recent Accounting Pronouncements

On March 19, 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement 133” (“SFAS No. 161”).  SFAS No. 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”; and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  Specifically, SFAS No. 161 requires:

•	Disclosure of the objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation;
•	Disclosure of the fair values of derivative instruments and their gains and losses in a tabular format;
•	Disclosure of information about credit-risk-related contingent features; and
•	Cross-reference from the derivative footnote to other footnotes in which derivative-related information is disclosed.

SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008.  Early application is encouraged. The management of the Company does not believe that this new pronouncement will have a material impact on its financial statements.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008, AND 2007

On May 9, 2008, the FASB issued FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”).  SFAS No. 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (“GAAP”) for nongovernmental entities.

Prior to the issuance of SFAS No. 162, GAAP hierarchy was defined in the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards (“SAS”) No. 69, “The Meaning of Present Fairly in Conformity with Generally Accept Accounting Principles.”  SAS No. 69 has been criticized because it is directed to the auditor rather than the entity.  SFAS No. 162 addresses these issues by establishing that the GAAP hierarchy should be directed to entities because it is the entity (not the auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP.

The sources of accounting principles that are generally accepted are categorized in descending order as follows:

a)
FASB Statements of Financial Accounting Standards and Interpretations, FASB Statement 133 Implementation Issues, FASB Staff Positions, and American Institute of Certified Public Accountants (AICPA) Accounting Research Bulletins and Accounting Principles Board Opinions that are not superseded by actions of the FASB.

b)	FASB Technical Bulletins and, if cleared by the FASB, AICPA Industry Audit and Accounting Guides and Statements of Position.

c)
 AICPA Accounting Standards Executive Committee Practice Bulletins that have been cleared by the FASB, consensus positions of the FASB Emerging Issues Task Force (EITF), and the Topics discussed in Appendix D of EITF Abstracts (EITF D-Topics).

d)
 Implementation guides (Q&As) published by the FASB staff, AICPA Accounting Interpretations, AICPA Industry Audit and Accounting Guides and Statements of Position not cleared by the FASB, and practices that are widely recognized and prevalent either generally or in the industry.

SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendment to its authoritative literature.  It is only effective for nongovernmental entities; therefore, the GAAP hierarchy will remain in SAS 69 for state and local governmental entities and federal governmental entities. The management of the Company does not believe that this new pronouncement will have a material impact on its financial statements.

On May 26, 2008, the FASB issued FASB Statement No. 163, “Accounting for Financial Guarantee Insurance Contracts” (“SFAS No. 163”).  SFAS No. 163 clarifies how FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS No. 60”), applies to financial guarantee insurance contracts issued by insurance enterprises, including the recognition and measurement of premium revenue and claim liabilities.  It also requires expanded disclosures about financial guarantee insurance contracts.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2008, AND 2007

The accounting and disclosure requirements of SFAS No. 163 are intended to improve the comparability and quality of information provided to users of financial statements by creating consistency.  Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under SFAS No. 60, “Accounting and Reporting by Insurance Enterprises.”  That diversity results in inconsistencies in the recognition and measurement of claim liabilities because of differing views about when a loss has been incurred under FASB Statement No. 5, “Accounting for Contingencies” (“SFAS No. 5”).  SFAS No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation.  It also requires disclosure about (a) the risk-management activities used by an insurance enterprise to evaluate credit deterioration in its insured financial obligations and (b) the insurance enterprise’s surveillance or watch list.

SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for disclosures about the insurance enterprise’s risk-management activities.  Disclosures about the insurance enterprise’s risk-management activities are effective the first period beginning after issuance of SFAS No. 163.  Except for those disclosures, earlier application is not permitted.  The management of the Company does not expect the adoption of this pronouncement to have material impact on its financial statements.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS (NOTE 2)
AS OF JUNE 30, 2009, AND DECEMBER 31, 2008
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS

Current Assets:
Cash in bank	$1,787	$1,125
Accounts receivable - Other	406	-
Prepaid expenses	-	525

Total current assets	2,193	1,650

Total Assets	$2,193	$1,650

LIABILITIES AND STOCKHOLDERS' (DEFICIT)

Current Liabilities:
Accounts payable - Trade	$1,958	$14,579
Accrued liabilities	21,500	11,700
Due to related party - Former Director and stockholder	-	4,455

Total current liabilities	23,458	30,734

Total liabilities	23,458	30,734

Commitments and Contingencies

Stockholders' (Deficit):
Preferred stock, par value $0.0001 per share, 50,000,000 shares authorized; no shares issued and outstanding in 2009, and 2008, respectively	-	-
Common stock, par value $0.0001 per share, 900,000,000 shares authorized; 5,600,000 shares issued and outstanding in 2009, and 2008, respectively	560	560
Additional paid-in capital	84,564	49,800
(Deficit) accumulated during the development stage	(106,389)	(79,444)

Total stockholders' (deficit)	(21,265)	(29,084)

Total Liabilities and Stockholders' (Deficit)	$2,193	$1,650

The accompanying notes to interim financial statements
are an integral part of these balance sheets.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS (NOTE 2)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009, AND 2008,
AND CUMULATIVE FROM INCEPTION (MARCH 21, 2007)
THROUGH JUNE 30, 2009
(Unaudited)

	Three Months Ended		Six Months Ended		Cumulative
	June 30,		June 30,		From
	2009	2008	2009	2008	Inception

Revenues	$-	$10,000	$5,000	$10,000	$20,980

Expenses:
General and administrative-
Professional fees	23,000	9,928	28,398	17,453	114,430
SEC and filing fees	1,119	509	1,773	3,013	6,189
Office rent	-	300	300	600	2,400
Bank charges	45	80	110	100	1,313
Consulting	-	-	-	-	1,000
Other	639	124	1,364	124	1,677
Officers compensation	-	-	-	-	360

Total general and administrative expenses	24,803	10,941	31,945	21,290	127,369

(Loss) from Operations	(24,803)	(941)	(26,945)	(11,290)	(106,389)

Other Income (Expense)	-	-	-	-	-

Provision for Income Taxes	-	-	-	-	-

Net (Loss)	$(24,803)	$(941)	$(26,945)	$(11,290)	$(106,389)

(Loss) Per Common Share:
(Loss) per common share - Basic and Diluted	$(0.00)	$(0.00)	$(0.00)	$(0.00)

Weighted Average Number of Common Shares
Outstanding - Basic and Diluted	5,600,000	5,600,000	5,600,000	5,600,000

The accompanying notes to interim financial statements are
an integral part of these statements.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS (NOTE 2)
FOR THE SIX MONTHS ENDED JUNE 30, 2009, AND 2008,
AND CUMULATIVE FROM INCEPTION (MARCH 21, 2007) THROUGH JUNE 30, 2009
(Unaudited)
	Six Months Ended		Cumulative
	June 30,		From
	2009	2008	Inception

Operating Activities:
Net (loss)	$(26,945)	$(11,290)	$(106,389)
Adjustments to reconcile net (loss) to net cash
(used in) operating activities:
Officers compensation	-	-	360
Changes in net assets and liabilities-
Accounts receivable - Other	(406)	-	(406)
Prepaid expenses	525	(7,925)	-
Accounts payable - Trade	(12,621)	5,128	1,958
Accrued liabilities	5,345	(3,489)	21,500
Net Cash (Used in) Operating Activities	(34,102)	(17,576)	(82,977)

Investing Activities:
Cash provided by investing activities	-	-	-

Net Cash Provided by Investing Activities	-	-	-

Financing Activities:
Issuance of common stock for cash	-	-	50,000
Proceeds from related party - Former Director and stockholder	3,172	3,102	3,172
Payments to related party - Former Director and stockholder	-	-	-
Proceeds from related party - Stockholder	31,592	-	31,592

Net Cash Provided by Financing Activities	34,764	3,102	84,764

Net Increase (Decrease) in Cash	662	(14,474)	1,787

Cash - Beginning of Period	1,125	18,422	-

Cash - End of Period	$1,787	$3,948	$1,787

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$-
Income taxes	$-	$-	$-

On March 28, 2007, the Company issued 3,000,000 shares of common stock, valued at $300, to an officer of the Company for services rendered.

On April 20, 2007, the Company issued 600,000 shares of common stock, valued at $60, to an officer of the Company for services rendered.

On June 3, 2009, a former Director and stockholder of the Company forgave the Company of a loan of $3,172.

The accompanying notes to interim financial statements are
an integral part of these statements.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO INTERIM FINANCIAL STATEMENTS
JUNE 30, 2009, and 2008
(Unaudited)

(1)           Summary of Significant Accounting Policies

   Basis of Presentation and Organization

International Medical Staffing, Inc. (“IMS” or the “Company”) is a Delaware corporation in the development stage, and has not commenced operations.  The Company was incorporated under the laws of the State of Delaware on March 21, 2007.  The proposed business plan of the Company is to provide services to the healthcare industry, primarily hospitals and nursing homes, by providing reliable recruitment, screening, and placement services in order to address the rising international shortage of qualified nurses and other medical staff.  The accompanying financial statements of IMS were prepared from the accounts of the Company under the accrual basis of accounting.

In addition, in April 2007, the Company commenced a capital formation activity through a Private Placement Offering (the “PPO”), exempt from registration under the Securities Act of 1933, to raise up to $50,000 through the issuance of 2,000,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.025 per share.  As of November 1, 2007, the Company had closed the PPO and received proceeds of $50,000.

The Company also commenced an activity to submit a Registration Statement on Form SB-2 to the Securities and Exchange Commission (“SEC”) to register 2,000,000 of its outstanding shares of common stock on behalf of selling stockholders.  The Registration Statement on Form SB-2 was filed with the SEC on December 19, 2007, and declared effective on January 4, 2008.  The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.

   Unaudited Interim Financial Statements

The interim financial statements of IMS as of June 30, 2009, and December 31, 2008, and for the three and six months ended June 30, 2009, and 2008, and cumulative from inception, are unaudited.  However, in the opinion of management, the interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company as of June 30, 2009, and December 31, 2008, and the results of its operations and its cash flows for the three and six months ended June 30, 2009, and 2008, and cumulative from inception.  These results are not necessarily indicative of the results expected for the calendar year ending December 31, 2009.  The accompanying financial statements and notes thereto do not reflect all of the disclosures required under accounting principles generally accepted in the United States of America.  Refer to the Company’s audited financial statements as of December 31, 2008, filed with the SEC for additional information, including significant accounting policies.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO INTERIM FINANCIAL STATEMENTS
JUNE 30, 2009, and 2008
(Unaudited)
   Cash and Cash Equivalents

For purposes of reporting within the statement of cash flows, the Company considers all cash on hand, cash accounts not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less to be cash and cash equivalents.

   Revenue Recognition

The Company is in the development stage and has realized limited revenues.  The Company will recognize revenues when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable.

   Loss per Common Share

Basic loss per share is computed by dividing the net loss attributable to the common stockholders by the weighted average number of shares of common stock outstanding during the period.  Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential common shares had been issued and if the additional common shares were dilutive.  There were no dilutive financial instruments issued or outstanding for the three and six months ended June 30, 2009, and 2008.

   Income Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes” (“SFAS No. 109”).  Under SFAS No. 109, deferred tax assets and liabilities are determined based on temporary differences between the bases of certain assets and liabilities for income tax and financial reporting purposes.  The deferred tax assets and liabilities are classified according to the financial statements classification of the assets and liabilities generating the differences.

The Company maintains a valuation allowance with respect to deferred tax assets.  The Company establishes a valuation allowance based upon the potential likelihood of realizing the deferred tax asset and taking into consideration the Company’s financial position and results of operations for the current period.  Future realization of the deferred tax benefit depends on the existence of sufficient taxable income within the carryforward period under the Federal tax laws.

Changes in circumstances, such as the Company generating taxable income, could cause a change in judgment about the realizability of the related deferred tax asset.  Any change in the valuation allowance will be included in income in the year of the change in estimate.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO INTERIM FINANCIAL STATEMENTS
JUNE 30, 2009, and 2008
(Unaudited)
   Fair Value of Financial Instruments

The Company estimates the fair value of financial instruments using the available market information and valuation methods.  Considerable judgment is required in estimating fair value.  Accordingly, the estimates of fair value may not be indicative of the amounts the Company could realize in a current market exchange.  As of June 30, 2009, and December 31, 2008, the carrying value of the Company’s financial instruments approximated fair value due to their short-term nature and maturity.

   Lease Obligations

All noncancellable leases with an initial term greater than one year are categorized as either capital or operating leases.  Assets recorded under capital leases are amortized according to the same methods employed for property and equipment or over the term of the related lease, if shorter.

   Deferred Offering Costs

The Company defers as other assets the direct incremental costs of raising capital until such time as the offering is completed.  At the time of the completion of the offering, the costs are charged against the capital raised.  Should the offering be terminated, deferred offering costs are charged to operations during the period in which the offering is terminated.

   Common Stock Registration Expenses

The Company considers incremental costs and expenses related to the registration of equity securities with the SEC, whether by contractual arrangement as of a certain date or by demand, to be unrelated to original issuance transactions.  As such, subsequent registration costs and expenses are reflected in the accompanying financial statements as general and administrative expenses, and are expensed as incurred.

   Estimates

The financial statements are prepared on the basis of accounting principles generally accepted in the United States.  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of June 30, 2009, and December 31, 2008, and expenses for the three and six months ended June 30, 2009, and 2008, and cumulative from inception.  Actual results could differ from those estimates made by management.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO INTERIM FINANCIAL STATEMENTS
JUNE 30, 2009, and 2008
(Unaudited)

(2)           Development Stage Activities and Going Concern

The Company is currently in the development stage and has not commenced operations.  The business plan of the company is to provide services to the healthcare industry, primarily hospitals and nursing homes, by providing reliable recruitment, screening, and placement services in order to address the rising international shortage of qualified nurses and other medical staff.

For the period from inception through June 30, 2009, the Company was organized and incorporated, and completed a capital formation activity to raise up to $50,000 from the sale of 2,000,000 shares of common stock through a PPO to various stockholders.  The Company prepared a Registration Statement on Form SB-2 in order to register 2,000,000 shares of its common stock, for selling stockholders, with the SEC.  The Registration Statement on Form SB-2 was filed with the SEC on December 19, 2007, and declared effective on January 4, 2008.  The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.  The Company also intends to conduct additional capital formation activities through the issuance of its common stock and to commence operations.

While the management of the Company believes that the Company will be successful in its planned operating activities, there can be no assurance that the Company will be successful in providing services to the healthcare industry, primarily hospitals and nursing homes, by providing reliable recruitment, screening, and placement services that will generate sufficient revenues to sustain the operations of the Company.

The accompanying financial statements have been prepared in conformity with accounting principals generally accepted in the United States of America, which contemplate continuation of the Company as a going concern.  The Company has incurred an operating loss since inception and the cash resources of the Company are insufficient to meet its planned business objectives.  These and other factors raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

(3)           Common Stock

On March 28, 2007, the Company issued 3,000,000 shares of common stock to its Director and Corporate President, Secretary, and Treasurer for services rendered, valued at $300.

On April 20, 2007, the Company issued 600,000 shares of common stock to its Director and Corporate Secretary for services rendered, valued at $60.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO INTERIM FINANCIAL STATEMENTS
JUNE 30, 2009, and 2008
(Unaudited)

On April 30, 2007, the Board of Directors of the Company approved a PPO, exempt from registration under the Securities Act of 1933, to raise up to $50,000 through the issuance of 2,000,000 shares of its common stock, par value $0.0001 per share, at an offering price of $0.025 per share.  The PPO had an offering period of 180 days.  As of December 31, 2008, the Company fully subscribed the PPO and raised a total of $50,000 in proceeds.

In addition, in 2007, the Company commenced an activity to submit a Registration Statement on Form SB-2 to the SEC to register 2,000,000 shares of its outstanding common stock on behalf of selling shareholders.  The Company will not receive any of the proceeds of this registration activity once the shares of common stock are sold.  The Registration Statement on Form SB-2 was filed with the SEC on December 19, 2007, and declared effective on January 4, 2008.

Effective July 15, 2009, the Company amended its Articles of Incorporation and increased the number of shares of authorized common stock from 100,000,000 shares to 900,000,000 shares, par value $0.0001 per share.  At the same time, the Company authorized 50,000,000 shares of preferred stock, par value $0.0001 per share, which may be issued in one or more series of the preferred stock as the Company may determine by vote of a majority of the Board of Directors.  See Note 8 – Subsequent Events for additional information.

(4)           Income Taxes

The provision (benefit) for income taxes for the six months ended June 30, 2009, and 2008,  was as follows (assuming a 23 percent effective federal and state income tax rate):

	Six Months Ended
	June 30,
	2009	2008

Current Tax Provision:
Federal-
Taxable income	$-	$-

Total current tax provision	$-	$-

Deferred Tax Provision:
Federal-
Loss carryforwards	$6,198	$2,597
Change in valuation allowance	(6,198)	(2,597)

Total deferred tax provision	$-	$-

The Company had deferred income tax assets as of June 30, 2009, and 2008, as follows:

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO INTERIM FINANCIAL STATEMENTS
JUNE 30, 2009, and 2008
(Unaudited)

	As of	As of
	June 30,	December 31,
	2009	2008

Loss carryforwards	$24,470	$18,272
Less - Valuation allowance	(24,470)	(18,272)

Total net deferred tax assets	$-	$-

The Company provided a valuation allowance equal to the deferred income tax assets for the six months ended June 30, 2009, and 2008, because it is not presently known whether future taxable income will be sufficient to utilize the loss carryforwards.

As of June 30, 2009, and December 31, 2008, the Company had approximately $106,389, and $79,444, respectively, in tax loss carryforwards that can be utilized in future periods to reduce taxable income, and begin to expire in the year 2027.

 (5)           Related Party Transactions

As described in Note 3, during the period from March 28, 2007, through April 20, 2008, the Company issued 3,600,000 shares of its common stock to its Directors and Corporate President, Secretary, and Treasurer, for services rendered with a value of $360.

In April 2007, the Company entered into a verbal agreement with an individual who is a relative of the Director of the Company and is also a former Director, officer, and stockholder of the Company to lease office space.  The monthly lease rental amount is $100, and the term of the lease arrangement is month to month.  As of March 31, 2009, the lease agreement was cancelled and the accrued office rent expenses balance was paid in full.  As of December 31, 2008, the Company had $2,100, respectively, in office rent expense related to the lease.

As of June 30, 2009, and December 31, 2008, the Company owed to a former Director and stockholder nil and $4,455, respectively, that he loaned to the Company.  The loan was provided for working capital purposes, is unsecured, non-interest bearing, and has no terms for repayment.  As of June 30, 2009, former Director and stockholder of the Company forgave the Company $34,784 of a loan that was provided for working capital purposes.

(6)           Change of Control

Effective June 3, 2009, the Company underwent a change in control.  The change in control occurred as a result of the acquisition by PureSpectrum, Inc. (‘PS”), a Nevada corporation, of 3,600,000 shares of the Company’s common stock, $0.0001 par value, constituting 64.29% of the outstanding common stock for $250,000 in cash.  Contemporaneously with the change in control, Mr. Aron Fishl Paluch resigned as the sole director of the Company, and Lee L. Vanatta, the President and Chief Executive Officer of PS, was elected a Director of the Company.  Mr. Paluch also resigned as the President, Secretary, and Treasurer of the Company, and Mr. Vanatta was elected to these positions, both effective on June 3, 2009.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO INTERIM FINANCIAL STATEMENTS
JUNE 30, 2009, and 2008
(Unaudited)

(7)           Recent Accounting Pronouncements

On March 19, 2008, the FASB issued FASB Statement No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an amendment of FASB Statement 133” (“SFAS No. 161”).  SFAS No. 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”; and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  Specifically, SFAS No. 161 requires:

•	Disclosure of the objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation;
•	Disclosure of the fair values of derivative instruments and their gains and losses in a tabular format;
•	Disclosure of information about credit-risk-related contingent features; and
•	Cross-reference from the derivative footnote to other footnotes in which derivative-related information is disclosed.

SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008.  Early application is encouraged.  The management of the Company does not believe that this new pronouncement will have a material impact on its financial statements.

On May 9, 2008, the FASB issued FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS No. 162”).  SFAS No. 162 is intended to improve financial reporting by identifying a consistent framework, or hierarchy, for selecting accounting principles to be used in preparing financial statements that are presented in conformity with U.S. generally accepted accounting principles (“GAAP”) for nongovernmental entities.

Prior to the issuance of SFAS No. 162, GAAP hierarchy was defined in the American Institute of Certified Public Accountants (“AICPA”) Statement on Auditing Standards (“SAS”) No. 69, “The Meaning of Present Fairly in Conformity with Generally Accept Accounting Principles.”  SAS No. 69 has been criticized because it is directed to the auditor rather than the entity.  SFAS No. 162 addresses these issues by establishing that the GAAP hierarchy should be directed to entities because it is the entity (not the auditor) that is responsible for selecting accounting principles for financial statements that are presented in conformity with GAAP.

The sources of accounting principles that are generally accepted are categorized in descending order as follows:

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO INTERIM FINANCIAL STATEMENTS
JUNE 30, 2009, and 2008
(Unaudited)

a)
 FASB Statements of Financial Accounting Standards and Interpretations, FASB Statement 133 Implementation Issues, FASB Staff Positions, and American Institute of Certified Public Accountants (AICPA) Accounting Research Bulletins and Accounting Principles Board Opinions that are not superseded by actions of the FASB.

b)	FASB Technical Bulletins and, if cleared by the FASB, AICPA Industry Audit and Accounting Guides and Statements of Position.

c)
 AICPA Accounting Standards Executive Committee Practice Bulletins that have been cleared by the FASB, consensus positions of the FASB Emerging Issues Task Force (EITF), and the Topics discussed in Appendix D of EITF Abstracts (EITF D-Topics).

d)
 Implementation guides (Q&As) published by the FASB staff, AICPA Accounting Interpretations, AICPA Industry Audit and Accounting Guides and Statements of Position not cleared by the FASB, and practices that are widely recognized and prevalent either generally or in the industry.

SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendment to its authoritative literature.  It is only effective for nongovernmental entities; therefore, the GAAP hierarchy will remain in SAS 69 for state and local governmental entities and federal governmental entities.  The management of the Company does not believe that this new pronouncement will have a material impact on its financial statements.

On May 26, 2008, the FASB issued FASB Statement No. 163, “Accounting for Financial Guarantee Insurance Contracts—an interpretation of FASB Statement No. 60” (“SFAS No. 163”).  SFAS No. 163 clarifies how FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises” (“SFAS No. 60”), applies to financial guarantee insurance contracts issued by insurance enterprises, including the recognition and measurement of premium revenue and claim liabilities.  It also requires expanded disclosures about financial guarantee insurance contracts.

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO INTERIM FINANCIAL STATEMENTS
JUNE 30, 2009, and 2008
(Unaudited)

The accounting and disclosure requirements of SFAS No. 163 are intended to improve the comparability and quality of information provided to users of financial statements by creating consistency.  Diversity exists in practice in accounting for financial guarantee insurance contracts by insurance enterprises under SFAS No. 60, “Accounting and Reporting by Insurance Enterprises.”  That diversity results in inconsistencies in the recognition and measurement of claim liabilities because of differing views about when a loss has been incurred under FASB Statement No. 5, “Accounting for Contingencies” (“SFAS No. 5”).  SFAS No. 163 requires that an insurance enterprise recognize a claim liability prior to an event of default when there is evidence that credit deterioration has occurred in an insured financial obligation.  It also requires disclosure about (a) the risk-management activities used by an insurance enterprise to evaluate credit deterioration in its insured financial obligations and (b) the insurance enterprise’s surveillance or watch list.

SFAS No. 163 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and all interim periods within those fiscal years, except for disclosures about the insurance enterprise’s risk-management activities.  Disclosures about the insurance enterprise’s risk-management activities are effective the first period beginning after issuance of SFAS No. 163.  Except for those disclosures, earlier application is not permitted.  The management of the Company does not expect the adoption of this pronouncement to have material impact on its financial statements.

On May 22, 2009, the FASB issued FASB Statement No. 164, “Not-for-Profit Entities: Mergers and Acquisitions – Including an Amendment of FASB Statement No. 142” (“SFAS No. 164”).  Statement 164 is intended to improve the relevance, representational faithfulness, and comparability of the information that a not-for-profit entity provides in its financial reports about a combination with one or more other not-for-profit entities, businesses, or nonprofit activities.  To accomplish that, this Statement establishes principles and requirements for how a not-for-profit entity:

a.	Determines whether a combination is a merger for an acquisition.
b.	Applies the carryover method in accounting for a merger.
c.	Applies the acquisition method in accounting for an acquisition, including determining which of the combining entities is the acquirer.
d.	Determines what information to disclose to enable users of financial statements to evaluate the nature and financial effects of a merger or an acquisition.

This Statement also improves the information a not-for-profit entity provides about goodwill and other intangible assets after an acquisition by amending FASB Statement No. 142, Goodwill and Other Intangible Assets, to make it fully applicable to not-for-profit entities.

Statement 164 is effective for mergers occurring on or after December 15, 2009, and acquisitions for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2009.  Early application is prohibited.  Management of the Company does not expect the adoption of this pronouncement to have material impact on its financial statements.

On May 28, 2009, the FASB issued FASB Statement No. 165, “Subsequent Events” (“SFAS No. 165”).  Statement 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued.  Specifically, Statement 165 provides:

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO INTERIM FINANCIAL STATEMENTS
JUNE 30, 2009, and 2008
(Unaudited)

The period after the balance sheet date during which management of a reporting entity should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements.
1.	The circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements.
2.	The disclosures that an entity should make about events or transactions that occurred after the balance sheet date.

In accordance with this Statement, an entity should apply the requirements to interim or annual financial periods ending after June 15, 2009.  Management of the Company does not expect the adoption of this pronouncement to have material impact on its financial statements.

(8)           Subsequent Events

On July 7, 2009, Gregory J. McLean was elected Secretary, Treasurer and Chief Financial Officer of the Company.  Effective July 13, 2009, the Company amended its Certificate of Incorporation to (a) increase the number of shares of authorized common stock from 100,000,000 shares to 900,000,000 shares, par value $0.0001 per share, (b) authorize 50,000,000 shares of preferred stock, par value $0.0001 per share, which may be issued in one or more series of the preferred stock with such designations, rights, preferences, limitations and/or restrictions as the Company may determine by vote of a majority of the Board of Directors and (c) among other things, to eliminate preemptive rights cumulative voting rights and to provide for the indemnification and Directors and officers.

On July 10, 2009, the Board of Directors approved the Company’s Amended and Restated Bylaws to, among other things, allow stockholders of the Company, who own more than 30 percent, rather than at least a majority of the issued and outstanding shares, to be entitled to cause the Company’s Secretary to call a special meeting of the stockholders; to provide for a procedure whereby stockholders may nominate candidates to serve as Directors of the Company; to designate five standing committees of the Board of Directors, namely, Executive Committee, Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Compliance, Sustainability and Public Policy Committee; and, to allow the Board of Directors, as well as the stockholders, to adopt, amend and repeal the Bylaws, whereas the former Bylaws of the Company only allowed the stockholders to adopt, amend and repeal such Bylaws.  The Amended and Restated Bylaws will become effective upon the effectiveness of an amendment to the Company’s Amended and Restated Certificate of Incorporation described below which will confer upon the Board of Directors the power to adopt, amend and repeal the Company’s Bylaws (the “Bylaws Amendment”)

INTERNATIONAL MEDICAL STAFFING, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO INTERIM FINANCIAL STATEMENTS
JUNE 30, 2009, and 2008
(Unaudited)

On August 4, 2009, the Board of Directors approved and the Company entered into the Agreement of Purchase and Sale and Plan of Reorganization (the “C-Reorg Agreement”) pursuant to which the Company will effect a transaction with PS and will file a Registration Statement on Form S-4 with the SEC to register its shares of common stock to be issued in connection with this transaction.  When the C-Reorg is consummated, the Company will make effective the amendment to its Amended and Restated Certificate of Incorporation to include the Bylaws Amendment and to change the Company’s name to “PureSpectrum, Inc.”  On August 4, 2009, the Company’s stockholders approved this amendment to the Company’s Amended and Restated Certificate of Incorporation.  Also on August 4, 2009, PS’s Board of Directors approved the C-Reorg Agreement and the proposed transaction.  The proposed transaction is subject to approval by the stockholders of PS.

Report of Independent Registered Public Accounting Firm

Board of Directors
PureSpectrum, Inc.
Savannah, Georgia

We have audited the accompanying balance sheets of PureSpectrum, Inc. as of December 31, 2008 and 2007, the related statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2008 and 2007, and the period from inception July 24, 2006 through December 31, 2006. These financial statements are the responsibility of the management of PureSpectrum, Inc. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we expressed no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PureSpectrum, Inc. as of December 31, 2008 and 2007, the related statements of operations, changes in stockholders’ deficit, and cash flows for the years ended December 31, 2008 and 2007, and the period from inception July 24, 2006 through December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note H, the Company has had no revenue since inception, has incurred recurring losses from operations, and has had to continually seek additional capital investment in order to fund operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note H. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted,

Savannah, Georgia
March 27, 2009
7000 Central Parkway
100 Riverview Drive		Suite 1660
Savannah, GA 31404		Atlanta, GA 30328
T|912-234-8243		T|678-387-3960
F|912-236-4414	www.hancockaskew.com	F|678-387-3964

PureSpectrum, Inc.
(A Development Stage Company)

Balance Sheets
December 31, 2008 and 2007

	12/31/2008	12/31/2007
Assets

Current Assets
Cash	$312	$168
Prepaid Expenses	3,125	-
Other Current Assets	387	-
Total Current Assets	3,824	168

Furniture & Equipment, Net	20,937	3,804

Other Assets
Patents, net	201,138	56,923
Trademarks	94,564	56,241
Total Assets	$320,463	$117,136

Liabilities and Stockholder’s Deficit

Current Liabilities
Accounts Payable	$409,122	$134,286
Payroll Liabilities	105,143	131,596
Accrued Interest	-	139
Notes Payable	30,145	28,983
Total Current Liabilities	544,410	295,004

Commitments and Contingencies (Note K)

Stockholders’ Deficit
Preferred Stock, 0.001 Par Value, 50,000,000 Shares Authorized	-	-
Common Stock, 0.001 Par Value, 900,000,000 Shares Authorized, Issued and Outstanding 161,576,019 and 52,559,215 Shares, respectively	161,576	52,559
Additional Paid in Capital	6,509,752	2,244,116

Deficit Accumulated During the Development Stage	(6,895,275)	(2,474,543)
Total Stockholders’ Deficit	(223,947)	(177,868)
Total Liabilities and Stockholders’ Deficit	$320,463	$117,136

See accompanying notes to financial statements.

PureSpectrum, Inc.
(A Development Stage Company)

Statements of Operations

			Period From	Period From
			Inception,	Inception,
	Year ended	Year ended	07/24/2006 to	07/24/2006 to
	12/31/2008	12/31/2007	12/31/ 2006	12/31/2008

Revenues	$-	$-	$-	$-

Expenses
Amortization	1,802	437	-	2,239
Organizational Costs	-	-	180,371	180,371
Professional and Consulting Fees	1,808,779	544,036	250,163	2,602,978
Compensation	1,751,556	939,917	112,400	2,803,873
Research and Development	313,753	107,196	60,395	481,344
Shareholder Communications	194,013	1,020	-	195,033
Other General and Administrative Expenses	348,321	187,201	76,182	611,704
Total Expense	4,418,224	1,779,807	679,511	6,877,542
Net Loss from Operations	(4,418,224)	(1,779,807)	(679,511)	(6,877,542)

Other (Expense) Income
Interest Income	165	4	-	169
Interest Expense	(2,671)	(10,227)	(5,002)	(17,900)
Total Other (Expense) Income	(2,506)	(10,223)	(5,002)	(17,731)
Net Loss	$(4,420,730)	$(1,790,030)	$(684,513)	$(6,895,273)

Weighted Average Outstanding Shares	123,842,986	32,305,604	10,885,378

Loss per Share	$(0.04)	$(0.06)	$(0.06)

See accompanying notes to financial statements.

PureSpectrum, Inc.
(A Development Stage Company)

Statements of Changes In Stockholders’ Deficit
For the Years Ended December 31, 2008 and 2007 and
Period from Inception July 24, 2006 to December 31, 2006

	Common	Common	Additional Paid	Accumlulated	Total Stockholders’
	Shares	Amount	in Capital	Deficit	Deficit

Balance at Inception	-	$-	$-	$-	$-
Stock Issued for Services	1,984,000	1,984	-	-	1,984
Stock Issued in Connection with Share Purchase Agreement	19,387,136	19,387	-	-	19,387
Share Based Compensation	-	-	42,969	-	42,969
Stock Issued in Connection with Debt Conversion	8,027,000	8,027	112,378	-	120,405
Net Loss	-	-	-	(684,513)	(684,513)
Balance - December 31, 2006	29,398,136	$29,398	$155,347	$(684,513)	$(499,768)

Stock Issued for Cash	16,150,404	16,150	754,954	-	771,104
Stock Issued for Services	2,850,000	2,850	337,400	-	340,250
Share Based Compensation	-	-	681,010	-	681,010
Stock Issued in Connection with Debt Conversions	4,061,584	4,062	315,405	-	319,467
Stock Issued upon Exercise of Warrants	99,091	99	-	-	99
Net Loss	-	-	-	(1,790,030)	(1,790,030)
Balance - December 31, 2007	52,559,215	$52,559	$2,244,116	$(2,474,543)	$(177,868)

Stock Issued for Cash	84,175,439	84,175	1,485,725	-	1,569,900
Stock Issued for Services	13,857,894	13,858	1,494,233	-	1,508,091
Share Based Compensation	10,214,416	10,214	1,286,445	-	1,296,659
Stock Issued upon Exercise of Warrants	769,055	769	(769)	-	0
Net Loss	-	-	-	(4,420,730)	(4,420,730)
Balance - December 31, 2008	161,576,019	$161,576	$6,509,750	$(6,895,273)	$(223,947)

See accompanying notes to financial statements.

PureSpectrum, Inc.
(A Development Stage Company)

Statements of Cash Flow
For the Years Ended December 31, 2008 and 2007 and
period from Inception, July 24, 2006 to December 31, 2006

			Period From	Period From
			Inception,	Inception,
	Year Ended	Year Ended	07/24/2006 to	07/24/2006 to
	12/31/2008	12/31/2007	12/31/2006	12/31/2008

Cash Flows From Operating Activities
Net Loss	$(4,420,730)	$(1,790,030)	$(684,513)	$(6,895,273)
Adjustments to Reconcile Net Loss to Net Cash Used by Operating Activities:
Depreciation and Amortization	4,998	1,361	207	$6,566
Services Exchanged for Common Stock	1,508,091	340,250	207,759	2,056,100
Share Based Compensation	1,296,660	641,836	42,969	1,981,465
Interest expense accredited to note balance	1,162	1,115	3,051	5,328
(Increase) in Prepaid Expenses	(3,125)	-	-	(3,125)
(Decrease) Increase in Accounts Payable	274,836	22,540	111,745	409,121
(Decrease) in Accrued Interest	(139)	(1,812)	1,951	-
(Decrease) Increase in Payroll Liabilities	(26,453)	131,596	-	105,143
(Increase) in Cash Advances	(387)	-	-	(387)
Net Cash Used by Operating Activities	(1,365,087)	(653,144)	(316,831)	(2,335,062)

Cash Flows from Investing Activities
Purchase of Furniture and Equipment	(20,329)	(2,304)	(2,631)	(25,264)
Development of Patents	(146,017)	(37,370)	(19,990)	(203,377)
Development of Trademarks	(38,323)	(52,218)	(4,023)	(94,564)
Net Cash Used by Investing Activities	(204,669)	(91,892)	(26,644)	(323,205)

Cash Flows from Financing Activities
Proceeds from Borrowing	-	-	483,475	483,475
Repayment of Borrowing	-	(26,000)	(140,000)	(166,000)
Proceeds from Issuance of Common Stock	1,569,900	771,204	-	2,341,104
Net Cash Provided by Financing Activities	1,569,900	745,204	343,475	2,658,579
Net Increase in Cash	144	168	-	312
Cash at Beginning of Period	168	-	-	-
Cash at End of Period	$312	$168	$-	$312

See accompanying notes to financial statements.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to Financial Statements

Note A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Company was incorporated on July 1,  1988 in the state of Nevada under the name America’s Finest Waters and changed its name to jumpMusic.com, Inc. on May 5, 1999. The Company had limited operations prior to acquisition by PureSpectrum, LLC on July 24, 2006. The Company was acquired by PureSpectrum, LLC for a convertible note payable to the Shareholders of JumpMusic in the amount of $159,000. The form of the transaction was that the Company executed a Share Purchase Agreement with PureSpectrum, LLC, a Georgia Limited Liability Company, whereby the Company purchased 100% of PureSpectrum, LLC, which thereupon became a wholly owned subsidiary of the Company; however, for accounting purposes this transaction was accounted for as a reverse acquisition. PureSpectrum, LLC was the owner of lighting technology-oriented intellectual property. In connection with the purchase of PureSpectrum, LLC, the Company changed its name to PureSpectrum, Inc. and issued 19,341,142 shares of restricted stock and warrants to acquire 7,628,858 shares of the Company’s common stock to the members of PureSpectrum, LLC. On December 28, 2006, the Company merged with PureSpectrum, LLC, which had been operating as the Company’s wholly owned subsidiary. Following the merger, PureSpectrum, LLC ceased to exist. The historical information presented herein is that of PureSpectrum Inc. and its predecessor, PureSpectrum, LLC, consistent with accounting for a reverse acquisition.

The Company is engaged in the development and marketing of lighting technology for use in residential, commercial and industrial applications.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Accordingly, actual results could differ from those estimates. A significant assumption that is susceptible to change is the estimated useful life and valuation of the patents and trademarks.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include cash and monies on deposit in interest bearing accounts with a maturity of three months or less.

PROPERTY AND EQUIPMENT

Property and equipment, which consists of office furniture and computer equipment, are stated at cost. Depreciation is calculated using a straight-line method over the estimated useful lives of the assets, which range from 5 to 7 years.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to Financial Statements, continued

Note A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
continued

INTANGIBLE ASSETS

Intangible assets consist of patents and trademarks. The Company capitalizes the external costs such as legal costs and filing fees associated with obtaining patents on its new discoveries and amortizes these costs using the straight-line method over the estimated life of the patent, generally 17 years, beginning on the date the patent is issued. The Company also capitalizes the external legal costs and filing fees associated with obtaining trademarks. Trademarks are considered indefinite lived intangible assets and are not amortized. If the applied for patents or trademarks are not issued or are abandoned, the Company will expense the capitalized costs to date in the period of abandonment.

The carrying value of the intangible assets is reviewed for Impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. As of December 31, 2008 and 2007, the Company does not believe there has been any impairment of its intangible assets.

INCOME TAXES

The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for future tax benefits and expenses or consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income for the years in which those temporary differences are expected to be recovered or settled.

In the event the future tax consequences of differences between the financial reporting bases and tax bases of the Company’s assets and liabilities result in deferred tax assets, an evaluation of the probability of being able to realize the future benefits indicated by such assets is made. A valuation allowance is provided for deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income and tax planning strategies.

RESEARCH AND DEVELOPMENT EXPENSE

The Company’s research and development costs consisted of engineering and consulting fees, testing fees and supplies. The research and development costs were $290,325, $107,196 and $76,182 for the periods ended December 31, 2008, 2007 and 2006 respectively.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to Financial Statements, continued

Note A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES,
continued

FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company’s financial instruments consist of cash, accounts payable and loans payable. Pursuant to SFAS No. 107, Disclosures about Fair Value of Financial Instruments, the Company is required to estimate the fair value of all financial instruments at the balance sheet date. The Company considers the carrying values of its financial instruments in the financial statements to approximate their fair value due to the variable rates charged and the short term nature of such items.

STOCK-BASED COMPENSATION

We follow the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment No. 123(R), Under the Standard, stock-based compensation cost is measured at grant date, based on the fair value of the award, and is recognized as expense over the requisite service period.

Stock-based expense included in the net loss consisted of compensatory warrants and stock for professional consulting services and compensation.

DETERMINING FAIR VALUE UNDER SFAS 123(R):

Valuation and Amortization Method – The Company estimates the fair value of stock options and warrants granted using the Black-Scholes option-pricing formula and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period.

Expected Term – The expected term of the award represents the period that the Company’s stock-based awards are expected to be outstanding and was determined giving consideration to the contractual terms of the stock-based awards, vesting schedules and expectations of future employee behavior. Given the lack of historical data and start-up nature of the Company’s operations, the expected term is estimated as the contractual term. For warrants issued for professional services rendered, the contractual term is the expected term.

Expected Volatility – Volatility is a measure of the amounts by which a financial variable, such as stock price, has fluctuated (historical volatility) or is expected to fluctuate (expected volatility) during a period. The Company has limited history of stock price volatility. Accordingly, the Company uses an industry average volatility for the valuation purposes.

Risk-Free Interest Rate – The Company bases the risk-free interest rate used in the Black-Scholes valuation method on the implied yield currently available on U.S. Treasury zero-coupon issues with a remaining term equivalent to the expected term of a stock award.

Estimated Forfeitures – When estimating forfeitures, the Company considers voluntary termination behavior, as well as analysis of actual option forfeitures.

Estimated Dividend yield – The Company has not paid any dividends and has no current plans to do so therefore, dividend rate is assumed to be zero.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to Financial Statements, continued

Note A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

NET LOSS PER SHARE

Basic Earnings Per Share includes no dilution and is computed by dividing income or loss available to common Shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings or losses of the entity, Due to the net loss in all periods presented, the calculation of diluted per share amounts would cause an anti-dilutive result and, therefore, is not presented. Potentially dilutive shares at December 31, 2008, 2007 and 2006 include the following:

	2008	2007	2006

Warrants	40,543,858	14,218,858	8,028,858

CONCENTRATION OF CREDIT RISK

The Company maintains its cash balances at a financial institution that is insured by the Federal Deposit Insurance Corporation up to $250,000. From time to time, the Company’s cash balances may exceed the amount insured by the FDIC.

RECLASSIFICATION

Certain balances in 2007 and 2006 were reclassified to conform to the 2008 classifications.

Note B - PATENTS

The Company has recorded $201,138 and $56,923 in patent-related costs, net of accumulated amortization, at December 31, 2008 and 2007, respectively. Amortization charged to operations for the periods ended December 31, 2008, 2007 and 2006 was $1,802, $437 and $0, respectively. Amortization to be charged to operations over the next five years for patents issued as of December 31, 2008 will be approximately $2,500 per year.

Note C – INCOME TAXES

The Company has incurred net losses since inception and, consequently, has not recorded any U.S. federal or state income taxes. The Company has not recorded an income tax benefit for the fiscal years ending December 31, 2008, December 31, 2007, or the period ended December 31, 2006, as it is more likely than not that such benefits would not be realizable.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to Financial Statements, continued

Note C – INCOME TAXES (continued)

The following items comprise the Company’s net deferred tax assets:

	December 31,	December 31,
	2008	2007
Net operating loss carry forward	$1,948,800	$700,200
Other	15,800	-
Share-based payments	709,800	260,700
Total	2,674,400	960,900
Less valuation allowance	(2,674,400)	(960,900)
Net deferred asset	$-	$-

As of December 31, 2008, a valuation allowance of $2,674,400 which is an increase of $1,713,500 over the prior year, has been recorded for the deferred tax asset, as management has determined that it is more likely than not that the deferred tax asset will not be realized. As of December 31, 2008, the Company had accumulated $4,872,000 in federal and state net operating losses, which expire beginning in 2026. The difference between the tax benefit that would be calculated under statutory rates and the actual benefit of zero is primarily the result of non-deductible stock based compensation expenses and changes in the valuation allowance.

Note D – FIXED ASSETS

		Current Year	Accumulated
	Cost	Depreciation	Depreciation	Book Value

December 31, 2007
Furniture and Fixtures	2,631	693	900	1,731
Computer and Equipment	2,304	231	231	2,073
	$4,935	$924	$1,131	$3,804
December 31, 2008
Furniture and Fixtures	11,614	923	1,823	9,791
Office Equipment	5,409	258	258	5,151
Computer and Equipment	8,241	2,015	2,246	5,995
	$25,264	$3,196	$4,327	$20,937

PureSpectrum, Inc.
(A Development Stage Company)

Notes to Financial Statements, continued

Note E – NOTES PAYABLE AND CONVERTIBLE NOTES PAYABLE

During 2006, the Company borrowed $200,000 from a Shareholder. The note was non-interest bearing and was due upon demand. The Company repaid $140,000 during 2006. During 2007, the Company repaid $15,000 on the note and then issued the Shareholder a warrant to purchase 200,000 shares of stock in lieu of payment of the remaining $45,000 amount payable.

During 2006, the Company borrowed $11,000 from a Shareholder. During 2007, the Company repaid the $11,000 note to the Shareholder, with interest.

Upon acquisition of JumpMusic, the Company entered into a convertible note with the former Shareholder of JumpMusic for $159,000. $120,405 was converted at a $.015 conversion rate during 2006, and the remaining $38,595 was converted in 2007 at the same conversion rate.

Also during 2007, the Company entered into a convertible note with a broker consultant for $250,000 in lieu of payment of commissions on sales of common stock. The note was convertible at $0.25 per share. During 2007, the note and all accrued interest was converted into common stock.

The Company has a note payable in the amount of $30,145 at December 31, 2008 and $28,983 at December 31, 2007. Interest accrues at 4%, all interest and principal was due at maturity, July 24, 2007. The note is past due as of December 31, 2008 and is payable upon demand, interest continues to accrue at 4%.

Note F – WARRANTS

Information about warrants outstanding at December 31, 2008, 2007 and 2006 is summarized below:

	2008	2007	2006
Outstanding beginning of year	14,218,858	8,028,858	-
Issued	27,175,000	6,290,000	8,028,858
Exercised	(1850,000)	(100,000)	-
Outstanding at December 31	40,543,858	14,218,858	8,028.858

PureSpectrum, Inc.
(A Development Stage Company)

Notes to Financial Statements, continued

Note F – WARRANTS (continued)

Information about warrants outstanding at December 31, 2008

Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (years)	Number Exercisable	Weighted Average Remaining Contractual Life (years) of Exercisable Warrants
$0.001	200,000	1.0	200,000	1.0
$0.015	19,803,858	2.8	19,803,858	2.8
$0.020	300,000	4.5	300,000	4.5
$0.130	18,900,000	4.0	18,900,000	4.0
$0.250	1,340,000	1.1	1,340,000	1.1
Total	40,543,858		40,543,858

In connection with the acquisition on July 24, 2006, the Company issued 7,628,858 warrants to the former members of PureSpectrum, LLC to purchase common stock of the Company. The warrants vested immediately and have an exercise price of $0.015. The grant date fair value was $40,318 and was charged to expense. The Company also issued 400,000 warrants to purchase common stock to directors of the Company, which vested immediately, and have an exercise price of $0.001. 200,000 of these warrants have been exercised, 100,000 in August 2007 and 100,000 in September, 2008. The grant date fair value was $2,651 and was charged to expense. All warrants issued on July 24, 2006 will expire December 31, 2009.

The Company issued 1,340,000 warrants to management and service providers in February 2007 to purchase common stock of the Company. The warrants vested over a one year period and have an exercise price of $0.25. The grant date fair value was $216,918 and was expensed over the vesting period. The warrants expire February 1, 2010.

On April 17, 2007, the Company issued 200,000 warrants with an exercise price of $0.015 to a Shareholder in connection with repayment of a $45,000 note payable. The warrants vested immediately and expire April 17, 2012. The grant date fair value was $57,250 of which $45,000 was applied to the note and the remaining $12,250 was charged to expense.

In September 2007, the Company issued 3,950,000 warrants to members of management, employees and key consultants to purchase common stock. The warrants have an exercise price of $0.015, vested immediately and expire on September 4, 2012. The grant date fair value was $423,374 and was charged to expense.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to Financial Statements, continued

Note F – WARRANTS (continued)

The Company Issued 800,000 stock purchase warrants in December 2007 to service providers in return for services rendered. The warrants have an exercise price of $0.015, vested immediately and expire on December 7, 2012. The grant date fair value was $46,244 and was charged to expense.

On January 15, 2008, the Company Issued 1,725,000 warrants with an exercise price of $0.015 to members of management and consultants. The warrants vested immediately and expire January 15, 2013. 750,000 of these warrants were exercised in October, 2008. The grant date fair value was $43,023 and was charged to expense.

In March, 2008, the Company issued 6,250,000 warrants to members of management to purchase common stock. The warrants have an exercise price of $0.015, vested immediately and expire on March 3, 2013. The grant date fair value was $104,055 and was charged to expense.

The Company issued 300,000 stock purchase warrants in June, 2008 to a member of management. The warrants have an exercise price of $0.020, vested immediately and expire on June 15, 2013. The grant date fair value was $3,337 and was charged to expense.

On October 9, 2008, the Company issued 18,900,000 warrants with an exercise price of $0.13 to members of management and consultants. The warrants vested immediately and expire December 31, 2012. The grant date fair value was $1,097,124 and was charged to expense.

The intrinsic value of warrants outstanding at December 31, 2008 was $2,515,663. The intrinsic value of warrants exercisable at December 31, 2008 was $2,515,663. As of December 31, 2008, all warrants had vested.

The grant date fair value was estimated on the date of grant using the Black-Scholes pricing model with the following assumptions: dividend yield at 0%, risk-free interest rates ranging from 2.48% to 5.03%, expected life ranging from 3 to 5 years, and volatility using and industry average of 56% in 2008.

Note G – STOCKHOLDER’S EQUITY

On June 12, 2006, the Company issued and outstanding common stock underwent a 1-for-1000 reverse stock split, going from 15,999,661 shares issued and outstanding to 15,994 shares issued and outstanding after adjusting for the issuance of fractional shares.

On June 16, 2006, the Company issued 1,984,000 restricted shares of common stock for services rendered in connection with the inception of the Company.

On July 25, 2006, the Company issued 14,196,241 restricted shares of common stock to the former members of PureSpectrum, LLC pursuant to the Share Purchase Agreement that was executed on July 24, 2006.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to Financial Statements, continued

Note G – STOCKHOLDER’S EQUITY (continued)

On the dates indicated we issued shares of our common stock listed to one entity, pursuant to the conversion of portions of a convertible debenture.

July 25, 2006	1,600,000
July 28, 2006	1,750,000
August 1, 2006	1,750,000
August 3, 2006	1,750,000
October 4, 2006	1,177,000
February 7, 2007	1,800,000
April 11, 2007	1,161,400

On November 30, 2006, the Company issued 5,174,901 restricted shares of common stock to the former members of PureSpectrum, LLC pursuant to the Share Purchase Agreement that was executed on July 24, 2006.

During 2007, the Company issued 4,750,404 restricted shares of common stock to nine different investors for cash proceeds of $561,105 at prices ranging from $0.065 to $0.200 per share.

On August 15, 2007, the Company issued 1,100,184 restricted shares of common stock to one entity, pursuant to the conversion of a convertible debenture.

On August 27, 2007, the Company issued 99,091 restricted shares of common stock to a warrant holder who exercised his warrant through a cashless exercise.

On October, 12, 2007, the Company issued 350,000 restricted shares of common stock to an advisor in lieu of the advisor’s fee of $40,250. On October, 15, 2007, the Company issued 2,500,000 shares of common stock to one entity in lieu of an advisor fee of $300,000.

On October 15, 2007, November 7, 2007, and December 6, 2007, the Company issued, for $210,000, a total of 11,400,000 shares of common stock to one entity.

In the first quarter of 2008, the Company issued a total of 24,500,000 shares of common stock to one entity for cash proceeds of $140,000.

On February 19, 2008, the Company issued 3,000,000 shares of common stock to two investors for cash proceeds of $39,900. The same two investors purchased an additional 5,000,000 shares of common stock on March 13, 2008 for cash proceeds of $89,800.

On March 10, 2008, the Company sold 1,000,000 restricted shares of common stock to two entities for cash proceeds of $1,000.

On June 26, 2008, the Company issued 5,500,000 shares of restricted common stock to three investors for cash proceeds of $55,000.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to Financial Statements, continued

Note G – STOCKHOLDER’S EQUITY (continued)

During the second quarter, the Company issued 19,000,000 shares of common stock to two investors for cash proceeds of $219,200.

During the second quarter, the Company issued a total of 9,259,259 shares of common stock to one entity for cash proceeds of $75,000.

In the third quarter the Company issued 6,348,146 shares of common stock to one entity for cash proceeds of $340,000.

During the third quarter of 2008, the Company issued 6,100,000 shares of restricted common stock to nine investors for cash proceeds of $255,000.

During November, 2008, the Company issued 1,400,000 shares of restricted common stock to five investors for cash proceeds of $112,000.

During November, 2008, the Company issued 3,068,034shares of common stock to one entity for cash proceeds of $243,000.

During the second quarter of 2008, the Company issued a total of 5,088,889 shares of common stock in lieu of consultant’s fees of $263,667.

In July 2008, the Company issued a total of 8,333,333 shares of common stock to an advisor in lieu of the advisor’s fees of $1,038,889. The charges were expensed evenly over a five month period.

On November 19, 2008, the Company issued 435,672 shares of common stock is lieu of consultant’s fees of $63,172.

Common stock was issued to two officers in lieu of $71,685 compensation due as of December 31, 2007. The compensation was reported as an accrued liability as of December 31, 2007, and was settled through the issuance of 2,389,500 shares of restricted common stock on January 8, 2008.

On April 24, 2008, 7,824,916 shares of restricted common stock were issued to two officers in lieu of $101,724 owed in compensation.

On September 30, 2007, the Company issued 99,412 restricted shares of common stock to a warrant holder who exercised his warrant through a cashless exercise.

On October 8, 2008, the Company issued 669,643 restricted shares of common stock to a warrant holder who exercised his warrant through a cashless exercise.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to Financial Statements, continued

Note G – STOCKHOLDER’S EQUITY (continued)

Preferred Stock

The Company is authorized to issue 50,000,000 shares of preferred stock, par value $0.001, the rights, privileges, and preferences of which may be set by the Board of Directors without further Shareholder approval. As of December 31, 2008 and 2007, no preferred stock has been issued.

Note H – GOING CONCERN

The accompanying financial statements have been prepared in conformity with principles of accounting applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. No revenue has been derived since inception, and the Company has not yet generated sufficient working capital to support its operations. The Company’s ability to continue as a going concern is dependent, among other things, on its ability to raise additional capital, minimize costs, enter into revenue generating contracts and obtain additional revenues to eventually attain a profitable level of operations.

Subsequent to December 31, 2008, Management has continued to raise capital through stock sales and the issuance of convertible debt in order to operate the business. Management has plans to obtain additional capital investments to enable the Company to begin revenue generating operations in 2009. There are no assurances that management will be able to successfully generate revenue or reduce expenses, attain profitability, or continue to attract the capital necessary to support the business.

Note I - RECENT ACCOUNTING PRONOUNCEMENTS

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109, (FIN 48). FIN 48 clarifies the accounting for uncertainty in Income taxes by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This pronouncement is effective for fiscal years beginning after December 15, 2006. We adopted FIN 48 effective January 1, 2007. This adoption has not had a material impact on our financial statements.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements, (No. 157). This statement provides a single definition of fair value, a framework for measuring fair value, and expanded disclosures concerning fair value. Previously, different definitions of fair value were contained in various accounting pronouncements creating inconsistencies in measurement and disclosures. We adopted No. 157 on January 1, 2008. The adoption did not have a material impact on our financial statements.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to Financial Statements, continued

Note J – RELATED PARTY TRANSACTIONS

During 2007 and the first 8 months of 2008, the Company subleased office space on a month to month basis from United Marketing Company, a related party owned by an officer. United Marketing was also paid for marketing services during 2006, 2007 and 2008. The related party rent and marketing expenses paid to United Marketing during 2008 were $8,750 and $14,000 respectively. The related party rent and marketing expense for the same period in 2007 were $3,750 and $16,465. The related party marketing expense was approximately $12,000 for 2006. Beginning in September, 2008, the Company subleased office space to United Marketing Company. The rent received from United Marketing during 2008 was $3,000.

Note K – COMMITMENTS AND CONTINGENCIES

The Company is subject to various claims primarily arising in the normal course of business. Although the outcome of these matters cannot be determined, the Company does not believe it is probable, in accordance with SFAS No. 5, “Accounting for Contingencies,” that any such claims will result in material costs and expenses.

Note L – SUBSEQUENT EVENTS

During 2008 the Company entered into a 12-month agreement, which commenced on January 1, 2009 that calls for PureSpectrum to issue 15,000,000 restricted shares to a consultant in consideration for providing advice, consultation, information and services to the Directors and/or Officers of PureSpectrum regarding financial matters including, but not limited to, investor relations. The shares are to be issued in the following increments:
January 1, 2009	4,000,000 shares
March 31, 2009	4,000,000 shares
June 30, 2009	4,000,000 shares
September 30, 2009	3,000,000 shares

The issuances due on January 1 and March 31, 2009 were issued on February 18, 2009 at which time the market value was $0.68/share. An expense of $5,440,000 was recorded in the first quarter of 2009.

On January 27, 2009, the company entered into two convertible notes in the amount of $125,000 each. The notes are repayable on demand any time after the July 31, 2009 maturity date at 110% of the face value of $125,000, unless converted. The notes are convertible into restricted shares at any time after July 31, 2009 at 50% of the average fair market value of the Company’s common stock for the 5 business days prior to conversion, not to exceed $0.25/share.

During the first quarter of 2009 an additional 2,418,992 restricted shares were issued at prices between $0.129 and $0.20 per share, resulting in additional capital of $390,000.

On March 4, 2009, company entered into a lease for additional office space. The lease is for a period of 2 years and commences on March 15, 2009. An expense of $2,396 will be recognized monthly.

PureSpectrum, Inc.
(A Development Stage Company)

Consolidated Balance Sheet
June 30, 2009 and December 31, 2008
(unaudited)

	06/30/09	12/31/2008
Assets

Current Assets
Cash	$4,822	$312
Accounts Receivable	406	-
Prepaid Expenses	89,181	3,125
Other Current Assets	10,310	387
Total Current Assets	104,719	3,824

Inventory	660	-
Furniture & Equipment, Net	235,517	20,937

Other Assets
Patents, net	413,551	201,138
Trademarks	162,355	94,564
Goodwill	249,897	-
Total Assets	$1,166,699	$320,463

Liabilities and Stockholder’s Deficit

Current Liabilities
Accounts Payable	$993,326	$409,122
Payroll Liabilities	208,871	105,143
Deferred Stock Sales	25,000	-
Convertible Debt net of discount of $142,280.	238,970	-
Notes Payable	102,893	30,145
Total Current Liabilities	1,569,060	544,410

Commitments and Contingencies (Note H)

Stockholders’ Deficit
Preferred Stock, 0.001 Par Value, 50,000,000 Shares Authorized	-	-
Common Stock, 0.001 Par Value, 900,000,000 Shares Authorized, Issued and Outstanding 186,519,261 and 161,576,019 Shares, respectively	186,519	161,576
Additional Paid in Capital	17,025,666	6,509,752
Deficit Accumulated During the Development Stage	(17,614,546)	(6,895,275)

Total Stockholders’ Deficit	(402,361)	(223,947)
Total Liabilities and Stockholders’ Deficit	$1,166,699	$320,463

See accompanying notes to financial statements.

PureSpectrum, Inc.
(A Development Stage Company)

Consolidated Statements of Changes in Stockholders’ Deficit
For the Six Months Ended June 30, 2009
(unaudited)

	Common	Common	Additional	Accumlulated	Total Stockholders’
	Shares	Amount	Paid in Capital	Deficit	Deficit
Balance - December 31, 2008	161,576,019	$161,576	$6,509,752	$(6,895,275)	$(223,947)

Stock Issued for Cash	11,176,666	11,177	1,989,838	-	2,001,015
Stock Issued for Services	12,250,000	12,250	7,737,750	-	7,750,000
Share Based Compensation	-	-	405,593	-	405,593
Isssuance of Warrants with BCF
associated with convertible debt	-	-	381,250	-	381,250
Stock Issued upon Exercise of Warrants	1,516,576	1,517	1,483	-	3,000
Net Loss	-	-	-	(10,719,271)	(10,719,271)
Balance - June 30, 2009	186,519,261	$186,519	$17,025,666	$(17,614,546)	$(402,361)

See accompanying notes to financial statements.

PureSpectrum, Inc.
(A Development Stage Company)

Consolidated Statements of Operations
For the Six Months Ended June 30, 2009 and 2008
(unaudited)

	Quarter Ended 06/30/09	Quarter Ended 06/30/08	Year-to-Date 06/30/09	Year-to-Date 06/30/08

Revenues	$-	$-	$-	$-

Expenses
Depreciation and Amortization	4,533	840	7,521	1,482
Impairment Loss	-	-	2,854	-
Professional and Consulting Fees	3,024,859	201,220	8,629,714	295,052
Compensation	665,173	106,930	888,338	348,741
Research and Development	156,481	26,367	324,573	72,202
Advertising Expenses	34,592	14,568	277,454	19,717
Tradeshow Expenses	-	-	112,974	-
Other General and Administrative Expenses	212,701	75,258	376,991	113,511
Total Expense	4,098,339	425,183	10,620,419	850,705
Net Loss from Operations	(4,098,339)	(425,183)	(10,620,419)	(850,705)

Other (Expense) Income
Interest Income	-	1	1	1
Gain on AP Settlement	149,339	-	149,339	-
Interest Expense	(164,326)	(484)	(248,249)	(773)
Total Other (Expense) Income	(14,987)	(483)	(98,909)	(772)
Net Loss	$(4,113,326)	$(425,666)	$(10,719,328)	$(851,477)
Income (Loss) From Noncontrolling Interest	57	-	57	-
Net loss available to common shareholders	$(4,113,269)	$(425,666)	$(10,719,271)	$(851,477)

Weighted Average Outstanding Shares	178,843,910	112,599,602	172,251,094	92,052,654

Loss per Share	$(0.02)	$(0.01)	$(0.06)	$(0.01)

See accompanying notes to financial statements.

PureSpectrum, Inc.
(A Development Stage Company)

Consolidated Statements of Cash Flow
For the Six Months Ended June 30, 2009 and 2008
(unaudited)

	Six Months	Six Months
	Ended	Ended
	06/30/2009	06/30/2008

Cash Flows From Operating Activities
Net Loss available to common shareholders	$(10,719,271)	$(851,477)
Adjustments to Reconcile Net Loss to Net Cash
Used by Operating Activities:
Depreciation and Amortization	7,521	1,482
Services Exchanged for Common Stock	7,750,000	272,517
Share Based Compensation	405,593	333,050
Interest expense accredited to note balance	598	578
Amortization of discount on convertible debt	238,970	-
Income from Noncontrolling Interest	(57)	-
(Increase) Decrease in Accounts Receivable	(406)	-
(Increase) Decrease in Advances	(9,923)	-
(Increase) Decrease in Prepaid Expenses	(86,056)	(85,375)
(Increase) Decrease in Shareholder Receivables	-	(41,813)
(Increase) Decrease in Inventory	(660)	-
(Decrease) Increase in Accounts Payable	584,203	(64,716)
(Decrease) Increase in Payroll Liabilities	103,728	(123,260)
Net Cash Used by Operating Activities	(1,725,760)	(559,014)

Cash Flows from Investing Activities
Purchase of Furniture and Equipment	(219,617)	(1,123)
Development of Patents	(214,897)	(28,995)
Development of Trademarks	(67,791)	(9,078)
Cash Paid for IMSG	(249,840)	-
Net Cash Used by Investing Activities	(752,145)	(39,196)

Cash Flows from Financing Activities
Proceeds from Borrowing	453,400	-
Deferred Stock Sales	25,000	40,000
Repayment of Borrowing	-	-
Proceeds from Issuance of Common Stock	2,004,015	619,900
Net Cash Provided by Financing Activities	2,482,415	659,900
Net Increase in Cash	4,510	61,690
Cash at Beginning of Period	312	168
Cash at End of Period	$4,822	$61,858

See accompanying notes to financial statements.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to 2st Quarter Financial Statements

Note A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The interim financial statements included in this report are unaudited but reflect all adjustments which, in the opinion of management, are necessary for a fair presentation of the financial position and results of operations for the interim periods presented. All such adjustments are of a normal recurring nature. The results of operations for the period ended June 30, 2009 are not necessarily indicative of the of a full year’s operations and should be read in conjunction with the financial statements and footnotes included in the Company’s annual report on file with form 15C 211 for the year ended December 31, 2008.

DESCRIPTION OF BUSINESS

The Company is engaged in the development and marketing of lighting technology for use in residential, commercial and industrial applications.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Accordingly, actual results could differ from those estimates. A significant assumption that is susceptible to change is the estimated useful life and valuation of the patents and trademarks.

INTANGIBLE ASSETS

Intangible assets consist of patents and trademarks. The Company capitalizes the external costs such as legal costs and filing fees associated with obtaining patents on its new discoveries and amortizes these costs using the straight-line method over the estimated life of the patent, generally 17 years, beginning on the date the patent is issued. The Company also capitalizes the external legal costs and filing fees associated with obtaining trademarks. Trademarks are considered indefinite lived intangible assets and are not amortized. If the applied for patents or trademarks are not issued or are abandoned, the Company will expense the capitalized costs to date in the period of abandonment.

The carrying value of the intangible assets is reviewed for impairment whenever events of changes in circumstances indicate that the carrying amount may not be recoverable. During the first quarter of 2009, two patents were abandoned and $2,854 was recorded as an impairment loss. As of June 30, 2009, the Company did not believe there had been any impairment of its intangible assets.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to 2nd Quarter Financial Statements, continued

Note A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued

RESEARCH AND DEVELOPMENT EXPENSE

The Company’s research and development costs have consisted of engineering and consulting fees, testing fees and supplies. The research and development costs were $156,481 and $26,367 for the quarter ended June 30, 2009 and 2008 respectively. Year to date June 30, 2009 research and development costs are $324,573.

NET LOSS PER SHARE

Basic Earnings Per Share includes no dilution and is computed by dividing income or loss available to common Shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings or losses of the entity. Due to the net loss in all periods presented the calculation of diluted per share amounts would cause an anti-dilutive result and, therefore, is not presented. Potentially dilutive shares at June 30, 2009 and 2008 include the following:

	2009	2008

Warrants	46,887,637	23,993,858

CONVERTIBLE DEBT

The Company has convertible debt with and without detachable warrants. The convertible debt contains beneficial conversion features whereby the conversion features are “in the money” in accordance with guidance supplied by Emerging Issues Task Force (“EITF”) No. 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios” and EITF No. 00-27, “Application of Issue EITF No. 98-5 to Certain Convertible Instruments”. The beneficial conversion features were valued as the difference between the effective conversion price (computed by dividing the relative fair value allocated to the convertible debt by the number of shares the debt is convertible into) and the fair value of the common stock multiplied by the number of shares into which the debt may be converted.

Note B - PATENTS

The Company has recorded $413,551 and $85,395 in patent-related costs, net of accumulated amortization, at June 30, 2009 and 2008. Amortization charged to operations for the quarters ending June 30, 2009 and 2008 was $1,246 and $262 respectively. Amortization to be charged to operations over the next five years for patents issued as of June 30, 2009 will be approximately $5,000 per year.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to 2nd Quarter Financial Statements, continued

Note C – NOTES PAYABLE

Notes payable consist of the following:	06/30/2009	12/31/2008
Note payable, interest accrues at 4%, all interest and principal due at maturity, July 24, 2007. The note is past due as of June 30, 2009 and is payable upon demand, interest continues to accrue at 4%.	$30,743	$30,145

Note payable to Officer at 0% interest, payable upon demand.	35,900	-

Note payable to Shareholder at 0% interest, payable upon demand.	10,000	-

Note payable to Shareholder at 5% interest, payable upon demand.	26,250
	$102,893	$30,145

Note D – CONVERTIBLE NOTES PAYABLE

Convertible notes payable consist of the following:	06/30/2009	12/31/2008
Convertible notes issued to two investors, see explanation (a) below.	$208,345	-

Convertible note issued to an investor, see explanation (b) below.	30,625	-
	$238,970	-

(a)
On January 27, 2009, the Company issued two convertible notes in the amount of $125,000 each. The notes are repayable on demand any time after the July 31, 2009 at 110% of the face value of $125,000, unless converted. The notes are convertible into restricted shares at any time after July 31, 2009 at 50% of the average fair market value of the free trading shares for the 5 business days prior to conversion, not to exceed $0.25/share.

Concurrently with the financing transactions, the Company also issued the two investors warrants with a four-year contractual term as follows: 2,000,000 warrants exercisable at $1.00, 2,000,000 warrants exercisable at $1.25 and 2,000,000 warrants exercisable at $1.50 in total. The issuance of the warrants resulted in the Company recording a debt discount of $96,750 at the date of issuance which will be amortized to interest expense over the six month period to the first conversion date.

In addition, since this debt is convertible into equity at the option of the note holder at beneficial conversion rates, an embedded beneficial conversion feature amounting to $153,250 was recorded at the date of issuance as a discount to the convertible debt and will be amortized to interest expense over the six month period to the first conversion date, in accordance with EITF No. 00-27. The interest expense for the amortization of aggregate debt discount through June 30, 2009 was $208,345.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to 2nd Quarter Financial Statements, continued

Note D –CONVERTIBLE NOTES PAYABLE (continued)

(b)
On June 17, 2009, the Company issued a convertible note in the amount of $131,250. The note is repayable upon acquiring financing or on demand any time after August 15, 2009, whichever occurs first. The note is convertible into restricted shares at any time after August 15, 2009 at $0.25 per share.

In addition, since this debt is convertible into equity at the option of the note holder at beneficial conversion rates, an embedded beneficial conversion feature amounting to $131,250 was recorded at the date of issuance as a discount to the convertible debt and will be amortized as interest expense over the two month period to the conversion date, in accordance with EITF No. 00-27. The interest expense for the amortization of aggregate debt discount through June 30, 2009 was $30,625.

Note E – WARRANTS

Information about warrants outstanding at June 30, 2009 and 2008 is summarized below:

	2009	2008
Outstanding beginning of year	42,043,858	15,718,858
Issued	7,043,479	8,275,000
Exercised	(1,550,000)	-
Forfeited	(649,700)	-
Outstanding at June 30	46,887,637	23,993,858

PureSpectrum, Inc.
(A Development Stage Company)

Notes to 2nd Quarter Financial Statements, continued

Note E – WARRANTS (continued)

Information about warrants outstanding at June 30, 2009

				Weighted Average
		Weighted		Remaining
		Average		Contractual Life
		Remaining		(years) of
Exercise	Number	Contractual	Number	Exercisable
Prices	Outstanding	Life (years)	Exercisable	Warrants
$0.001	100,000	0.5	100,000	0.5
$0.015	17,954,158	2.3	17,954,158	2.3
$0.020	300,000	4.0	300,000	4.0
$0.030	1,500,000	3.5	1,500,000	3.5
$0.100	350,000	3.9	350,000	3.9
$0.130	18,650,000	3.5	18,650,000	3.5
$0.250	1,340,000	0.6	1,340,000	0.6
$0.400	50,000	3.8	50,000	3.8
$0.690	600,000	3.8	600,000	3.8
$0.700	43,479	3.8	43,479	3.8
$1.000	2,000,000	3.6	2,000,000	3.6
$1.250	2,000,000	3.6	2,000,000	3.6
$1.500	2,000,000	3.6	2,000,000	3.6
Total	46,887,637		46,887,637

On January 15, 2008, the Company issued 1,725,000 warrants with an exercise price of $0.015 to members of management and consultants. The warrants vested immediately and expire January 15, 2013. 750,000 of these warrants were exercised in October, 2008. The grant date fair value was $43,023 and was charged to expense.

In March, 2008, the Company issued 6,250,000 warrants to members of management to purchase common stock. The warrants have an exercise price of $0.015, vested immediately and expire on September 3, 2013. The grant date fair value was $104,055 and was charged to expense.

The Company issued 300,000 stock purchase warrants in June, 2008 to a member of management. The warrants have an exercise price of $0.020, vested immediately and expire on June 15, 2013. The grant date fair value was $3,337 and was charged to expense.

On October 9, 2008, the Company issued 18,900,000 warrants with an exercise price of $0.13 to members of management and consultants. The warrants vested immediately and expire December 31, 2012. The grant date fair value was $1,097,124 and was charged to expense.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to 2nd Quarter Financial Statements, continued

Note E – WARRANTS (continued)

On January 21, 2009, the Company cancelled 649,700 warrants, resulting in a decrease to expense of $16,748.

On February 9, 2009, 100,000 warrants with an exercise price of $0.015 were converted to restricted common stock in a cashless exercise.

On April 20, 2009, 200,000 warrants with an exercise price of $0.015 were converted to restricted common stock.

On May 28, 2009, 1,250,000 warrants with an exercise price of $0.015 were converted to restricted common stock in a cashless exercise.

On January 27, 2009 and in connection with the convertible notes, the Company issued four-year warrants to purchase 6,000,000 shares to the investors. 2,000,000 warrants exercisable at $1.00, 2,000,000 warrants exercisable at $1.25 and 2,000,000 warrants exercisable at $1.50. The warrants vest immediately and were recorded as a debt discount of $96,750 at the date of issuance which will be amortized to interest expense over the life of the note.

On March 5, 2009, the Company issued 50,000 warrants with an exercise price of $0.40 to staff members. The warrants vested immediately and expire March 31, 2013. The grant date fair value was $4,909 and was charged to compensation.

On April 28, 2009, the Company issued 600,000 warrants with an exercise price of $0.69 to staff members. The warrants vested immediately and expire May 1, 2013. The grant date fair value was $205,489 and was charged to compensation.

On April 29, 2009, the Company issued 43,479 warrants with an exercise price of $0.70 to board members. The warrants vested immediately and expire May 1, 2013. The grant date fair value was $14,891 and was charged to director’s fees.

On June 1, 2009, the Company issued 350,000 warrants with an exercise price of $0.10 to SEC consultants. The warrants vested immediately and expire June 1, 2013. The grant date fair value was $193,674 and was charged to Legal-SEC Fees.

The intrinsic value of warrants outstanding at June 30, 2009 was $17,590,829. The intrinsic value of warrants exercisable at June 30, 2009 was $17,590,829. As of June 30, 2009, all warrants have vested.

The grant date fair value was estimated on the date of grant using the Black-Scholes pricing model with the following assumptions: dividend yield at 0%, risk-free interest rates ranging from 1.36% to 5.03%, expected life ranging from 3 to 5 years, and volatility using an industry average of 56% in 2008 and ranging from 58% to 60% in 2009.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to 2nd Quarter Financial Statements, continued

Note F – STOCKHOLDER’S EQUITY

At June 30, 2009 and at December 31, 2008, the Company had 900,000,000 shares of common stock, 0.0001 par value authorized. At June 30, 2009, 186,519,261 shares are issued and outstanding. Included is the amount of shares outstanding are 108,937,727 free trading shares and 52,638,292 restricted shares.

In the first quarter of 2008, the Company issued a total of 24,500,000 shares of common stock to one entity for cash proceeds of $140,000.

On February 19, 2008, the Company issued 3,000,000 shares of common stock to two investors for cash proceeds of $39,900. The same two investors purchased an additional 5,000,000 shares of common stock on March 13, 2008 for cash proceeds of $89,800.

On March 10, 2008, the Company sold 1,000,000 restricted shares of common stock to two entities for cash proceeds of $1,000.

On June 26, 2008, the Company issued 5,500,000 shares of restricted common stock to three investors for cash proceeds of $55,000.

During the second quarter, the Company issued 19,000,000 shares of common stock to two investors for cash proceeds of $219,200.

During the second quarter, the Company issued a total of 9,259,259 shares of common stock to one entity for cash proceeds of $75,000.

During the second quarter of 2008, the Company issued a total of 5,088,889 shares of common stock in lieu of consultant’s fees of $263,667.

During 2008, the Company entered into a 12-month agreement, which commenced on January 1, 2009 that calls for PureSpectrum to issue 15,000,000 restricted shares to a consultant in consideration for providing advice, consultation, information and services to the Directors and/or Officers of PureSpectrum regarding financial matters including, but not limited to, investor relations. In accordance with the agreement, on February 18, 2009, the Company issued 8,000,000 shares of restricted common stock with a market value on the date of issuance of $5,440,000. In the 2nd quarter, the Company issued 4,250,000 shares of restricted common stock with a market value on the date of issuance of $2,310,000. The remaining 2,750,000 shares are to be issued on September 30, 2009.

During the first quarter of 2009, the Company issued 2,418,992 shares of restricted common stock to 8 investors for cash proceeds of $390,000.

During March, 2009, the company sold 2,015,000 shares of restricted common stock to 10 investors for cash proceeds of $393,000. The funds were received in March, however, the shares were not issued until April, 2009.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to 2nd Quarter Financial Statements, continued

Note F – STOCKHOLDER’S EQUITY (continued)

During the second quarter of 2009, the Company issued 7,711,666 shares of restricted common stock to 41 investors for cash proceeds of $1,343,015.

In May, 2009, a check received in the first quarter in the amount of $125,000 from a shareholder for the purchase of 968,992 restricted shares was returned insufficient funds. The stock transfer agent was notified not to recognize trades of these shares and the shareholder has agreed to return the certificate.

Common stock was issued to two officers in lieu of $71,685 compensation due as of December 31, 2007. The compensation was reported as an accrued liability as of December 31, 2007, and was settled through the issuance of 2,389,500 shares of restricted common stock on January 8, 2008.

On April 24, 2008, 7,824,916 shares of restricted common stock were issued to two officers in lieu of $101,724 owed in compensation.

On February 09, 2009, the Company issued 93,750 restricted shares of common stock to a warrant holder who exercised his warrant through a cashless exercise.

On April 20, 2009, the Company issued 200,000 restricted shares of common stock to 3 warrant holders who exercised warrants at an exercise price of $0.015 per share. Cash proceeds of $1,500 were received in the 1st quarter, 2009.

On May 28, 2009, the Company issued 1,222,826 restricted shares of common stock to a warrant holder who exercised his warrant through a cashless exercise.

Preferred Stock

The Company is authorized to issue 50,000,000 shares of preferred stock, par value $0.001, the rights, privileges, and preferences of which may be set by the Board of Directors without further Shareholder approval. As of June 30, 2009 no preferred stock has been issued.

Note G – GOING CONCERN

The accompanying financial statements have been prepared in conformity with principles of accounting applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. No revenue has been derived since inception, and the Company has not yet generated sufficient working capital to support its operations. The Company’s ability to continue as a going concern is dependent, among other things, on its ability to minimize costs, enter into revenue generating contracts and obtain additional revenues to eventually attain a profitable level of operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to 2nd Quarter Financial Statements, continued

Note G – GOING CONCERN (continued)

Subsequent to June 30, 2009, Management has continued to raise capital through stock sales and operate the business. Management has plans to obtain additional capital investments to enable the Company to begin revenue generating operations in 2009. There are no assurances that management will be able to successfully generate revenue or reduce expenses, attain profitability, or continue to attract the capital necessary to support the business.

Note H – ACQUISITION OF INTERNATIONAL MEDICAL STAFFING, INC.

On June 3, 2009, PureSpectrum, Inc. (The “Company”) acquired 3,600,000 shares of International Medical Staffing, Inc. (IMSG) common stock, $0.0001 par value, constituting 64.29% of the outstanding common stock for $250,000 in cash. IMSG is a development stage company. At the time of acquisition, IMS had no continuing operations and the only asset was cash of $160. As a result, the Company recorded the following:

International Medical Staffing, Inc.
Goodwill	$249,897
Noncontrolling Interest	(57)
Cash in Bank	160
$250,000

The Company has consolidated the operations of IMSG from June 3, 2009 forward. During the quarter ended June 30, 2009, the Company incurred $21,500 in professional fees. The transaction has been accounted for as a business combination under SFAS No. 141(R).

Note I – BUSINESS COMBINATIONS AND CONSOLIDATED FINANCIALS

During the fiscal second quarter of 2009, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 141(R), Business Combinations , and No. 160, Noncontrolling Interests in Consolidated Financial Statements. These statements aim to improve, simplify, and converge internationally, the accounting for business combinations and the reporting of noncontrolling interests in consolidated financial statements. These statements have a significant impact on the manner in which the Company accounts for acquisitions beginning in the fiscal year 2009. Significant changes include the capitalization of in-process research and development costs, expensing of acquisition related restructuring actions and transaction related costs and the recognition of contingent purchase price consideration at fair value at acquisition date. In addition, accounting treatment for taxes is applicable to acquisitions that occurred both prior and subsequent to the adoption of SFAS No. 141(R). Noncontrolling interests as related to PureSpectrum’s financial statements are insignificant, therefore, the adoption of SFAS No. 141(R) and SFAS No. 160 did not have a material impact on the Company’s results of operations, cash flows or financial position.

PureSpectrum, Inc.
(A Development Stage Company)

Notes to 2nd Quarter Financial Statements, continued

Note J – RELATED PARTY TRANSACTIONS

During the first 8 months of 2008, the Company subleased office space on a month to month basis from United Marketing Company, a related party owned by an officer. United Marketing was also paid for marketing services during 2008 and 2009. The related party marketing expenses for the first quarter of 2009 were $726. The related party rent and marketing expense for the same period in 2008 were $3,750 and $4,798 respectively. Beginning in September, 2008 and through to March, 2009, the Company subleased office space to United Marketing Company. The rent received in the first quarter of 2009 was $1,500.

During the second quarter, the Company’s primary law firm forgave past due invoices in the amount of $149,339. A partner in the law firm also servers on our Board of Directors. The transaction was recorded as a gain on accounts payable.

In January 2009 the CEO of the Company signed a personal guarantee for the convertible debt issued on January 27, 2009.

Note K – COMMITMENTS AND CONTINGENCIES

The Company is subject to various claims primarily arising in the normal course of business. Although the outcome of these matters cannot be determined, the Company does not believe it is probable, in accordance with SFAS No. 5, “Accounting for Contingencies,” that any such claims will result in material costs and expenses.

Note L – SUBSEQUENT EVENTS

During the 3rd quarter the company issued 442,234 warrants to officers and directors, 400,000 to employees, 1,225,000 for services rendered by third party consultants, 81,000 were exercised and 300,000 were cancelled.

In August a note payable in the amount of $30,000 plus accrued interest of $859 was converted into 123,436 shares of restricted common stock.

In August 54,000 warrants were converted to 51,840 shares of restricted stock in a cashless exercise and 27,000 warrants were converted to 27,000 shares of restricted common stock for cash proceeds of $405

During the 3rd quarter 2,420,780 restricted shares were issued to 14 investors for cash of $356,915 and 126,667 were issued to officers and directors for cash of $19,000.

In August we received $75,000 from an investor in return for a convertible note due September 30, 2009

PureSpectrum, Inc.
(A Development Stage Company)

Notes to 2nd Quarter Financial Statements, continued

Note L – SUBSEQUENT EVENTS (continued)

On August 4, 2009, the Board of Directors of PureSpectrum, Inc. (“PSPM”) and International Medical Staffing, Inc. (“IMSG”) agreed to enter into a transaction whereby IMSG will acquire all of the assets of PSPM in exchange for newly issued shares in IMSG’s common stock (the “C” Reorganization). IMSG will issue to PSPM stockholders one share of IMSG common stock par value $0.0001 for each share of PSPM common stock par value $0.001 issued and outstanding at the closing of the C-reorganization. On August 17,2009 the holders of the majority of the outstanding shares of common stock of PSPM approved and adopted by written consent in lieu of a special meeting of stockholders the Agreement of Purchase and Sale and Plan of Reorganization between IMSG and PSPM, dated August 4, 2009 (the “C” Reorganization Agreement. As a result of the above, IMSG will file a registration statement Form S-4 with the Securities and Exchange Commission in order to register the maximum number of shares of common stock, common stock issuable upon the exercise of warrants and common stock issuable upon the conversion of convertible notes and debentures that may be issued in connection with the “C” reorganization.

In August the company issued $1,585,000 in 3 year 8% convertible debentures due December 31, 2009. The debentures are convertible on November 15, 2009 or the effective date of the Agreement of Purchase and Sale and Plan of Reorganization dated August 4, 2009 whichever comes earlier.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers

International Medical Staffing Inc.

Set forth below is a description of certain provisions of the certificate of incorporation of International Medical Staffing Inc. ("IMSG"), the bylaws of IMSG, and the General Corporation Laws of the State of Delaware (“DGCL”).  This description is intended as a summary only and is qualified in its entirety by reference to the IMSG certificate of incorporation, the IMSG bylaws, and DGCL.

Under DGCL, a corporation may indemnify an individual made a party to threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative because the individual is or was a director, officer, employee or agent against liability incurred in the proceeding if the individual acted in good faith and reasonably believed the conduct was in the corporation’s best interests or not opposed to its best interests and, with respect to any criminal proceeding, had no reason to believe the person’s conduct was unlawful.  This includes service with respect to an employee benefit plan.  A corporation may not indemnify such a person in connection with a proceeding by or in the right of the corporation in which he or she was adjudged liable to the corporation unless and only to the extent that the Delaware Court of Chancery or other court where the action, suit or proceeding was brought determines, upon application, that such person is fairly and reasonably entitled to indemnification in view of all the circumstances.  Furthermore, under DGCL, a corporation shall indemnify a director or officer to the extent he or she has been successful, on the merits or otherwise, in the defense of any action, suit or proceeding to which the director or officer was a party because of being a director or officer of the corporation against the reasonable expenses incurred by the director as a result.

DGCL permits an advancement of expenses to a director or officer indemnitee if the director or officer undertakes to repay the advance if it is ultimately determined that the director or officer is not entitled to indemnity

The certificate of incorporation of IMSG sets forth mandatory indemnification provisions for officers and directors that are substantially the same as presently provided under the DGCL and further provides for mandatory indemnification of directors and officers to the fullest extent of such law as presently in effect and as it may be amended in the future.

PureSpectrum, Inc.

Set forth below is a description of certain provisions of the certificate of incorporation of PureSpectrum, Inc. ("PSPM"), the bylaws of PSPM, and the Nevada Business Corporation Act.  This description is intended as a summary only and is qualified in its entirety by reference to the PSPM certificate of incorporation, the PSPM bylaws, and Nevada Law.

Under Nevada Law, directors and officers as well as other individuals may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with threatened actions, suits or proceedings, whether civil, criminal, administrative or investigative if they acted in a manner they reasonably believed to be in, or not opposed to, the best interest of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful.  In addition, Nevada Law permits the corporation to advance expenses upon a written undertaking for their repayment if the person receiving the advance is not ultimately entitled to indemnification.  However, if such suit or proceeding is brought by or in the right of the corporation, then indemnification is not permitted under Nevada Law if the director is adjudged, after all appeals are exhausted, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and to the extent the court determines the director is properly entitled to indemnity in view of all the circumstances of the case.  Nevada Law specifies that the statutory provisions are not exclusive of other rights to indemnification or advancement of expenses that may be provided by bylaws, agreements, votes of stockholders or disinterested directors, or otherwise.

The PSPM bylaws provide to directors, officers, employees and agents indemnification to the full extent presently provided by Nevada Law; therefore, PSPM directors and officers have all the protections available to directors and officers of Nevada corporations.  The bylaws also provide that PSPM may enter into agreements for indemnification.

Item 21.  Exhibits and Financial Statement Schedules

a.           Exhibits.
Exhibit Number	Description of Exhibits
2.1***	Purchase and Sale Agreement and Plan of Reorganization, dated August 4, 2009, by and between International Medical Staffing, Inc. and PureSpectrum, Inc.
2.1A@	Amendment No. 1 to Purchase and Sale Agreement and Plan of Reorganization, dated August 27, 2009
3.1*	Amended and Restated Certificate of Incorporation of International Medical Staffing, Inc.
3.2**	Bylaws of International Medical Staffing, Inc.
4.1@	Specimen Stock Certificate
4.2@	Form of Common Stock Purchase Warrant to be issued by International Medical Staffing, Inc.
4.3@	Form of Convertible Debenture to be issued by International Medical Staffing, Inc.
5.1@	Opinion of Dinur and DeLuca, LLP
8.1#	Tax opinion of Dinur and DeLuca, LLP
10.1@	Employment Agreement, dated October 1, 2008, as amended, by and between Lee L. Vanatta and PureSpectrum, Inc.
10.2@	Employment Agreement, dated October 1, 2008, as amended, by and between William R. Norton and PureSpectrum, Inc.
10.3@	Employment Agreement, dated October 1, 2008, as amended, by and between Garth W. Kullman and PureSpectrum, Inc.
10.4@	Employment Agreement, dated July 1, 2009, as amended, by and between Gregory J. McLean and PureSpectrum, Inc.
10.5@	License Agreement, dated December 16, 2008, by and between Lietronics International, Inc. and PureSpectrum, Inc.
10.6@	Master Contract Manufacturing Agreement, dated December 16, 2008, by and between Lietronics International, Inc. and PureSpectrum, Inc.
10.7@	Master Contract Manufacturing Agreement, dated June 8, 2009, by and between Arcata Electronics and PureSpectrum, Inc.
10.8@	Engagement Agreement, dated June 15, 2009, by and between Global Initiatives 100 Corp. and PureSpectrum, Inc.
23.1@	Consent of Davis Accounting Group P.C.
23.2@	Consent of Hancock Askew & Co., LLP
23.3	Consent of Dinur and DeLuca, LLP (included in Exhibit 5.1)
23.4	Consent of Dinur and Dinur and DeLuca, LLP to the tax opinion (included in Exhibit 8.1)

*	Incorporated by Reference from Information Statement on Schedule 14C, filed on June 23, 2009.
**	Incorporated by Reference from Registration Statement on Form SB-2, filed on December 19, 2007.
***	Incorporated by Reference from Form 8-K, filed on August 10, 2009.
#	Filed herewith.
@	Previously filed.

Item 22.  Undertakings.

(1)          The undersigned registrant hereby undertakes:

(a)          To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)          The undersigned registrant hereby undertakes that each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(3)          The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(b)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(d)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(4)          The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)          The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)          The registrant undertakes that every prospectus (a) that is filed pursuant to paragraph (3) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(8)          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(9)          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Savannah, Georgia, on October 1, 2009.

International Medical Staffing Inc.
(Registrant)

By:	/S/ Lee L. Vanatta
Name:	Lee L. Vanatta
Title:	President, Principal Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ Lee L. Vanatta	President and Director	Oct. 1, 2009
Lee L. Vanatta	[Principal Executive Officer]

/S/ Gregory J. McLean	Secretary and Treasurer	Oct. 1, 2009
Gregory J. McLean	[Principal Financial Officer and
Principal Accounting Officer]